AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1996
                                          REGISTRATION STATEMENT NO. 333-05581
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
- -----------------------------------------------------------------------------
                               AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
- -----------------------------------------------------------------------------
                            GOLDEN BEAR GOLF, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           FLORIDA                      7999                     65-0680880
(STATE OR OTHER JURISDICTION      (PRIMARY STANDARD           (I.R.S. EMPLOYER
              OF                     INDUSTRIAL           IDENTIFICATION NUMBER
 INCORPORATION OR ORGANIZA-     CLASSIFICATION CODE
            TION)                      NUMBER)


- -----------------------------------------------------------------------------

                                                              RICHARD P. BELLINGER
                                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                             GOLDEN BEAR GOLF, INC.
              11780 U.S. HIGHWAY #1                           11780 U.S. HIGHWAY #1
         NORTH PALM BEACH, FLORIDA 33408                 NORTH PALM BEACH, FLORIDA 33408
             TELEPHONE (407) 626-3900                       TELEPHONE (407) 626-3900
           ADDRESS, INCLUDING ZIP CODE,                (NAME, ADDRESS, INCLUDING ZIP CODE,
   AND TELEPHONE NUMBER, INCLUDING AREA CODE,            AND TELEPHONE NUMBER, INCLUDING
  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)          AREA CODE, OF AGENT FOR SERVICE)

- -----------------------------------------------------------------------------
                 PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
   ALISON W. MILLER, ESQ.                              VALERIE FORD JACOB, ESQ.
    STEVEN D. RUBIN, ESQ.                                 FRIED, FRANK, HARRIS,
    STEARNS WEAVER MILLER                                  SHRIVER & JACOBSON
 WEISSLER ALHADEFF & SITTERSON, P.A.                       ONE NEW YORK PLAZA
   150 WEST FLAGLER STREET                             NEW YORK, NEW YORK 10004
    MIAMI, FLORIDA 33130                                     (212) 859-8000
      (305) 789-3200

 ----------------------------------------------------------------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

                                                        PROPOSED MAXIMUM
            TITLE OF EACH CLASS                              AGGREGATE             AMOUNT OF
        OF SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)(2)   REGISTRATION Fee(3)
Class A Common Stock, par value $.01 per share              $33,120,000            $11,421

- -----------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Includes shares of Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.

(3) Previously paid.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

                                         GOLDEN BEAR GOLF, INC.
                     CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
       SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES TO THE ITEMS OF PART I OF FORM S-1.

FORM S-1 ITEM NO. ITEM CAPTION                       LOCATION IN PROSPECTUS
- ------------------------------                       -----------------------
1.  Forepart of the Registration Statement and       Forepart of the Registration Statement and Outside
     Outside Front Cover Page of Prospectus              Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages        Inside Front and Outside Back Cover Pages of
     of Prospectus                                       Prospectus

3.  Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges                       Prospectus Summary; Risk Factors

4.  Use of Proceeds                                  Use of Proceeds

5.  Determination of Offering Price                  Underwriting

6.  Dilution                                         Dilution

7.  Selling Security Holders                         Not Applicable

8.  Plan of Distribution                             Underwriting

9.  Description of Securities to be Registered       Description of Capital Stock

10. Interests of Named Experts and Counsel           Not Applicable

11. Information with Respect to the Registrant       Prospectus Summary; Risk Factors; The Company;
                                                         Capitalization; Selected Historical Combined
                                                         Financial and Operating Data; Management's
                                                         Discussion and Analysis of Financial Condition and
                                                         Results of Operations; Business; Principal
                                                         Shareholders; Management; Certain Relationships
                                                         and Related Transactions; Description of Capital
                                                         Stock; Shares Eligible for Future Sale;
                                                         Underwriting; Combined Financial Statements

12. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities                                  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                            SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JULY 29, 1996


P R O S P E C T U S
                                1,800,000 SHARES

                             GOLDEN BEAR GOLF, INC.

                              CLASS A COMMON STOCK
                              --------------------

   All of the 1,800,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Golden Bear Golf, Inc. (the "Company") offered hereby are being offered by the Company.

   Each share of Class A Common Stock entitles its holder to one vote. The Company also has authorized and outstanding shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), which are held by Nicklaus Family Members (as hereinafter defined). Each share of Class B Common Stock entitles the holder to ten votes. The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "Common Stock." After consummation of the Offering, Nicklaus Family Members will beneficially own shares representing approximately 93.9% of the combined voting power of the Company's Common Stock and 62.5% of the Company's outstanding Common Stock. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock upon the transfer of such shares to any person other than a Nicklaus Family Member. All of the Class B Common Stock will convert into Class A Common Stock if the total number of shares of Class B Common Stock outstanding falls below 20% of the aggregate number of shares of Common Stock outstanding. Except for voting and conversion rights, the Class A Common Stock and the Class B Common Stock are identical.

   Prior to the Offering, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price for the Class A Common Stock will be between $14 and $16 per share. See "Underwriting" for a discussion of various factors considered in determining the initial public offering price.

   The Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "JACK."


   SEE "RISK FACTORS," BEGINNING ON PAGE 8, FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     PRICE TO        UNDERWRITING            PROCEEDS TO
                      PUBLIC          DISCOUNT(1)            COMPANY(2)
Per Share........... $                 $                       $
Total(3)...........$                 $                       $

(1) The Company and Golden Bear International, Inc. have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated to be $950,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 270,000 additional shares of Class A Common Stock, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."
                              ---------------------

   The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York,
New York on or about             ,1996.
                             ----------------------

MERRILL LYNCH & CO.
                         WILLIAM BLAIR & COMPANY
                                                       DEAN WITTER REYNOLDS INC.
                             ---------------------
                 The date of this Prospectus is      , 1996.

                              [INSERT PHOTOS HERE]

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   The Company intends to furnish its shareholders with annual reports containing audited financial statements examined and reported upon, with an opinion expressed by independent certified public accountants, and quarterly reports containing unaudited financial information for the first three quarters of each year.

   NICKLAUS, JACK NICKLAUS and GOLDEN BEAR are registered trademarks of Golden Bear International, Inc., a privately held Florida corporation, which have been licensed to the Company.
                                        2

                               PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, (I) ALL INFORMATION IN THIS PROSPECTUS GIVES RETROACTIVE EFFECT TO A 3,000-FOR-1 STOCK SPLIT AND ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND (II) ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "GOLDEN BEAR" REFER TO GOLDEN BEAR GOLF, INC., A FLORIDA CORPORATION AND ITS SUBSIDIARIES, AFTER GIVING EFFECT TO THE REORGANIZATION, AS MORE FULLY DESCRIBED UNDER "THE COMPANY--THE REORGANIZATION," AND TO THE TRANSFER OF THE ASSETS AND STOCK TO AND THE ASSUMPTION OF THE RELATED LIABILITIES BY THE COMPANY IN THE REORGANIZATION, AS IF SUCH ASSETS AND STOCK HAD BEEN TRANSFERRED TO AND OPERATED BY, AND RELATED LIABILITIES HAD BEEN OBLIGATIONS OF, THE COMPANY FOR THE PERIODS PRESENTED HEREIN.

                                   THE COMPANY


   Golden Bear Golf, Inc. ("Golden Bear" or the "Company") is a diversified, international brand name golf products and services company engaged in the development, marketing and management of golf-related businesses, including the licensing, ownership and operation of golf practice and instruction facilities, the construction and renovation of golf courses, the marketing of golf course design services and the licensing, distribution and sale of golf-related consumer products. Through its three divisions, the Golf Division, the Construction Division and the Marketing Division, the Company provides high quality products and services in over 40 countries primarily under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. From 1993 to 1995, the Company realized an increase in revenues and operating income from $11.8 million to $31.5 million and from $0.1 million to $3.3 million, respectively.


   The Company's Golf Division is involved in the licensing, ownership and operation of golf practice and instruction facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names. The Company's golf centers are designed to provide affordable golf practice and instruction facilities to a large golfer population, to attract new participants to the game and to create an environment for family entertainment. The Company believes the highly fragmented golf practice and instruction facility industry presents advantageous opportunities to acquire, upgrade and renovate golf centers over the next five years. The Company believes that its golf facilities are differentiated from its competitors on the basis of the consumer's recognition of the high quality of the products and services associated with the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names, the quality of its facilities and the availability at its facilities of the unique and individualized golf instruction programs designed by Jack Nicklaus and Jim Flick, a world renowned instructor.

   The Company currently operates three golf practice and instruction facilities and recently entered into letter agreements or letters of intent regarding the proposed acquisition or lease of four additional existing facilities and two facilities currently under development. See "The Company--Recent Acquisitions." As part of its growth strategy to focus its efforts on the ownership and operation of facilities, the Company has identified approximately 60 to 70 markets within the United States which it believes can support one or more golf practice and instruction facilities of the type operated by the Company. Although there is no assurance that additional facilities will be acquired, the Company's plan is to acquire or develop a total of ten facilities during 1996 and an additional twelve facilities by the end of 1997. In addition to the three golf practice and instruction facilities it currently operates, the Company currently licenses for operation by third parties 17 golf practice and instruction facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names. The Company intends to continue to support its existing licensee base.

   The Company's Golf Division also is involved in the marketing of golf course designs on behalf of designers, primarily for the golf course design division of Golden Bear International, Inc. ("GBI"),

Nicklaus Design. In addition, the Company provides club management and consulting services to golf course owners, with five Nicklaus designed courses currently under management in the United States and one under management in Asia.

   Through its Construction Division, the Company provides technical construction services in connection with the construction and renovation of golf courses. Since 1983, such construction services have been provided throughout the world in the development of approximately 39 golf courses, most of which were designed by Mr. Nicklaus through Nicklaus Design.

   Through its Marketing Division, the Company licenses NICKLAUS, JACK NICKLAUS and GOLDEN BEAR branded consumer products and operates its Nicklaus/Flick Golf Schools. The Company believes, based upon estimated mark-ups of wholesale prices or factory costs, that retail sales of the Company's licensed products, including apparel and accessories, were approximately $306 million worldwide in 1995, which generated approximately $5.1 million of licensing revenue for the Company in 1995. The Company also operates in its Marketing Division high-end golf schools under the NICKLAUS/FLICK GOLF SCHOOL brand name. The Company has developed innovative teaching methods which are offered at the Nicklaus/Flick Golf Schools throughout the United States and serve as the basis for instruction at the Company's golf practice and instruction facilities worldwide. The Company has invested approximately $1.3 million in a proprietary teaching method including instruction books and a computer assisted video swing analysis device. This teaching methodology is the basis for the JACK NICKLAUS COACHING STUDIOS included within the Company's golf practice and instruction facilities worldwide as well as teaching at the Nicklaus/Flick Golf Schools.


   The Company's strategy is to increase its worldwide revenue and operating income by capitalizing on the growth and popularity of golf and Mr. Nicklaus' reputation, image and accomplishments as one of the greatest golfers ever to play the game. Specific components of the Company's growth strategy include (i) acquiring, leasing or entering into joint ventures for well-located golf practice and instruction facilities that have the potential for improvement under the Company's management and with improved or expanded facilities; (ii) developing new golf practice and instruction facilities in locations where suitable acquisition opportunities are not available; (iii) capitalizing on the demand for the construction of new golf courses and the renovation of existing courses; and (iv) broadening the Company's base of branded consumer product offerings under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. The Company also believes that cross-marketing of its products and services will provide it with opportunities to maximize its operating performance. To this end, it is anticipated that the acquisition and development of new golf practice and instruction facilities will provide the Company with additional opportunities to market its Nicklaus/Flick Golf School programs and to sell its licensed products at retail pro shops established at such facilities. Similarly, the Company believes that the Company's arrangement as exclusive marketer of Nicklaus Design's services will increase the exposure of the Company's products and provide it with a competitive advantage in obtaining golf course construction and renovation business.

   The Company and its predecessors have been controlled by Mr. Nicklaus since their founding. Immediately after the Offering, Mr. Nicklaus will be the Chairman of the Board of the Company and Nicklaus Family Members (as defined) will beneficially own shares representing approximately 93.9% of the voting power of the Company's Common Stock and 62.5% of the Company's aggregate outstanding Common Stock.

                               RECENT ACQUISITIONS


   Consistent with its business strategy of increasing its ownership and operation of golf practice and instruction facilities, the Company has entered into purchase, lease and management agreements relating to three existing facilities. On April 15, 1996, the Company assumed operation of a golf practice and instruction facility located in Pittsburgh, Pennsylvania pursuant to a long-term lease agreement with an option to purchase; on May 1, 1996, the Company assumed operation of a New Jersey facility pursuant to a management agreement with the intent to execute a long-term lease agreement for the property and a purchase agreement for the assets within 90 days; and on June 17, 1996 the Company acquired and assumed operation of a second Pittsburgh golf practice and instruction facility pursuant to a purchase and sale agreement. Additionally, on June 11, 1996, the Company entered into letters of intent with one of its licensees with respect to the proposed acquisition of an existing GOLDEN BEAR GOLF CENTER located in Columbus, Ohio and two GOLDEN BEAR GOLF CENTERS currently under development in Fort Lauderdale, Florida and Charlotte, North Carolina; on July 16, 1996, the Company entered into a letter of intent with another of its licensees with respect to the proposed acquisition of two other GOLDEN BEAR GOLF CENTERS located in Moreno Valley, California and Carrollton, Texas; and on July 16, 1996, the Company entered into a letter agreement with respect to the proposed lease of an existing facility in the Dayton, Ohio area. Consummation of any of the above-described pending transactions are subject to the satisfaction of various conditions, including, the execution of definitive agreements and the satisfactory completion of due diligence by the Company. There is no assurance that any of the above-described pending transactions will be consummated. While there can be no assurance that any additional facilities will be acquired, the Company's strategy is to acquire or develop a total of ten golf practice instruction facilities during 1996 and an additional twelve facilities by the end of 1997. See "The Company--Recent Acquisitions." Assuming the above-described existing facilties had been acquired on January 1, 1995, the Company's 1995 pro forma revenues and operating income would have been $36.6 million and $2.1 million, respectively. The closing of the above-described transactions is not a condition to the consummation of this Offering. The Company is actively pursuing acquisitions and is currently having preliminary discussions regarding acquisitions of additional facilities on terms not yet determined. Any such acquisitions may be significant and may have a material impact on the Company's financial condition and operating results. See "The Company--Recent Acquisitions--Other Potential Acquisitions."

                               RECENT DEVELOPMENTS

   For the six months ended June 30, 1996, the Company had total revenues of $14.0 million as compared to $12.7 million for the comparable period in 1995, an increase of 10%, and operating income of $1.3 million as compared with $1.8 million for the six months ended June 30, 1995, a decrease of approximately 30%. Results for the six months ended June 30, 1996 are before a one-time expense of approximately $1.5 million associated with compensation deemed received by executives of the Company in connection with shares purchased by them in Golden Bear Golf Centers, Inc. prior to the Reorganization. Pro forma income as adjusted to reflect C-Corp status was $0.4 million for the six months ended June 30, 1996 as compared to $0.8 million for the comparable period in 1995.

   While revenues in 1996 as compared to 1995 are expected to increase as a consequence of the acquisition of golf practice and instruction facilities, the costs associated with the acquisitions and the integration of the operations of the acquired facilities into the Company, investment in additional management information systems and personnel and the costs associated with this Offering and being a public company are expected to result in decreased earnings from operations for 1996 as compared to 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE OFFERING


CLASS A COMMON STOCK OFFERED ...........1,800,000 SHARES

Common Stock to be outstanding after
 the Offering:
 Class A Common Stock .................. 2,040,000 shares(1)
 Class B Common Stock .................. 2,760,000 shares(2)
                                         ---------
  Total ................................ 4,800,000 shares
                                         =========

Voting Rights .......................... The Class A Common Stock and Class B Common Stock vote as a single class on all matters, except as otherwise required by law, with each share of Class A Common Stock entitling its holder to one vote and each share of Class B Common Stock entitling its holder to ten votes.

Use of Proceeds ........................ The net proceeds from the Offering will be used for working capital and general corporate purposes, including the acquisition and development of golf practice and instruction facilities and to repay approximately $1.65 million of indebtedness to
                                         Mr. Nicklaus incurred by the Company in connection with the
                                         Acquisitions (as defined). See "The Company--The Reorganization"
                                         and "Use of Proceeds."

Nasdaq National Market Symbol .......... JACK

- ---------------------

(1) Does not include an aggregate of up to 384,000 shares of Class A Common stock reserved for issuance upon exercise of stock options which will be outstanding upon consummation of the Offering under the Company's 1996 Stock Option Plan. see "Management--Executive Compensation."

(2) Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock and will convert automatically into Class A Common Stock upon a transfer to anyone other than a Nicklaus Family Member or on the record date of any meeting of shareholders if the total number of shares of Class B Common Stock outstanding is less than 20% of the aggregate number of shares of Common Stock outstanding. In addition, shares of Class B Common Stock owned by Nicklaus Family Members are subject to certain transfer restrictions. See "Certain Relationships and Related Transactions" and "Description of Capital Stock."

                                  RISK FACTORS

   Prospective purchasers of the Class A Common Stock offered hereby should consider the risk factors set forth in "Risk Factors," as well as the other information set forth in this Prospectus, before making an investment in the Class A Common Stock.

                             SUMMARY FINANCIAL DATA

   The summary historical financial information presented below is derived from the Company's Combined Financial Statements as of the date and for the periods indicated. The combined financial and operating data include the financial statements of Golden Bear Golf Centers, Inc. ("Golf Centers") and Paragon Golf Construction, Inc. ("Paragon") (collectively, the "Operating Subsidiaries"), Golden Bear Club Services, Inc. ("Club Services") and certain divisions of GBI. The Operating Subsidiaries, Club Services and the divisions of GBI are hereinafter sometimes collectively referred to as the "Predecessor Companies." As a result of the Reorganization described under "The Company--The Reorganization," the Predecessor Companies will be acquired by the Company. The summary historical financial information should be read in conjunction with the Company's Combined Financial Statements and the related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "The Company--The Reorganization."

                                                                                             THREE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,            MARCH 31,
                                                         ---------------------------------  ------------------
                                                             1993        1994       1995       1995       1996
                                                         -----------  ---------  ---------   --------   --------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Golf division ........................................    $ 1,522     $ 1,905     $ 2,298    $  364    $  534
 Construction division ................................      2,177       5,599      19,177     1,435     2,056
 Marketing division ...................................      8,069       9,121      10,070     2,453     2,382
                                                         -----------  ---------  ---------   --------   --------
  Total revenues ......................................     11,768      16,625      31,545     4,252     4,972
Operating costs and expenses:
 Construction and shaping costs .......................      1,894       4,737      16,500     1,423     2,000
 Operating expenses ...................................      6,502       7,756       8,422     1,615     1,699
 Corporate overhead ...................................      2,994       3,051       3,121       714       751
 Depreciation and amortization ........................        243         199         233        53        72
                                                         -----------  ---------  ---------   --------   --------
  Total costs and expenses ............................     11,633      15,743      28,276     3,805     4,522
Operating income ......................................        135         882       3,269       447       450
Other income (expense) ................................          2         (10)         (1)       (4)        4
                                                         -----------  ---------  ---------   --------   --------
Income before income taxes and minority interest  .....        137         872       3,268       443       454
Foreign tax provision .................................        616         699       1,010       178        96
Minority interest(a) ..................................        925       1,038       1,024       203       325
                                                         -----------  ---------- ----------  --------   --------
Income (loss) before pro forma income taxes  ..........    $(1,404)    $  (865)    $ 1,234    $   62    $   33
                                                         ===========  =========  ==========  ========   ========
As Adjusted to Reflect C-Corp Status(b):
 Pro forma income tax (benefit) .......................       (923)       (764)       (135)      (84)      (46)
                                                         -----------  ---------  ---------   --------   --------
 Pro forma net income (loss) ..........................    $  (481)    $  (101)    $ 1,369    $  146    $   79
                                                         ===========  =========   =========  ========  =========
 Pro forma net income (loss) per share of common stock                             $  0.46              $ 0.03
                                                                                  =========            =========
 Weighted average number of shares of common stock and
   common stock equivalents outstanding ...............                              3,000               3,000
                                                                                  =========            =========


                                                          DECEMBER 31,                     MARCH 31,
                                                 ------------------------------  --------------------------
                                                    1993       1994       1995               1996
                                                 ---------   ---------  -------- --------------------------
                                                                                   ACTUAL     AS ADJUSTED(C)
                                                                                  --------- ---------------
                                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
Working capital (deficit) .....................   $   609    $  (139)   $   535    $ (664)       $21,596
Total assets ..................................     3,676      4,841      8,906     7,888         48,183
Long-term debt ................................        --        113         44        25         13,010
Shareholders' equity ..........................     1,110        256      1,030       280         25,940

INDUSTRY OVERVIEW:
Total commercial golf ranges open at year-end       1,588      1,731      1,932
Golf course openings during the year  .........       358        381        468
Golf courses under construction at year-end  ..       671        769        820
Total golf courses open at year-end ...........    14,648     14,939     15,390

- ---------------------
(a) Reflects minority interest of the Company's partner in Jack Nicklaus Apparel International, the partnership operating the apparel licensing activities of the Company outside the United State and Europe.

(b) See Note 1 to the Company's Combined Financial Statements.

(c) Adjusted to reflect the Acquisitions (as defined herein), the sale of Class A Common Stock offered in the Offering (at an assumed initial public offering price of $15.00 per share, which represents the midpoint of the estimated range of the initial public offering price) and a $1.5 million charge for compensation to be recorded in June 1996 related to deemed compensation received by certain executives in connection with their purchase of shares in Golf Centers.

                                  RISK FACTORS

   IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BEFORE INVESTING IN THE CLASS A COMMON STOCK OFFERED HEREBY.

DEPENDENCE UPON JACK NICKLAUS AND USE OF THE NICKLAUS, JACK NICKLAUS AND GOLDEN BEAR NAMES AND SYMBOLS

   The Company's success will depend, in large part, on the continued visibility and reputation of Mr. Nicklaus. Any diminution in Mr. Nicklaus' involvement in or the success of Mr. Nicklaus' independent golf course design company could materially adversely affect the opportunities available to the Company to perform construction services with respect to Nicklaus designed courses as well as to receive marketing fees for developing design opportunities for Mr. Nicklaus. Further, the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR names and symbols and the image and reputation of Mr. Nicklaus serve to distinguish the Company and its activities from its competitors. The Company derives significant earnings from the use of such names and related trademarks and service marks, including licensing fees paid by third parties. Accordingly, the occurrence of any event which diminishes the reputation or visibility of Mr. Nicklaus and the related trademarks and service marks could materially adversely affect the Company and its prospects. Further, the Company and GBI have granted licenses to third parties to use the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR trademarks. Any action which has an adverse impact on the value of the trademarks could have a material adverse effect on the Company and the value of its brand names.

DEPENDENCE ON LICENSED TRADEMARKS


   Subject to certain exclusions relating to GBI's continuing businesses, GBI, a private company controlled by Mr. Nicklaus, has, pursuant to a thirty-year renewable license agreement (the "License Agreement"), granted the Company an exclusive royalty-free license to utilize and sublicense all major trademarks and service marks owned or developed by GBI, including the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR trademarks (the "Licensed Marks"), and the right, subject to the approval of GBI, to obtain the registration of additional trademarks and service marks related to the Nicklaus name in connection with the future expansion of the Company. GBI and its affiliates have retained the exclusive right to utilize and license the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR names and symbols in connection with their continuing businesses, which are currently limited to golf course design and consulting, the development of residential communities and daily fee golf courses, the manufacture and marketing of golf clubs and equipment, the creation, production and marketing of golf and other sporting events, the creation, development, editing and distribution of books, articles and print media creative works and audio visual media programming and properties, including video games and a membership club offering golf improvement tips. GBI has agreed to give the Company an exclusive opportunity to negotiate to acquire these businesses prior to offering the businesses to third parties. The Company has agreed not to enter into any of these businesses without the prior written consent of GBI.


   The License Agreement imposes certain obligations on the Company with respect to the continued use of the Licensed Marks and the quality of the products sold and services offered which bear the Licensed Marks. The License Agreement also provides that it may be terminated in certain events. See "Certain Relationships and Related Transactions--Reorganization--Trademark License." Although the License Agreement requires GBI and its other licensees to adhere to certain quality requirements, there is no assurance that GBI or any of its licensees will observe such quality requirements and the failure to do so could have a material adverse effect on the Company and the value of the Company's rights to the Nicklaus brand names. Further, there are risks associated with the financial condition of GBI, which are beyond the control of the Company. In the event that a case under the Federal bankruptcy laws is commenced by or against GBI in the future, the trustee in the bankruptcy case or GBI, as debtor-in-possession, may have the right to reject the License Agreement. In the event of any such termination or rejection, the Company would lose its right to use the Licensed Marks, which would have a material adverse effect on the Company. Moreover, the trustee in bankruptcy or GBI, as the debtor-in-possession, could reject the rights granted to the Company pursuant to the terms of the License Agreement to acquire the Licensed Marks in certain circumstances. See "The Company--The Reorganization" and "Certain Relationships and Related Transactions--Reorganization--Trademark License."


   Under the License Agreement, the Company is required to devote resources to the registration, maintenance, and protection of the Licensed Marks. There can be no assurance that the actions taken by the Company to establish and protect its rights to the Licensed Marks and other proprietary rights will prevent imitation of its products or infringement of its trademarks by others, prevent the loss of revenue or other damages caused thereby or prevent third parties from challenging the Licensed Marks. While the Company may seek to expand its trademark rights for new products and in foreign countries, there can be no assurance that such efforts will be successful or that others will not resist such efforts or seek to block sales of the Company's products as violative of their trademark and proprietary rights. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. See "Business--Intellectual Property Rights."


EXPANSION STRATEGY AND ADDITIONAL FINANCING REQUIREMENTS

   The Company is a newly formed entity that has never operated as a stand-alone company. The Company's ability to increase its revenues and operating cash flow will depend in part on (i) the development or acquisition of additional golf practice and instruction facilities, (ii) the Company's ability to obtain additional golf course construction contracts and (iii) the expansion of the markets for its licensed products. There is no assurance that opportunities will be available or that the Company will be in a position to take advantage of such opportunities if presented. Additionally, the Company will be required to raise additional capital in the future in order to meet its current expansion plan through 1997. Such capital may be raised by the issuance of additional equity or the incurrence of indebtedness. In addition, in appropriate situations, the Company may seek financing from other sources or may enter into joint ventures and other collaborative or licensing arrangements for the acquisition and operation of additional golf practice and instruction facilities. See "The Company--Recent Acquisitions" for a description of proposed joint ventures for the future development of facilities. The Company may not be able to obtain additional capital in a timely manner, on favorable terms or at all. The Company's growth and profitability will further depend on its ability to implement expanded operating controls and information systems, hire and train additional personnel and to integrate these employees and businesses acquired by the Company with its existing businesses. There can be no assurance that the Company will be able to accomplish the foregoing in a timely or profitable manner. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITION OF ADDITIONAL GOLF CENTERS AND LIMITED HISTORY OF DIRECT
OPERATIONS

   While the Company currently intends to seek to acquire or develop approximately 19 golf practice and instruction facilities by the end of 1997, the ability of the Company to make acquisitions or develop sites in accordance with its business plan will be affected by the ability of the Company to locate appropriate acquisitions or suitable sites for development and obtain financing and may also be affected by required compliance with zoning and environmental regulations. If the Company is unable to meet its contemplated opening schedules and successfully integrate new centers into its ongoing business, the Company's results of operations would be materially adversely affected. Additionally, while the Company has been licensing golf practice and instruction facilities under the names JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER for over four years, the Company has only limited experience in the acquisition and direct ownership and operation of golf centers. There is currently considerable competition to acquire golf practice and instruction facilities and the Company's competitors for such acquisitions may have greater resources than the Company. The acquisition of facilities may become more expensive in the future to the extent demand and competition increases. There can be no assurance that the Company will make additional acquisitions or locate suitable sites for development or that any golf centers acquired or developed by the Company will operate profitably.

COMPETITION

   The Company faces intense competition in its golf operations and licensing activities, including competition from traditional golf ranges and golf courses, as well as other golf centers, golf course construction companies, golf schools and licensed apparel products. The Company also faces competition from other leisure and recreational activities and accordingly, the Company's revenues will also be affected by the demand for golf in general and the availability of alternative forms of recreation and changing consumer preferences. The Company's revenues from licensed products in particular will depend upon its licensees' ability to introduce innovative, well-received products and there is no assurance that the Company's licensees will be able to do so. While the Company believes that its trademarks and brand name recognition distinguish it from its competition, the Company may face imitation and other forms of competition. Moreover, many of the Company's existing and potential competitors may have considerably greater experience and financial resources than the Company. See "Business--Competition."

DEPENDENCE ON KEY EMPLOYEES

   The Company's success is dependent on the active participation of the Company's principal executive officers and the Company's ability to continue to attract and retain highly capable management personnel. The loss of the services of any of the Company's current executive officers could materially adversely affect the Company. The Company has entered into employment agreements with terms ranging from 3 1/2 to 5 years with Mr. Nicklaus, Chairman of the Board; Mr. Richard P. Bellinger, President and Chief Executive Officer; Mr. Mark F. Hesemann, Senior Vice President; Mr. Thomas P. Hislop, Senior Vice President; and Mr. Jack P. Bates, Senior Vice President and Chief Financial Officer. See "Management--Employment Agreements."

POTENTIAL CONFLICTS OF INTEREST

   Mr. Nicklaus, the Chairman of the Board of the Company, is engaged in, and after the Offering will continue to be engaged in, activities other than those related to the Company. In addition to his activities as a professional golfer, Mr. Nicklaus is the principal shareholder of GBI (a private company which is the largest shareholder of the Company), and affiliated companies which, after the Offering, will continue to be involved in or affiliated with the businesses of
(i) golf course design and consulting, (ii) residential community development,
(iii) sponsorship, promotion and management of golf tournaments, (iv) daily fee golf course development, (v) the manufacture and marketing of golf clubs and equipment, (vi) the creation, production and marketing of golf and other sporting events, (vii) the creation, development, editing and distribution of books, articles and print media creative works and audio visual media programming and properties, including video games and (viii) a membership club offering golf improvements tips. The Company is restricted from entering into these businesses without the prior consent of GBI. GBI has agreed to give the Company an exclusive opportunity to negotiate to acquire these businesses prior to offering the businesses to third parties.

   Mr. Richard P. Bellinger, the President and Chief Executive Officer of the Company, and Mr. Jack P. Bates, a Senior Vice President and the Chief Financial Officer of the Company, also perform services for GBI and other entities controlled by Mr. Nicklaus. Accordingly, GBI may compete with the Company for the management time of Messrs. Nicklaus, Bellinger and Bates. In this connection, Messrs. Bellinger and Bates have agreed to devote at least 80% of their business time to the affairs of the Company. The remainder may be spent on management of other entities controlled by Mr. Nicklaus. Pursuant to Mr. Nicklaus' employment agreement with the Company, in addition to the time associated with serving as Chairman of the Board, Mr. Nicklaus will only be required to spend a maximum of 10 days performing personal services or making appearances in connection with the Company's licensing arrangements and marketing partnerships.

   As described herein, the Company has entered into a Trademark License Agreement, Design Services Management Agreement, Golf Equipment Marketing Support Agreement, Sublease and

Sharing Agreement, Office Staff and Equipment Service Agreement, and Personal Services Management Agreement (each as defined and collectively, the "Intercompany Agreements"). See "Certain Relationships and Related Transactions--Reorganization." The terms of the Intercompany Agreements were established by Mr. Nicklaus and management of GBI and are not the result of arm's-length negotiations. There is no assurance that these agreements are on terms as favorable as those which could have been obtained in arm's-length transactions. Further, GBI will have the right to terminate any of the Intercompany Agreements in the event of the breach of any such agreement by the Company and may terminate the License Agreement in the event that the Company elects to abandon its use of all or substantially all of the Licensed Marks in all or substantially all of the jurisdictions in which the Company has the right to use the Licensed Marks. As officers of both GBI (the largest shareholder of the Company) and the Company, Messrs. Nicklaus, Bellinger and Bates will have an inherent conflict of interest in making any determination on behalf of GBI relative to the approval of new uses for the Licensed Marks under the License Agreement or any decisions in connection with, or regarding compliance with the terms of, the Intercompany Agreements. The factors and procedures to be utilized by Messrs. Nicklaus, Bellinger and Bates in making such decisions on behalf of GBI have not yet been determined and will be determined by them in the future on a case-by-case basis.


   Following the closing of the Offering, the Company intends to submit any transactions between the Company and its directors or principal shareholders and their affiliates to a committee of disinterested members of the Company's Board of Directors or to require approval of such transactions by a majority of the disinterested members of the Board of Directors. Additionally, provisions of the Florida Business Corporation Act require that certain specified transactions between the Company and holders of more than 10% of the outstanding voting power of the Company's Common Stock will require the approval of the disinterested shareholders of the Company, unless such transactions are approved by a majority of the disinterested members of the Board of Directors.

RISKS ASSOCIATED WITH ACTIVITIES OUTSIDE THE UNITED STATES; RISK OF CURRENCY FLUCTUATION

   The Company has historically derived a significant amount of revenue from sources outside the United States. The Company's arrangements with its customers, suppliers, manufacturers, licensees and distributors are subject to various risks associated with conducting business outside the United States, including political uncertainty and instability. The imposition of additional regulations relating to imports (including quotas, duties or other taxes or charges on imports), possible work stoppages and other factors could have a material adverse effect on the Company's results of operations and financial condition. Additionally, because a substantial portion of the revenues of the Company's overseas licensees are generated in foreign currencies, fluctuations in the values of these currencies relative to the United States dollar could have a material adverse effect on the Company's profitability. Royalty payments received by the Company relating to foreign licensing arrangements are generally based on the exchange rate at the time of payment. The Company does not currently utilize any hedging arrangements to reduce its risks relating to currency fluctuations, but may do so in the future. Further, since the prices of the Company's products and services are generally denominated in United States dollars, the competitiveness of the pricing of the Company's products and services may be affected by fluctuations in exchange rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Fluctuations."

CONSUMER SPENDING AND TRENDS

   The amount spent by consumers on discretionary items, such as those offered by the Company, has historically been dependent upon levels of discretionary income which may be adversely affected by general economic conditions. A decrease in consumer spending on golf-associated activities could have a material adverse effect on the Company's financial condition and results of operations. Additionally, the success of the Company's licensed apparel products is substantially dependent upon the ability of the Company and its licensees to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. Failure by the Company and its licensees to identify and respond appropriately to changing consumer demands and fashion trends could adversely affect consumer acceptance of NICKLAUS, JACK NICKLAUS and GOLDEN BEAR products.

VARIABILITY OF QUARTERLY OPERATING RESULTS; UNCERTAINTY OF FUTURE OPERATING RESULTS


   While the Company's historical operating results have generally not been seasonal, the Company anticipates that quarterly operating results may in the future be subject to significant seasonal variation as a greater percentage of its operations relate to golf practice and instruction facilities and golf course construction activities which generally are the most active during the second and third quarters of the year. The inherent seasonality of participation in golf and golf-related activities and the effect of weather conditions on the progress of golf construction projects and the opening of new golf practice and instruction facilities are all expected to result in greater revenues and income during the second and third quarters as compared to the first and fourth quarters of the year. Poor weather conditions and unforeseen natural events may have an adverse effect on the Company's ability to complete the construction of golf courses in a timely manner and may result in reduced utilization of the Company's golf practice and instruction facilities. Accordingly, in the future, the Company's quarterly information may not be indicative of the Company's ongoing performance or of future results. Additionally, while revenues during 1996 are expected to increase as compared to 1995 as a consequence of the contemplated acquisitions of golf practice and instruction facilities, the costs associated with the addition of systems and personnel to support such acquisitions and the integration of the operations of the acquired facilities into the Company are expected to result in decreased operating income for 1996 as compared to 1995. In addition, during the second quarter of 1996, the Company will record a one-time expense of approximately $1.5 million associated with compensation deemed received by executives of the Company in connection with shares purchased by them in Golf Centers prior to the Reorganization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."


CONSTRUCTION CONTRACTS

   A significant portion of the Company's revenues and earnings are generated through fixed price contracts for the construction of golf courses. In 1995, the dollar amount of the Company's construction contracts ranged from $200,000 to $8 million. Such fixed price contracts expose the Company to the risks of cost overruns and inflation as well as credit risks associated with the customer. The Company recognizes revenues and expenses on a percentage-of-completion basis whereby revenue and expenses, and thereby profit, in a given period are determined based on the Company's estimates as to the status of and the costs remaining to complete a particular project. To the extent that the Company underestimates the remaining cost to complete a project, it may overstate the revenues and profit in a particular period. Further, certain of the Company's construction contracts provide for penalties for failure to timely complete construction or require that the Company, at its expense, correct and remedy to the satisfaction of the golf course owner, certain structural, aesthetic or functional defects. The Company may enter into additional contracts containing provisions of this type or other performance obligations in the future and there is no assurance that expenses relating to these provisions will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Note 8 to the Combined Financial Statements."

ZONING AND ENVIRONMENTAL REGULATIONS

   The construction of golf courses for third parties and the development of golf practice and instruction facilities involve compliance with land use planning, zoning and environmental regulations, including regulations applicable to the treatment, storage and disposal of hazardous and solid wastes as well as to wetland development. Regulations governing the use and development of real estate may prevent the Company from acquiring or developing prime locations for golf facilities, substantially delay or complicate the process of developing locations acquired by the Company for golf facilities or constructing golf courses on locations owned by others, or materially increase the cost thereof.

   Further, the operation and management of golf practice and instruction facilities (whether pursuant to direct ownership, lease or management contract) involve the use and limited storage of certain hazardous materials such as herbicides, pesticides, fertilizers, motor oil, gasoline and paint. The Company will be required to obtain various environmental permits and licenses in connection with its operations and activities and comply with various health and safety regulations adopted by federal, state, local and foreign authorities governing the use and storage of such hazardous materials. Under various federal, state, local and foreign laws, ordinances and regulations, various categories of persons, including owners, operators or managers of real property may be liable for the costs of investigation, removal and remediation of hazardous substances that are or have been released on or in their property even if such releases were by former owners or occupants. In addition, the Company provides management services in connection with the operation of a golf course constructed on the Anaconda Smelter Superfund site in Deer Lodge County, Montana. Based on information currently available to the Company, the Company does not believe that it will incur any material environmental liability with respect to this site. The Company believes that it is in substantial compliance with all environmental laws, ordinances and regulations applicable to its properties or operations; however, there may be potential environmental liabilities or conditions of which the Company is not aware. See "Business--Governmental Regulations."

CONTROL BY CURRENT SHAREHOLDERS AND ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF
STOCK

   Holders of the Company's Class A Common Stock are entitled to one vote per share and holders of the Company's Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Following the completion of the Offering, Nicklaus Family Members will beneficially own or control, directly or indirectly, all of the outstanding shares of the Company's Class B Common Stock and may be deemed to beneficially own an additional 240,000 shares of Class A Common Stock which in the aggregate will represent approximately 62.5% of the outstanding shares of Common Stock and 93.9% of the combined voting power of such stock. The Nicklaus Family Members will, therefore, initially have the ability to elect all of the directors of the Company and to control the outcome of all issues submitted to a vote of the shareholders of the Company. Each of the Nicklaus Family Members and Messrs. Bellinger, Hesemann, Hislop and Bates have assigned to Mr. Nicklaus their right to vote all shares of Common Stock currently owned by them. See "Principal Shareholders" and "Certain Relationships and Related Transactions--Shareholders' Agreements." Voting control by Nicklaus Family Members may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over prevailing market prices.

DILUTION

   Upon the completion of the Offering, investors in the Offering will experience immediate dilution in the per share net tangible book value of their Class A Common Stock of $10.27 from an assumed initial public offering price of $15 per share. See "Dilution."

ABSENCE OF PUBLIC MARKET AND VOLATILITY

   Prior to the Offering, there has been no public market for the Class A Common Stock. Although the Class A Common Stock has been approved for quotation on the Nasdaq National Market, there is no assurance that any trading market for the shares will develop, or, if any such market develops, that it will be sustained. Accordingly, purchasers of the Class A Common Stock may experience difficulty selling or otherwise disposing of their shares. The initial public offering price of the Class A Common Stock offered hereby will be determined through negotiations among the Company and the Underwriters and may not be indicative of the market price for the Class A Common Stock after the Offering. Moreover, the market price for the Class A Common Stock after the Offering may be volatile and will be affected by, among other things, the Company's performance, industry related factors and general market conditions. See "Underwriting" for information relating to the method of determining the initial public offering price of the Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

   Upon consummation of the Offering, the Company will have outstanding a total of 2,040,000 shares of Class A Common Stock, 2,760,000 shares of Class B Common Stock and approximately 384,000 shares of Class A Common Stock subject to stock options granted under the Company's 1996 Stock Option Plan. See "Management--Executive Compensation." Of such shares, the 1,800,000 shares of Class A Common Stock being sold in the Offering (together with any shares sold upon exercise of the Underwriters' over-allotment options) and shares issued upon exercise of stock options will be immediately eligible for sale in the public market without restriction, except for shares purchased by or issued to any "affiliate" of the Company (within the meaning of the Securities Act of 1933, as amended

(the "Securities Act")). All of the outstanding shares of Class B Common Stock (which may be converted into Class A Common Stock at any time) will be beneficially owned by Nicklaus Family Members. All of the currently outstanding shares of Common Stock will be "restricted securities" as such term is defined under Rule 144 under the Securities Act ("Rule 144") in that such shares were issued in private transactions not involving a public offering. See "Shares Eligible for Future Sale." Certain Nicklaus Family Members and management have been granted registration rights with respect to their shares of Common Stock. However, all Nicklaus Family Members and management who are currently shareholders of the Company have agreed not to exercise such rights or sell or otherwise dispose of any shares of Class A Common Stock without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this Prospectus. The transfer of shares of Class B Common Stock held by Nicklaus Family members (other than Mr. Nicklaus) and Class A Common Stock held by Messrs. Bellinger, Hesemann, Hislop and Bates at the time of the Offering, are also subject to restrictions contained in certain shareholder agreements. See "Certain Relationships and Related Transactions--Shareholders' Agreement."

   No information is currently available and no prediction can be made as to the timing or amount of future sales of such shares or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock (including shares issuable upon conversion of Class B Common Stock and upon the exercise of stock options), or the perception that such sales could occur, could materially adversely affect prevailing market prices for the Class A Common Stock and the ability of the Company to raise equity capital in the future. See "Shares Eligible for Future Sale," "Certain Relationships and Related Transactions--Registration Rights" and "--Shareholders' Agreements."

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS; PREFERRED STOCK

   Certain provisions of the Company's Articles and Bylaws, such as the Company's staggered board, the advance notice requirements for the nomination of directors and limits on the ability of the shareholders to call a special meeting, have anti-takeover effects and may delay, defer or prevent a takeover of the Company. In addition, Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders or approved by resolution of the Board of Directors. A "control share acquisition" is an acquisition, directly or indirectly, by any person or ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding, "control shares" of a publicly-held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect of which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges:
(a) at least 20% but less than 33 1/3 % of all voting power; (b) at least 33 1/3 % but less than a majority of all voting power; or (c) a majority or more of all voting power. See "Description of Capital Stock."

   The Company's Articles authorize the issuance of 20 million shares of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could materially adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. The application of any such provisions or the issuance of preferred stock could prevent shareholders from realizing a premium upon the sale of their shares of Class A Common Stock. See "Description of Capital Stock."

                                   THE COMPANY

   The Company is a diversified, international brand name golf products and services company engaged in the development, marketing and management of golf-related businesses, including the licensing, ownership and operation of golf practice and instruction facilities, the construction and renovation of golf courses, the marketing of third party golf course design services and the licensing, distribution and sale of golf-related consumer products. Through its two divisions, the Golf Division and the Marketing Division, the Company offers high quality products and services in over 40 countries primarily under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. The Company was incorporated in 1996, its principal executive offices are located at 11780 U.S. Highway One, North Palm Beach, Florida 33408 and its telephone number is (407) 626-3900.

THE REORGANIZATION

   The Company was organized in connection with the Offering. Prior to the Offering, the Company's business was conducted through GBI, Club Services and the Operating Subsidiaries. GBI has agreed, concurrent with the consummation of the Offering, to contribute to the Company its businesses and operations relating to its: (i) trademark licensing and marketing activities; (ii) development and operation of golf practice and instruction facilities; (iii) club management and consulting activities; and (iv) development and operation of golf instruction programs, in exchange for shares of the Company's Class B Common Stock and the assumption by the Company of the liabilities related to such businesses and operations. Concurrent with the consummation of the Offering, the shareholders of the Operating Subsidiaries will contribute their shares in the Operating Subsidiaries to the Company in exchange for shares of the Company's Class A Common Stock and Class B Common Stock, the Operating Subsidiaries will become wholly-owned subsidiaries of the Company and the Company will acquire all of the capital stock of Club Services from the shareholders of Club Services for nominal consideration of ten dollars. The foregoing transactions will be made pursuant to the terms of an Agreement and Plan of Reorganization (the "Reorganization Agreement") among GBI, the Company and the shareholders of the Operating Subsidiaries. Such contribution and exchange are referred to as the "Reorganization." The Reorganization will be accounted for on a historical cost basis. Upon the effectiveness of the Registration Statement (of which this Prospectus is a part) the assets and stock to be contributed to the Company in connection with the Reorganization will be placed into escrow pending the consummation of the Offering.

   GBI and Mr. Nicklaus will also grant to the Company the exclusive right to utilize and license various trademarks and other intellectual properties which were used by the contributed business operations and additional rights which were formerly licensed by GBI and Mr. Nicklaus to the Operating Subsidiaries in connection with their respective business activities. See "Certain Relationships and Related Transactions--Reorganization--Trademark License." Prior to the Reorganization (i) Nicklaus Family Members owned all of the issued and outstanding capital stock of GBI and Paragon; (ii) Richard P. Bellinger and John
G. Hines owned all of the issued and outstanding capital stock of Club Services; and (iii) Mr. Bellinger, Mark F. Hesemann, Thomas P. Hislop, Jack P. Bates, Mr. Nicklaus and certain other Nicklaus Family Members, owned all of the issued and outstanding capital stock of Golf Centers. In connection with the above transactions, Nicklaus Family Members will receive an aggregate of 2,760,000 shares of the Company's Class B Common Stock.

   The Common Stock that the Company agreed to issue in the Reorganization and the value of the businesses and operations and capital stock interests exchanged or contributed to the Company was determined by Nicklaus Family Members and management of GBI without any independent third party valuation. The value assigned to such businesses and operations and capital stock interests may not represent and should not be deemed to be indicative of their respective fair market values.

RECENT ACQUISITIONS

   The Company has entered into the following agreements and letters of intent pursuant to which it recently acquired two golf practice and instruction facilities, one by purchase and the other pursuant to a long-term lease and proposes to acquire, subject to the satisfaction of certain conditions, five other existing golf practice and instruction facilities (one of which it currently manages) and two facilities currently under development (together, the "Acquisitions"). Consummation of the Offering is not conditioned upon consummation of any of the Acquisitions.

   MCDAIN GOLF CENTER

   On April 15, 1996, the Company entered into a long-term lease agreement with McDain Golf Center of Monroeville, a Pennsylvania limited partnership, for the lease of an existing golf practice and instruction facility in the greater Pittsburgh area and has begun operating the facility as a GOLDEN BEAR GOLF CENTER. The lease is for a term of twenty-nine years and calls for annual payments of $325,000 with annual cost of living increases commencing after the fifth year. The Company has been granted an option to purchase the leased premises for $2,000,000 in 2001. The Company has not yet determined whether it will acquire the leased premises pursuant to the option.

   TOMS RIVER GOLF CENTER


   On April 26, 1996, the Company entered into an agreement, subject to certain conditions, with First Sports Capital Development Associates, Ltd., Inc. ("FSCDA") to lease certain real property and to purchase certain assets utilized in connection with an existing golf practice and instruction facility located in Toms River, New Jersey. The lease is for a term of 20 years and may be extended for two five-year terms. The purchase price for the assets is $1.9 million dollars, of which $500,000 will be paid at closing with the remainder of the purchase price to be evidenced by a promissory note for a term of three years at an interest rate equal to the prime rate of interest, plus one and one half percent (1 1/2 %).


   The Company also entered into an interim management agreement with FSCDA to manage the facility pending closing of the above-described transaction. In the event this transaction is not consummated, the Company has agreed to enter into a GOLDEN BEAR GOLF CENTER franchise agreement with FSCDA with respect to the facility. The consummation of this transaction is subject to a number of conditions, including the satisfactory completion of due diligence by the Company. There is no assurance that this transaction will be consummated.

   COOL SPRINGS GOLF CENTER

   On June 17, 1996, the Company purchased an existing golf practice and instruction facility on 40.833 acres of land in Pittsburgh, Pennsylvania pursuant to purchase and sale agreements with Cool Springs, Inc. and William T. Duckworth. The purchase price for the land and assets was $2.9 million.

   EAST COAST FACILITIES

   On June 11, 1996, the Company entered into letters of intent with each of East Coast Golf Centers of Columbus, Ltd., East Coast Golf Centers of Fort Lauderdale, Inc. and East Coast Golf Centers, Inc. ("East Coast"), providing for the proposed purchase and/or assumption of lease of an existing GOLDEN BEAR GOLF CENTER located in Columbus, Ohio and two GOLDEN BEAR GOLF CENTERS currently under development in Fort Lauderdale, Florida and Charlotte, North Carolina (collectively, the "East Coast Facilities"). The facility in Fort Lauderdale, Florida is expected to open in August, 1996. Construction of the facility in Charlotte, North Carolina has not yet commenced and opening of the facility is not expected until late in the second quarter of 1997. The purchase price for the East Coast Facilities is anticipated to be approximately $5.8 million, of which $5.2 million will be paid in cash at the closing and the remainder will be payable in either cash or restricted shares of the Company's Class A Common Stock valued at the initial public offering price set forth on the cover page hereof. It is anticipated that the Company will acquire each of these facilities by assumption of the existing leases for the real property and purchase of the assets relating to or utilized in the operation or development of the facilities. The Company has also agreed to grant to East Coast certain registration rights if restricted shares of Class A Common Stock are issued in connection with the transaction. Pursuant to such rights, during the two year period following consummation of the acquisition of the East Coast Facilities, the Company will, subject to various restrictions and limitations, (i) at any time after the date which is one year following consummation of the Offering, if and when requested by East Coast, file with the Securities and Exchange Commission (the "SEC") a registration statement for the proposed sale from time to time by East Coast of all or any portion of such shares of Class A Common Stock and (ii) provide East Coast with the opportunity to participate in certain registration statements filed with the SEC by the Company for the offering of Class A Common Stock. The rights and obligations of each of the above parties in the above-described transactions will be defined in and subject to the execution of definitive purchase and sale agreements. Consummation of each of these transactions is subject to a number of conditions, including the satisfactory completion of due diligence by the Company. There is no assurance that the above-described transactions will be consummated.

   The Company has also entered into a letter agreement with East Coast outlining the terms of a proposed joint venture agreement among the Company and East Coast pursuant to which the joint venture shall enter into an exclusive five year agreement to develop and operate GOLDEN BEAR GOLF CENTERS in certain territories in North Carolina and South Carolina and a non-exclusive development agreement for territories in Florida (excluding Palm Beach County), Ohio and Long Island, New York. The rights and obligations of the parties in the joint venture will be defined in and subject to the execution of a binding definitive agreement. There is no assurance that a definitive joint venture agreement will be executed or, if executed, that any GOLDEN BEAR GOLF CENTER will ever be developed or operated by the joint venture.

   HIGHLANDER FACILITIES


   On July 16, 1996 the Company entered into letters of intent with Highlander Golf Corp. Ltd. ("Highlander") to acquire the GOLDEN BEAR GOLF CENTER located in Carrollton, Texas and to lease the GOLDEN BEAR GOLF CENTER located in Moreno Valley, California. It is anticipated that the purchase price for the Texas facility will be $2.25 million, of which $1.5 million will be paid at closing, with the remainder of the purchase price to be evidenced by a promissory note. A portion of the purchase price may be paid in restricted shares of the Company's Class A Common Stock. The note will require payments of interest only for five years at a rate of 8% per annum, with the entire principal amount due in five years. The Company will enter into a ground lease for the underlying real property of the Texas facility with an entity affiliated with Highlander. The ground lease will be for a term of 15 years, and will be renewable for two additional 5-year terms. The annual rent under the ground lease will equal 8% of the gross sales attributable to the facility for years one through five and 10% of gross sales for years six through fifteen. The minimum rent under the ground lease will be $122,500 per year, increasing 3% per year. The Company will have a right of first refusal with respect to proposed sales of the leased premises throughout the term of the lease.


   The lease of the facility located in California provides for a ground lease of the real property and an operating lease of the facility. Both the ground lease and the operating lease will be for a period of ten years, renewable for two additional five year terms. The annual rent due under the ground lease will be equal to 10% of the gross revenues attributable to the facility with a minimum rent of $65,000 per year. The annual rent due under the operating lease will be $50,000. The annual rent under the operating lease and the minimum rent under the ground lease will increase 3% annually, effective every fifth lease year. The rights and obligations of the parties in this transaction will be defined in and subject to the execution of definitive agreements. Consummation of the acquisitions of these facilities will be subject to the satisfaction of a number of conditions, including the satisfactory completion of due diligence by the Company. There is no assurance that either of these transactions will be consummated.

   The Company has also entered into a letter agreement with Highlander outlining the terms of a proposed joint venture agreement between the Company and Highlander pursuant to which the joint venture will enter into an exclusive five year agreement to develop and operate GOLDEN BEAR GOLF CENTERS in certain territories in Dallas/Ft. Worth, Texas, Orange and San Diego Counties, California and Chicago, Illinois and a non-exclusive development agreement for certain territories in Nevada and northern California. The rights and obligations of the parties in the joint venture will be defined in and subject to the execution of a binding definitive agreement. There is no assurance that the definitive joint venture agreement will ever be executed or, if executed, that any GOLDEN BEAR GOLF CENTER will ever be developed or operated by the joint venture.

   ROLLANDIA GOLF PARK PLUS

   On July 17, 1996, the Company entered into a letter agreement with Sugar Creek Golf Course, Inc. ("Sugar Creek") outlining the terms of a proposed long-term lease of an existing golf practice and instruction facility in the Dayton, Ohio area. The proposed terms of the lease provide for a term of twenty years, with an initial up-front payment of $1.1 million and annual rental payments of $325,000 in year one, $350,000 in year two, $375,000 in years three through thirteen, $300,000 in year fourteen and $200,000 in years fifteen through twenty. The Company will also commit to invest at least $750,000 in improvements to the property within the first two years of the term of the lease. The Company will retain Sugar Creek as a consultant for a period of one year for a fee of $60,000. The Company will be granted a right of first refusal with respect to proposed sales of the leased premises throughout the term of the lease. The rights and obligations of the parties in this transaction will be defined in and subject to the execution of a definitive lease agreement. Consummation of the lease transaction will be subject to the satisfaction of a number of conditions, including the satisfactory completion of due diligence by the Company and there can be no assurance that this transaction will be consummated.

   OTHER POTENTIAL ACQUISITIONS

   The Company's plan is to acquire or develop a total of ten golf practice and instruction facilities during 1996 and an additional twelve facilities by the end of 1997. To this end, in addition to the acquisitions described above, the Company is currently having preliminary discussions with various owners of one or more golf practice and instruction facilities throughout the United States. As consideration for any future acquisition, the Company may, among other things, pay cash, contribute assets, incur indebtedness or issue debt or equity securities. Although the Company has not, except as described herein, entered into any acquisition agreements or letters of intent with respect to any such facilities, the Company's goal is to enter into such agreements as soon as possible after the date hereof and to consummate the transactions shortly thereafter. Such acquisitions could result in material changes in the Company's financial condition and operating results. However, there can be no assurance that any such acquisitions will occur, and if they occur, as to the timing of the consummation of such acquisitions.

                                 USE OF PROCEEDS


   The net proceeds to be received from the sale of the 1,800,000 shares of Class A Common Stock by the Company in the Offering (after deducting underwriting discounts and estimated offering expenses) are estimated to be approximately $24.1 million, based on an assumed initial public offering price of $15.00 per share (which is the midpoint of the estimated range of the initial public offering price), and $27.9 million if the Underwriters' over-allotment option is exercised in full with the Company. The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes including the acquisition and development of golf practice and instruction facilities, additional advertising and expansion of the Company's product development efforts, both domestically and internationally, and the repayment of approximately $1.65 million of indebtedness to Mr. Nicklaus which was advanced to the Company by Mr. Nicklaus as a bridge loan in connection with the Acquisitions. The indebtedness to Mr. Nicklaus is payable on demand and bears interest at the Federal Mid-Term annual interest rate in effect at the time the promissory note evidencing the indebtedness was executed. While the Company is currently having discussions with various parties regarding the acquisition of golf instruction and practice facilities throughout the United States, other than as described herein under the caption "The Company--Recent Acquisitions," the Company has not entered into any agreements in principle relating to any acquisitions material to the Company. Pending utilization of the funds, the proceeds will be invested in short term United States government securities.


                                 DIVIDEND POLICY

   The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company. The Class A Common Stock and the Class B Common Stock will share pro rata in dividends and other distributions. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the Board of Directors.

                                    DILUTION

   The net tangible book value of the Common Stock, assuming the consummation of the Reorganization, as of March 31, 1996 was $1.8 million, or $0.59 per share of Common Stock. Net tangible book value per share represents the total tangible assets of the Company, reduced by the amount of its total liabilities and divided by the number of shares of Common Stock outstanding (3,000,000 at March 31, 1996). After giving effect to the sale by the Company of the 1,800,000 shares of Class A Common Stock offered in the Offering (based on an assumed initial public offering price of $15.00 per share which is the midpoint of the estimated range of the initial public offering price) and after deducting the estimated underwriting discounts and offering expenses, the as adjusted net tangible book value of the Company as of March 31, 1996 would have been $22.7 million, or $4.73 per share of Common Stock. This represents an immediate increase in net tangible book value of $4.14 per share to existing shareholders and an immediate dilution of $10.27 per share to new investors purchasing Class A Common Stock at the assumed initial public offering price. The following table illustrates this per share dilution:


ASSUMED INITIAL PUBLIC OFFERING PRICE OF CLASS A COMMON STOCK(1)  ....               $15.00
                                                                                    --------
 Net tangible book value per share of Common Stock before the Offering     $0.59
 Increase in net tangible book value per share of Common Stock
   attributable to new investors ......................................     4.14
                                                                          -------
 As adjusted net tangible book value per share of Common Stock
   after the Acquisitions and the Offering ............................                4.73
                                                                                    --------
 Dilution in net tangible book value per share of Common Stock
   to new investors(2) ................................................              $10.27
                                                                                    ========

- ---------------------

(1) Before deduction of estimated underwriting discounts and offering expenses.

(2) Dilution is determined by subtracting pro forma net tangible book value per share of Common Stock after the Offering from the initial public offering price of the Class A Common Stock.

   The following table summarizes on a pro forma basis as of March 31, 1996, after giving effect to the sale by the Company of 1,800,000 shares of Class A Common Stock in the Offering, the differences between existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company and the total and average consideration paid per share (without ascribing any discount to the shares purchased prior to the Offering to reflect their relative illiquidity.)

                                   SHARES PURCHASED          TOTAL CONSIDERATION
                                -----------------------    -----------------------
                                                                                      AVERAGE PRICE
                                   NUMBER      PERCENT        AMOUNT       PERCENT       PER SHARE
                                -----------   ---------    -----------   ---------    -------------
Existing shareholders(1)(2)      3,000,000       62.5%     $ 2,461,000        8.4%         $ 0.82
New investors(3) ............    1,800,000       37.5      $27,000,000       91.6          $15.00
                                -----------   ---------    -----------   ---------    --------------
  Totals ....................    4,800,000      100.0%     $29,461,000      100.0%         $ 6.14
                                ===========   =========    ===========   =========    ==============

- ---------------------

(1) As of the date of this Prospectus (and assuming consummation of the Reorganization), there are 2,040,000 shares of Class A Common Stock and 2,760,000 shares of Class B Common Stock outstanding. All of the outstanding Class B Common Stock is held of record by Nicklaus Family Members. Shares of Class B Common Stock are convertible at any time into Class A Common Stock and convert automatically into Class A Common Stock upon a transfer to anyone other than a Nicklaus Family Member.

(2) Does not reflect the possible exercise of options to purchase 384,000 shares of Class A Common Stock granted under the Company's 1996 Stock Option Plan.

(3) Assumes an initial public offering price of $15.00 per share of Class A Common Stock (the midpoint of the estimated range of the initial public offering price) and that the Underwriters' over-allotment option is not exercised. Sales by the Company pursuant to the exercise by the Underwriters of the over-allotment option will cause the total number of shares, percent of shares held by new investors, total consideration paid by new investors, percent of total consideration paid by new investors and average price per share for all investors to increase to 5,070,000, 40.8%, $31,050,000, 92.7%
    and $6.98, respectively.

                                 CAPITALIZATION

   The following table sets forth, as of March 31, 1996, (i) the capitalization of the Company as if the Reorganization had occurred on such date and certain shares of capital stock had been sold to management and certain Nicklaus Family Members, (ii) the pro forma capitalization of the Company as adjusted to reflect the Acquisitions and (iii) the as adjusted capitalization of the Company as adjusted to reflect the sale of Class A Common Stock offered in the Offering (at an assumed initial public offering price of $15.00 per share, which represents the midpoint of the estimated range of the initial public offering price). The following table should be read in conjunction with the combined financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                                                                 MARCH 31, 1996
                                                                 ----------------------------------------------
                                                                   PRO FORMA FOR
                                                                  REORGANIZATION
                                                                    AND SALE OF      PRO FORMA FOR        AS
                                                                     STOCK(1)       ACQUISITIONS      ADJUSTED
                                                                 ---------------   ---------------  -----------
                                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term debt:
 Current portion of notes payable .............................      $  674           $ 2,324          $   674
                                                                 ===============   ===============   ===========
Long-term debt ................................................      $   25           $13,010          $13,010
                                                                 ---------------   ---------------   -----------
Shareholders' equity(2):
 Preferred Stock, $.01 par value, 20,000,000 shares
   authorized, no shares issued and outstanding ...............         --               --               --
 Class A Common Stock, $.01 par value, 70,000,000 shares
   authorized, 240,000 shares issued and outstanding,
   pro forma for the Reorganization and for the sale of
   stock to certain executives and certain Nicklaus Family
   Members; 2,040,000 shares issued and outstanding,
   as adjusted ................................................           2                 2               20
 Class B Common Stock, $.01 par value, 10,000,000 shares
   authorized, 2,760,000 shares issued and outstanding,
   pro forma for the Reorganization and for Acquisitions;
   2,760,000 shares issued and outstanding, as adjusted .......          28                28               28
 Additional paid-in-capital ...................................       3,790             3,790           27,932
 Retained earnings (accumulated deficit) ......................      (2,040)           (2,040)          (2,040)
                                                                 --------------- ----------------    -----------
  Total shareholders' equity ..................................       1,780             1,780           25,940
                                                                 --------------- ----------------    -----------
   Total capitalization .......................................      $2,479           $17,114          $39,624
                                                                 ===============  ================   ==========

- ---------------------
(1) Adjusted to reflect the Reorganization and the sale of capital stock of Golf Centers to certain executives and certain Nicklaus Family Members for $600,000 and $900,000, respectively, and a $1.5 million charge for compensation to be recorded in June 1996 related to deemed compensation received by certain executives in connection with their purchase of shares in Golf Centers.

(2) Does not include the reservation of up to 384,000 shares of Class A Common Stock that may be issued upon the exercise of options granted under the Company's 1996 Stock Option Plan. See "Management--Compensation of Executive Officers."

                   SELECTED HISTORICAL COMBINED FINANCIAL DATA

   Set forth below are the selected combined financial data of the Company for each of the years in the five year period ended December 31, 1995 and for the three month periods ended March 31, 1996 and 1995. The combined financial data include the financial statements of the Predecessor Companies. The statement of operations and balance sheet data as of and for the three months ended March 31, 1995 and 1996 and the years ended December 31, 1991 and 1992 have been derived from the unaudited books and records of the Predecessor Companies. The statement of operations data and balance sheet data as of and for the years ended December 31, 1993, 1994 and 1995 have been derived from the Combined Financial Statements of the Predecessor Companies which have been audited by Arthur Andersen LLP as indicated in their reports included elsewhere in this Prospectus. The selected financial data for the three months ended March 31, 1995 and 1996 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to prevent fairly the financial position and results of operations of the Predecessor Companies for such periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results for a full fiscal year. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the Combined Financial Statements of the Predecessor Companies and the related Notes thereto, included elsewhere in this Prospectus.

                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------------------
                                                       1991        1992         1993        1994        1995
                                                    ---------  -----------   -----------  ----------  ---------
STATEMENT OF OPERATIONS DATA:                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Golf division ...................................   $ 4,500     $ 2,764       $ 1,522     $ 1,905     $ 2,298
 Construction division ...........................        --         --          2,177       5,599      19,177
 Marketing division ..............................     7,197       7,232         8,069       9,121      10,070
                                                    ---------  -----------   -----------  ----------  ---------
  Total revenues .................................    11,697       9,996        11,768      16,625      31,545
Operating costs and expenses:
 Construction and shaping costs ..................        --         --          1,894       4,737      16,500
 Operating expenses ..............................     6,111       6,047         6,502       7,756       8,422
 Corporate overhead ..............................     3,915       3,315         2,994       3,051       3,121
 Depreciation and amortization ...................       244         265           243         199         233
                                                    ---------  -----------   -----------  ----------  ---------
  Total costs and expenses .......................    10,270       9,627        11,633      15,743      28,276
                                                    ---------  -----------   -----------  ----------  ---------
Operating income .................................     1,427         369           135         882       3,269
Other income (expense) ...........................        84          27             2         (10)         (1)
                                                    ---------  -----------   -----------  ----------  ---------
Income before income taxes and minority interest       1,511         396           137         872       3,268
Foreign tax provision ............................       447         568           616         699       1,010
Minority interest(a) .............................       951         921           925       1,038       1,024
                                                    ---------  -----------   -----------  ----------  ---------
Income (loss) before pro forma income taxes  .....   $   113     $(1,093)      $(1,404)    $  (865)    $ 1,234
                                                    =========  ===========   ===========  ==========  =========
As Adjusted to Reflect C-Corp Status(b):
 Pro forma income tax (benefit) ..................        --         --           (923)       (764)       (135)
                                                    ---------  -----------   -----------  ----------  ---------
 Pro forma net income (loss) .....................   $   113     $(1,093)      $  (481)    $  (101)    $ 1,369
                                                    =========  ===========   ===========  ==========  =========
 Pro forma net income (loss) per share
  of common stock ................................   $  0.04     $ (0.36)      $ (0.16)    $ (0.03)    $  0.46
                                                    =========  ===========   ===========  ==========  =========
 Weighted average number of common stock
   and common stock equivalents outstanding ......     3,000       3,000         3,000       3,000       3,000
                                                    =========  ===========   ===========  ==========  =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE TABLE)

                                                          FOR THE
                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                    ------------------
                                                      1995      1996
                                                    --------  --------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Golf division ...................................   $  364    $  534
 Construction division ...........................    1,435     2,056
 Marketing division ..............................    2,453     2,382
                                                    --------  --------
  Total revenues .................................    4,252     4,972
Operating costs and expenses:
 Construction and shaping costs ..................    1,423     2,000
 Operating expenses ..............................    1,615     1,699
 Corporate overhead ..............................      714       751
 Depreciation and amortization ...................       53        72
                                                    --------  --------
  Total costs and expenses .......................    3,805     4,522
                                                    --------  --------
Operating income .................................      447       450
Other income (expense) ...........................       (4)        4
Income before income taxes and minority interest        443       454
Foreign tax provision ............................      178        96
Minority interest(a) .............................      203       325
                                                    --------  --------
Income (loss) before pro forma income taxes  .....   $   62    $   33
                                                    ========  ========
As Adjusted to Reflect C-Corp Status(b):
 Pro forma income tax (benefit) ..................      (84)      (46)
                                                    --------  --------
 Pro forma net income (loss) .....................   $  146    $   79
                                                    ========  ========
 Pro forma net income (loss) per share
  of common stock ................................   $ 0.05    $ 0.03
                                                    ========  ========
 Weighted average number of common stock
   and common stock equivalents outstanding ......    3,000     3,000
                                                    ========  ========

                                                       DECEMBER 31,
                                   --------------------------------------------------
                                      1991      1992       1993      1994       1995
                                   ---------  --------  --------  ---------  --------

BALANCE SHEET DATA (AT PERIOD END)                (DOLLARS IN THOUSANDS)
Working capital (deficit)  ......    $1,549    $  709     $  609    $ (139)    $  535
Total assets ....................     2,866     2,599      3,676     4,841      8,906
Long-term debt ..................        --       --         --        113         44
Shareholders' equity ............     1,893     1,439      1,110       256      1,030

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                  MARCH 31,
                                   ---------------------------------------
                                       1995                     1996
                                   ----------- --------------------------
                                                 ACTUAL     AS ADJUSTED(C)
                                               ---------   ---------------
BALANCE SHEET DATA (AT PERIOD END)
Working capital (deficit)  ......   $(1,289)     $ (664)       $21,596
Total assets ....................     4,016       7,888         48,183
Long-term debt ..................        96          25         13,010
Shareholders' equity ............      (652)        280         25,940

- ---------------------
(a) Reflects minority interest of the Company's partner in Jack Nicklaus Apparel International, the partnership operating the apparel licensing activities of the Company outside the United States and Europe.
(b) See Note 1 to the Company's Combined Financial Statements.
(c) Adjusted to reflect the Acquisitions, the sale of Class A Common Stock offered in the Offering (at an assumed initial public offering price of $15.00 per share, which represents the midpoint of the estimated range of the initial public offering price) and a $1.5 million charge for compensation to be recorded in June 1996 related to deemed compensation received by certain executives in connection with their purchase of shares in Golf Centers.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is a discussion of the financial condition and results of operations of the Company for the three month periods ended March 31, 1996 and 1995, and the years ended December 31, 1995, 1994 and 1993. This discussion and analysis should be read in conjunction with the Selected Historical Combined Financial Data and the audited combined financial statements of the Company and the related notes thereto which are included elsewhere in this Prospectus.

OVERVIEW


   The Company operates its business through three principal groups: the Golf Division, the Construction Division and the Marketing Division. The Golf Division owns, operates and licenses the Company's golf practice and instruction facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names, is involved in the marketing of golf course design services on behalf of designers, primarily Nicklaus Design, and provides golf course management and consulting services throughout the world. The Construction Division provides technical construction services in connection with the construction and renovation of golf courses. The Marketing Division is involved primarily in the licensing of NICKLAUS, JACK NICKLAUS AND GOLDEN BEAR branded products throughout the world, the operation of the NICKLAUS/FLICK GOLF SCHOOLS and the generation of marketing fees related to Jack Nicklaus' personal endorsements (which are reflected in the Company's statement of operations under the heading related party commissions).


   The Company has achieved significant growth in revenues, operating income and net income over the period from January 1, 1993 to December 31, 1995. The Company's revenues increased to $31.5 million in 1995 from $11.8 million in 1993 while operating income increased to $3.3 million in 1995 from $0.1 million in 1993. Net income (after giving pro forma effect to income taxes) increased to a profit of $1.4 million in 1995 from a net loss of $0.5 million in 1993. Management believes that the Company's financial performance has benefitted from an increase in golf course construction and renovation projects worldwide, the increase in the number of golf practice and instruction facilities licensed by the Company, the increase in the licensed product offerings under NICKLAUS, JACK NICKLAUS AND GOLDEN BEAR brand names and growth in international demand for the Company's products and services. The improvement in the Company's operating margins to 10.4% in 1995 from 1.2% in 1993 resulted primarily as a consequence of the improved profitability of the Company's golf course construction activities, increased marketing fees relating to the sale of Nicklaus Design services (which are reflected in the Company's statement of operations under the heading related party management fees), increased licensing revenues from golf practice and instruction facilities and a reduction in corporate overhead as a percentage of revenues.


   Consistent with the Company's strategy to increase its ownership and operation of golf practice and instruction facilities, the Company recently entered into purchase, lease and management agreements pursuant to which it commenced operation of three existing golf practice and instruction facilities and has entered into letter agreements or letters of intent with respect to the acquisition or lease of four additional existing golf practice and instruction facilities and two facilities under development. The Company currently operates one of the facilities pursuant to a long-term lease and another facility pursuant to a management contract pending consummation of the acquisition of that facility. See "The Company--Recent Acquisitions." The Company is seeking to acquire or develop a total of ten facilities during 1996 and an additional twelve facilities by the end of 1997. While there is no assurance that any such additional facilities will be acquired, the Company believes that the Golf Division's revenues will continue to increase relative to the Construction and Marketing Divisions' revenues. In addition, the Company believes that as its currently operated and future acquired golf practice and instruction facilities are converted to the GOLDEN BEAR brand name, revenues and operating income from such facilities may increase based on improved marketing and increased customer awareness, expanded facilities and amenities offered such as pro shops, batting cages and miniature golf courses and revenues associated with golf lessons. Such increases may, however, be partially offset by initial losses from pre-opening costs and potential initial operating losses associated with new golf practice and instruction facilities.

   Historically, the Company's revenues attributable to golf practice and instruction facilities have been derived from license agreements with third parties who operate such facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF AND GOLDEN BEAR GOLF CENTER brand names. while the Company plans to continue to support its domestic and international licensees, the Company's current domestic strategy of owning and operating golf practice and instruction facilities directly is expected to result in less emphasis on the licensing of domestic golf practice and instruction facilities in the future. in implementing the Company's growth strategy, the Company may purchase or lease land, purchase, lease or construct facilities or enter into joint ventures for the operation of golf practice and instruction facilities.


   The Company's golf course construction, shaping and consulting services revenues increased to $19.2 million in 1995 from $2.2 million in 1993. This increase was primarily attributable to the increased number of, and amount of work performed under, construction and renovation projects, the increased demand for golf course development and construction throughout Southeast Asia and increased construction and renovation projects in the United States. The Company believes that domestic and international demand for new and renovated golf courses will provide continuing growth opportunities. In addition, the Company believes that its position as the exclusive marketing agent for Nicklaus Design and its familiarity with Nicklaus Design golf course projects will provide it with a competitive advantage in obtaining new construction contracts relating to Nicklaus Design assignments as well as assist the Company in marketing its construction services to non-Nicklaus Design designed courses.


   The Company has realized consistent growth in revenues over the past three years from licensed products utilizing the NICKLAUS, JACK NICKLAUS AND GOLDEN BEAR brand names, including apparel and accessories, with revenues increasing from $4.6 million in 1993 to $5.1 million in 1995. The apparel licensing activities of the Company outside the United States and Europe are conducted through its subsidiary, Jack Nicklaus Apparel International ("JNAI"), a general partnership between the Company and an affiliate of Hartmarx Corporation. The operations and balance sheet of JNAI are consolidated with the Company and the Company's operating results are reduced to reflect the minority interest of its partner. Under licensing agreements, JNAI receives royalties based on a percentage of net sales of licensed products. JNAI's license income increased to $3.8 million in 1995 from $3.5 million in 1993. As part of its strategy, the Company expects to continue to broaden its base of branded product offerings under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names.


   While there is no assurance that the Company will achieve continued growth, the Company believes that its growth will continue as it pursues its business plan to acquire additional golf practice and instruction facilities and to expand its construction and licensing operations. The Company expects that 1996 will be a transition year as it focuses its efforts on acquiring golf practice and instruction facilities, invests in additional management information systems and personnel to support its growth strategy and a new licensee commences its activities with respect to certain of the Company's branded products. While revenues in 1996 as compared to 1995 are expected to increase compared to 1995 as a consequence of the contemplated acquisitions of golf practice and instruction facilities, the costs associated with the foregoing items, the costs associated with such acquisitions and the integration of the operations of the acquired facilities into the Company and the costs associated with this Offering and being a public company are expected to result in decreased operating income for 1996 as compared to 1995. For the six months ended June 30, 1996, the Company had total revenues of $14.0 million as compared to $12.7 million for the comparable period in 1995, an increase of 10%, and operating income of $1.3 million as compared with $1.8 million for the six months ended June 30, 1995, a decrease of approximately 30%. Results for the six months ended June 30, 1996 are before a one-time expense of approximately $1.5 million associated with compensation deemed received by executives of the Company in connection with shares purchased by them in Golf Centers prior to the Reorganization. Pro forma income as adjusted to reflect C-Corp status was $0.4 million for the six months ended June 30, 1996 as compared to $0.8 million for the comparable period in 1995.

RESULTS OF OPERATIONS

   The following table sets forth the operating results (as a percentage of net revenues) for the periods indicated by each item reflected in the Company's combined statement of operations. Pro forma income tax benefit reflects adjustments to historical operating results for federal and state income taxes as if the Predecessor Companies had been taxed as C corporations rather than S corporations.

                                                                                    FOR THE
                                            FOR THE YEARS ENDED DECEMBER 31,   THREE MONTHS ENDED
                                                                                   MARCH 31,
                                             ------------------------------  ------------------
                                                1993       1994      1995      1995      1996
                                             ---------  ---------  --------  --------  --------
Revenues:
 Golf division ............................     12.9%      11.4%       7.3%      8.6%      10.7%
 Construction division ....................     18.5       33.7       60.8      33.7       41.4
 Marketing division .......................     68.6       54.9       31.9      57.7       47.9
                                             ---------  ---------  --------  --------  ---------
  Total revenues ..........................    100.0      100.0      100.0     100.0      100.0
Operating costs and expenses:
 Construction and shaping costs ...........     16.1       28.5       52.3      33.5       40.2
 Operating expenses .......................     55.2       46.6       26.7      38.0       34.2
 Corporate overhead .......................     25.4       18.4        9.9      16.8       15.1
 Depreciation and amortization ............      2.1        1.2        0.7       1.2        1.5
                                             ---------  ---------  --------  --------  ---------
  Total costs and expenses ................     98.8       94.7       89.6      89.5       91.0
Operating income ..........................      1.2        5.3       10.4      10.5        9.0
Other income (expense) ....................      0.0       (0.1)       0.0      (0.1)       0.1
                                             ---------  ---------  --------  --------  ---------
Income before income taxes and
  minority interest .......................      1.2        5.2       10.4      10.4        9.1
Foreign tax provision .....................      5.2        4.2        3.2       4.2        1.9
Minority interest expense .................      7.9        6.2        3.3       4.8        6.5
                                             ---------  ---------  --------  --------  ---------
Income (loss) before pro forma income
  taxes ...................................    (11.9)      (5.2)       3.9       1.4        0.7
                                             =========  =========  ========= ========  =========
Pro forma income tax benefit ..............     (7.8)      (4.6)      (0.4)     (2.0)      (0.9)
Pro forma net income (loss) ...............     (4.1)%     (0.6)%      4.3%      3.4%       1.6%
                                             =========  =========  ========= ========  ========

THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1995


   Total revenues increased 16.9% to approximately $5.0 million in the three months ended March 31, 1996 from $4.3 million in the comparable period of 1995, an increase of approximately $0.7 million. The increase in total revenues was principally the result of an increase in Construction Division revenues to $2.1 million in the three months ended March 31, 1996 from $1.4 million in the comparable period in 1995, attributable primarily to an increase in the number of construction and shaping projects in process. Golf Division revenues increased to $0.5 million in the three months ended March 31, 1996 from $0.4 million in the comparable period in 1995 due to increased revenues from golf centers and academy fees and royalties to $0.2 million in the three months ended March 31, 1996 from $0.1 million in the comparable period of 1995, attributable primarily to an increase in the number of licensed facilities to sixteen during the quarter ended March 31, 1996 from eleven during the quarter ended March 31, 1995. The Company's Marketing Division revenues remained relatively constant at approximately $2.4 million in 1996 and $2.5 million in 1995. Within the Marketing Division, licensing and other revenues increased by approximately $160,000 which was offset by a decrease in golf instruction revenues of approximately $180,000.


   Operating income (after corporate overhead) remained relatively constant at approximately $0.4 million for the three months ended March 31, 1996 and March 31, 1995. Operating income (after corporate overhead) as a percentage of total revenues decreased to 9.0% in the three months ended March 31, 1996 from 10.5% in the comparable period of 1995, primarily as a result of lower operating margins (before corporate overhead) in the Marketing Division of 45.1% compared to 48.7%, respectively. The decline in the Marketing Division's operating margin (before corporate overhead) was primarily the result of decreased revenue from NICKLAUS/FLICK GOLF SCHOOLS. The decline in the Marketing Division's operating margin (before corporate overhead) was partially offset by the improved operating margin (before corporate overhead) in the Construction Division of 2.7% in the three months ended March 31, 1996 compared to 0.8% in the comparable period of 1995. The improved operating margin (before corporate overhead) in the Construction Division resulted primarily from the improved profitability associated with increased construction and shaping revenues in the first quarter of 1996. Golf Division operating margins (before corporate overhead) also improved to 26.5% in the first quarter of 1996 from 1.9% in the comparable period of 1995 as a result of increased revenues attributable to golf centers and academy fees and royalties.


   Corporate overhead, consisting primarily of corporate headquarters rent and occupancy costs, as well as corporate management and employees, remained relatively constant at approximately $0.8 million in the three months ended March 31, 1996 compared to $0.7 million in the three months ended March 31, 1995. The Company was able to achieve improved operating efficiencies in overhead during the first quarter of 1996 as the higher level of total revenues were spread over relatively constant levels of corporate overhead expense. The Company believes it has the senior management resources in place to grow its business for the foreseeable future; however, the Company plans to upgrade its management information systems and add additional accounting and finance personnel in 1996 in order to support its growth strategy. Management anticipates that corporate overhead will increase due to the aforementioned systems upgrade and additions to personnel as well as the increased costs associated with operating the Company as a separate public company and the expansion of the Company's business.

   The provision for foreign income taxes was $0.1 million in the three months ended March 31, 1996 compared to $0.2 million for the comparable period in 1995. The relatively constant foreign income tax provision resulted from the relatively constant operating income from foreign operations of $0.8 million in the three months ended March 31, 1996 compared to $0.9 million in the comparable period of 1995. As S corporations, the Predecessor Companies have historically only paid foreign income taxes and have not paid United States federal income taxes. Because the Company will be a C corporation, a pro forma income tax benefit of $45,600 for the three months ended March 31, 1996 and $84,502 for the comparable period of 1995 has been included in the Company's combined statements of operations for informational purposes as if the domestic operations of the Predecessor Companies were C corporations during the years presented. The Company expects to recognize tax credits for foreign taxes paid against its United States income tax obligation. The pro forma United States income taxes reflect an approximate effective rate of 39%.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994


   Total revenues increased 89.7% to $31.5 million in 1995 from $16.6 million in 1994. The $14.9 million increase in total revenues was principally the result of an increase in Construction Division revenues to $19.2 million in 1995 from $5.6 million in 1994 due to an increase in the number of construction and shaping contracts. Golf Division revenues also increased to $2.3 million from $1.9 million. This increase was primarily attributable to an increase in revenues from golf centers and academy fees and royalties to $1.0 million in 1995 from $0.7 million in 1994, attributable primarily to an increase in the number of licensed facilities. In addition, in 1995, revenues from Montreux Golf Club Limited, an unaffiliated Paragon customer, represented approximately 16% of the Company's total revenues. The Company experienced an increase in Marketing Division revenues to $10.1 million in 1995 from $9.1 million in 1994, principally due to increased sales of branded consumer products and services and increased revenues generated by the Company's NICKLAUS/FLICK GOLF SCHOOLS.


   Operating income (after corporate overhead) increased to $3.3 million in 1995 from $0.9 million in 1994. Operating income (after corporate overhead) as a percentage of total revenues increased to 10.4% in 1995 from 5.3% in 1994, primarily as a result of an improved 1995 operating margin (before corporate overhead) in the Golf Division of 18.5% as compared to 11.7% in 1994 and the achievement of operating efficiencies in overhead in 1995 as the higher level of total revenues was spread over a relatively stable level of corporate overhead. The improved operating margin (before corporate overhead) in the Construction Division of 8.7% in 1995 compared to (7.5)% was associated with an increase in the number of construction and shaping contracts. The Marketing Division's operating margin (before corporate overhead) declined to 45.1% in 1995 from 47.5% in 1994, primarily due to increased expenses of $0.2 million incurred in connection with the establishment of the Jack Nicklaus International Club.


   Corporate overhead, consisting primarily of corporate headquarters rent and occupancy costs, as well as corporate management and employees, remained constant at approximately $3.1 million in 1995 and 1994.

   The provision for foreign income taxes was $1.0 million in 1995 compared to $0.7 million in 1994. The increase in the foreign income tax provision resulted from increased operating income from foreign operations to $4.7 million in 1995 from $3.7 million in 1994, attributable principally to additional Far East golf course construction projects and increased foreign licensing revenues. As S corporations, the Predecessor Companies have historically paid only foreign income taxes and have not paid United States federal income taxes. Because the Company will be a C corporation, a pro forma income tax benefit of $0.1 million for 1995 and $0.8 million for 1994 has been included in the Company's combined statements of operations for informational purposes as if the domestic operations of the Predecessor Companies were C corporations during the years presented. The pro forma United States income taxes reflect an approximate effective rate of 39%.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993


   Total revenues increased 41.3% to $16.6 million in 1994 from $11.8 million in 1993, an increase of $4.8 million. The increase in total revenues was principally the result of an increase in Construction Division revenues to $5.6 million in 1994 from $2.2 million in 1993. Golf Division revenues also increased to $1.9 million from $1.5 million. This increase was primarily due to increased revenues from golf centers and academy fees and royalties, from $0.6 million in 1993 to $0.7 million in 1994, primarily attributable to an increase in the number of licensed facilities. In addition, the Company experienced an increase in Marketing Division revenues to $9.1 million in 1994 from $8.1 million in 1993, principally due to increased revenues generated by the NICKLAUS/FLICK GOLF SCHOOLS.

   Operating income (after corporate overhead) increased to $0.9 million in 1994 from $0.1 million in 1993. Operating income (after corporate overhead) as a percentage of total revenues increased to 5.3% in 1994 from 1.2% in 1993, generally as a result of an improved 1994 operating margin (before corporate overhead) in the Golf Division to 11.7% from (2.2)% in 1993. Construction Division operating margins (before corporate overhead) improved to (7.5)% in 1994 from (22.7)% in 1993. The Marketing Division's operating margin (before corporate overhead) decreased to 47.5% in 1994 from 48.3% in 1993 due principally to increased expenses of $0.1 million incurred in connection with the establishment of the Jack Nicklaus International Club.

   Corporate overhead, consisting primarily of corporate headquarters rent and occupancy costs, as well as corporate management and employees, remained relatively flat at approximately $3.1 million in 1994 as compared to $3.0 million in 1993.


   The provision for foreign income taxes was $0.7 million in 1994 compared to $0.6 million in 1993. The increase in the foreign income tax provision resulted from increased operating income from foreign operations to $3.7 million in 1994 from $2.6 million in 1993, attributable principally to additional golf course construction projects in the Far East. As noted above, the Predecessor Companies have historically only paid foreign income taxes and have not paid United States federal income taxes. Because the Company will be a C Corporation, a pro forma income tax benefit of $0.8 million for 1994 and $0.9 million for 1993 has been included in the Company's combined statements of operations for informational purposes as if the domestic operations of the Predecessor Companies were C Corporations during the years presented. The pro forma United States income taxes reflect an approximate effective rate of 39%.

LIQUIDITY AND CAPITAL RESOURCES

   Historically, the Company relied primarily upon internally generated funds from operations supplemented by borrowings as needed to finance its operations. The cash provided by operating activities totalled approximately $0.9 million for the three months ended March 31, 1996, $1.6 million in the year ended December 31, 1995 and $0.5 million in the year ended December 31, 1994. Cash used by the Company's investing activities totalled approximately $0.7 million in the three months ended March 31, 1996, $1.3 million in the year ended December 31, 1995 and $1.3 million in the year ended December 31, 1994, primarily representing distributions to minority investors related to JNAI's licensing activities outside the United States and Europe. Cash used in financing activities totalled $0.3 million in the three months ended March 31, 1996 and $0.4 million in the year ended December 31, 1995, principally related to transfers to GBI. Cash provided by financing activities totalled $0.2 million in the year ended December 31, 1994 principally related to capital contributions to Paragon. At December 31, 1995 and March 31, 1996, the Company had working capital (deficit) of $0.5 million and $(0.7) million, respectively, and $0.4 million and $0.3 million, respectively in cash and cash equivalents.


   Capital expenditures totalled approximately $0.1 million in the three months ended March 31, 1996, approximately $0.2 million in the year ended December 31, 1995 and approximately $0.2 million in the year ended December 31, 1994. The Company currently estimates that planned capital expenditures for 1996 will be approximately $0.5 million, including $0.2 million for an upgraded management information system and $0.1 million for leasehold improvements at the Company's corporate headquarters. The Company also intends to expend approximately $15 million to $20 million in 1996 for the acquisition of golf practice and instruction facilities. The Company plans to finance capital expenditures and acquisitions of facilities in 1996 primarily with net proceeds from the Offering. In addition, the Company may obtain mortgage financing secured by the facilities acquired or enter into operating leases or joint ventures for new facilities which may not require a significant initial cash outlay. Actual expenditures will depend on, among other things, the availability of funds, the availability of suitable facilities, the location and condition of the acquired facilities (i.e. whether significant capital improvements are necessary), whether the Company acquires or leases the related land, competitive developments and strategic marketing decisions.

   Currently, certain assets of the Company secure a line of credit of GBI. At or promptly after the consummation of the Offering, the lien on these assets will be released. Paragon currently has a $1 million line of credit, secured by its assets, which matures on April 26, 1997. As of June 30, 1996, $603,220 was outstanding under the line.


   To provide for additional liquidity, the Company is seeking to obtain a $10-$15 million line of credit from a bank or other financial institution. Any such credit facility would likely include customary representations and warranties and covenants with respect to the conduct of the Company's business and require the maintenance of various financial ratios, which could limit amounts available to be borrowed under the facility. There can be no assurance that the Company will obtain this credit facility or as to the amount or terms of any such facility. Consummation of the Offering is not conditioned upon the Company obtaining a credit facility.

   The Company believes that the net proceeds from the Offering, together with cash provided by operations will be sufficient to meet its operating needs and anticipated capital expenditure and acquisition requirements through February 1997. If the Company obtains the line of credit financing described in the prior paragraph, the Company believes that it would have sufficient funds through 1997. Beyond such period, the Company will be required to raise additional capital in order to pursue its planned acquisition and expansion strategy. Such capital may be raised by the issuance of additional equity or the incurrence of additional indebtedness. There is no assurance that the Company will be able to obtain additional capital or to borrow funds in a timely manner on favorable terms or at all. To the extent that the Company is not able to do so, the Company may be required to delay or reduce its planned acquisition and expansion strategy. See "Risk Factors--Expansion Strategy and Additional Financing Requirements and Additional Financing Requirements" and "--Acquisition of Additional Golf Centers and Limited History of Direct Operations." In addition, in appropriate situations, the Company may seek financing from other sources or may enter into joint ventures and other collaborative or licensing arrangements for the acquisition and operation of additional golf practice and instruction facilities. See "The Company--Recent Acquisitions" for a description of certain joint ventures currently under consideration.

CURRENCY FLUCTUATIONS

   Although substantially all of the Company's contracts are denominated in United States dollars, fluctuations in the value of foreign currencies relative to the United States dollar impact the Company's results of operations. For 1995, approximately 30% of the Company's total revenues and approximately 74% of the Company's licensing revenues were generated overseas, primarily in Japan. A substantial portion of the revenues of the Company's overseas licensees are generated in foreign currencies and accordingly, fluctuations in the values of these currencies relative to the United States dollar could have a material adverse effect on the Company's profitability. Royalty payments received by the Company relating to foreign licensing arrangements are generally based on the exchange rate at the time of payment. In addition, the Company's construction contracts are also denominated in dollars and accordingly the effective cost to customers for construction services performed overseas will increase or decrease as foreign currencies fluctuate relative to the United States dollar, unless the Company changes its United States dollar prices to reflect the fluctuations in currency. Approximately 23% of the Company's construction revenues in 1995 were pursuant to overseas contracts. The Company does not currently engage in hedging activities with respect to such currency fluctuations, but may do so in the future. See "Risk Factors--Risks Associated with Activities Outside the United States."

INFLATION

   The Company does not believe that the relatively moderate rates of inflation experienced in the United States over the last three years have had a significant effect on its revenues or profitability. Although higher rates of inflation have been experienced in a number of foreign countries in which the Company does business, the Company does not believe that they have had a material effect on the Company's revenues or profitability.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

   This Prospectus contains forward-looking statements, including statements regarding, among other things, (i) the Company's growth strategies, including its intention to acquire or develop a total of ten golf practice and instruction facilities during 1996 and an additional twelve facilities by the end of 1997 and enter into new markets and product areas, (ii) anticipated trends in the domestic and international golf industry and in the Company's other businesses and (iii) the Company's future financing plans. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of changes in the trends in the golf industry and the factors described in "Risk Factors" including among others, (i) dependence on licensed trademarks,
(ii) expansion strategy and additional financing requirements, (iii) acquisition of additional golf practice and instruction facilities and limited history of direct operations and (iv) competition. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact occur.

                                    BUSINESS


   The Company is a diversified, international brand name golf products and services company engaged in the development, marketing and management of golf-related businesses, including the licensing, ownership and operation of golf practice and instruction facilities, the construction and renovation of golf courses, the marketing of golf course design services, and the licensing, distribution and sale of golf related consumer products. Through its three divisions, the Golf Division, the Construction Division and the Marketing Division, the Company provides high quality products and services in over 40 countries primarily under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. from 1993 to 1995, the Company realized an increase in revenues and operating income from $11.8 million to $31.5 million and from $0.1 million to $3.3 million, respectively.


   The Company's Golf Division is involved in the licensing, ownership and operation of golf practice and instruction facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names. the Company's golf centers are designed to provide affordable golf practice and instruction facilities to a large golfer population, to attract new participants to the game and to create an environment of family entertainment. The Company believes the highly fragmented golf practice and instruction facility industry presents advantageous opportunities to acquire, upgrade and renovate golf centers over the next five years. The Company believes that its golf facilities are differentiated from its competitors on the basis of consumers' recognition of the high quality of the products and services associated with the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names, the quality of its facilities and the availability at its facilities of the unique and individualized golf instruction programs designed by Mr. Nicklaus and Jim Flick, a world renowned instructor.

   The Company currently operates three golf practice and instruction facilities and recently entered into letter agreements or letters of intent regarding the proposed acquisition or lease of four additional existing facilities and two facilities currently under development. See "The Company--Recent Acquisitions." As part of its growth strategy to focus its efforts on the ownership and operation of facilities, the Company has identified approximately 60 to 70 markets within the United States which it believes can support one or more golf practice and instruction facilities of the type operated by the Company. Although there is no assurance that additional facilities will be acquired, the Company's plan is to acquire or develop a total of ten facilities during 1996 and an additional twelve facilities by the end of 1997. In addition to the three golf practice and instruction facilities it currently operates, the Company currently licenses for operation by third parties 17 golf practice and instruction facilities under the JACK NICKLAUS GOLF CENTER, JACK NICKLAUS ACADEMY OF GOLF and GOLDEN BEAR GOLF CENTER brand names. The Company intends to continue to support its existing licensee base.


   The Company's Golf Division also is involved in the marketing of golf course designs on behalf of designers, primarily for the golf course design division of GBI, Nicklaus Design. In addition, the Company provides club management and consulting services to golf course owners, with five Nicklaus designed courses currently under management in the United States and one under management in Asia.

   Through its Construction Division, the Company provides technical construction services in connection with the construction and renovation of golf courses. Since 1983, such construction services have been provided throughout the world in the development of over 40 golf courses, most of which were designed by Mr. Nicklaus through Nicklaus Design.

   Through its Marketing Division, the Company licenses NICKLAUS, JACK NICKLAUS and GOLDEN BEAR branded consumer products and operates its Nicklaus/Flick Golf Schools. The Company believes, based upon estimated mark-ups of wholesale prices or factory costs, that retail sales of the Company's licensed products, including apparel and accessories, were approximately $306 million world-wide in 1995, which generated approximately $5.1 million of licensing revenue for the Company in 1995. The Company also operates in its Marketing Division high-end golf schools under the NICKLAUS/FLICK GOLF SCHOOL brand name. The Company has developed innovative teaching methods which are offered at the Nicklaus/Flick Golf Schools throughout the united states and serve as the basis for instruction at the company's golf practice and instruction facilities worldwide. The Company has invested approximately $1.3 million in a proprietary teaching method including instruction books and a computer assisted video swing analysis device. This teaching methodology is the basis for the JACK NICKLAUS COACHING STUDIOS included within the Company's golf practice and instruction facilities worldwide as well as teaching at the Nicklaus/Flick Golf Schools.

   The Company's strategy is to increase its worldwide revenue and operating income by capitalizing on the growth and popularity of the game of golf and Mr. Nicklaus' reputation, image and accomplishments as one of the greatest golfers ever to play the game. Specific components of the Company's growth strategy include (i) acquiring, leasing or entering into joint ventures for well-located golf practice and instruction facilities that have the potential for improvement under the Company's management and with improved or expanded facilities; (ii) developing new golf practice and instruction facilities in locations where suitable acquisition opportunities are not available; (iii) capitalizing on the demand for the construction of new golf courses and the renovation of existing courses; and (iv) broadening the Company's base of branded consumer product offerings under the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names. The Company also believes that cross-marketing of its products and services will provide it with opportunities to maximize its operating performance. To this end, it is anticipated that the acquisition and development of new golf practice and instruction facilities will provide the Company with additional opportunities to market its Nicklaus/Flick Golf School programs and to sell its licensed products at retail pro shops established at such facilities. Similarly, the Company believes that the Company's arrangement as exclusive marketer of Nicklaus Design's services will increase the exposure of the Company's products and provide it with a competitive advantage in obtaining golf course construction and renovation business.

INDUSTRY OVERVIEW

   GENERAL

   According to the National Golf Foundation ("NGF"), there were approximately 25 million golfers (an individual age 12 or older who played at least one round of golf during the survey year) ("Golfers") in the United States in 1995, representing approximately 11.6% of the total United States population age 12 or older. The average age of a Golfer in 1995 was approximately 40 years old and the average household income of Golfers was approximately $56,900. The Company believes that there will be an increased demand for golf facilities and golf-related products as a result of the increased interest in golf by the aging "baby boom" population, primarily as a consequence of an increase in that group's disposable income and leisure time and the appropriateness of golf as a sport for an aging population.

   Total spending on golf-related equipment, merchandise, accessories, playing fees and miscellaneous items (not including lessons) was estimated to be approximately $16.3 billion for the twelve months ended August 1994. Approximately 33% of such amount was for golf equipment and other golf merchandise and approximately 67% of the amount was for club membership, cart and greens fees. While the number of Golfers and rounds played increased only moderately from 1986 through 1994, total spending by Golfers increased by 8.6% compounded annually over the same period.

   Total spending can be analyzed further on a segment basis. The NGF evaluates total spending by the following golfer frequency segments: AVID GOLFER, a golfer aged 18 or older who played 25 rounds or more of golf during the survey year; MODERATE GOLFER, a golfer aged 18 or older who played eight through 24 rounds of golf during the survey year; and OCCASIONAL GOLFER, a golfer aged 18 or older who played one through seven rounds of golf during the survey year. Table 1 below provides the number of golfers, the average age, average years played, average household income, and average rounds played per golfer segment. Table 2 below reflects that Avid Golfers, though comprising only 24% of the golfer population, represented 61% of all spending on golf-related purchases by golfers. In addition, Table 2 reveals that Avid Golfers' average annual expenditures are more than double that of Moderate Golfers and approximately nine times greater than Occasional Golfers' average annual expenditures. The Company believes that as the average Occasional and Moderate Golfers age and move into the prime income producing stages of their working lives, the number of Avid Golfers may be anticipated to increase and, if this occurs, total expenditures on golf-related products and services would also be anticipated to increase.

TABLE 1

                   CHARACTERISTICS OF GOLFER SEGMENTS IN 1995
                            (AGE 18 YEARS AND OLDER)

                                            OCCASIONAL      MODERATE       AVID
                                           -------------   -----------  --------

GOLFER SEGMENTS:
Number of Golfers(000s).................      11,340         6,078        5,503
Average Age ............................          38            41           50
Average Years Played  ..................          13            15           21
Average Household Income................     $54,800       $57,400      $59,300
Average Rounds Played  .................           3            14           62

- ----------------------
Source: NGF

TABLE 2

                   TOTAL SPENDING BY GOLFER FREQUENCY SEGMENT

                                                  PERCENT OF        AVERAGE
                                  PERCENT OF        TOTAL           ANNUAL
                                 ALL GOLFERS       SPENDING       EXPENDITURES
                               --------------   -------------   ---------------

GOLFER SEGMENTS:
Avid ........................        24%             61%            $1,710
Moderate ....................        26%             27%            $  719
Occasional ..................        50%             12%            $  183

- ----------------------
Source: NGF

   The Company also believes that many new golf markets are developing globally. In addition to the popularity of golf in Australia, Japan and New Zealand, each with golfers representing approximately 10% of their respective total populations based on Company estimates, the Company believes the Asian and South American markets represent attractive markets for growth. As of August 1995, the Company estimated that golfers represented less than 2% of the total populations of China, Hong Kong, India, Korea, Malaysia, and Thailand. The Company believes that its experience in international markets and its brand name recognition and strong reputation will position it to benefit from increased international demand for golf-related products and services.

   GOLF PRACTICE AND INSTRUCTION FACILITIES

   The Company believes that one of the fastest growing segments of the golf industry is the commercial golf range and golf course practice area segment. The Company estimates that, since 1990, the number of stand-alone commercial ranges has increased from approximately 1,200 to approximately 1,900 at the end of 1995 in the United States. During the twelve months ended December 1994, approximately 11.1 million people used a stand-alone commercial range in the United States. Currently, the stand-alone golf range industry is highly fragmented; the Company estimates that over 90% of stand-alone ranges are managed by owner-operators. The Company believes that this highly fragmented industry presents advantageous opportunities for the Company to acquire, upgrade and renovate golf centers and driving ranges throughout the United States.

   The Company believes that the growth in the golf practice and instruction facilities markets has been driven by the steady inflow of new players, the limited number of golf courses available for daily fee play, the increase in the number of beginners to the sport who are intimidated on a golf course and the cost and time required to play rounds on overcrowded golf courses. In addition, the Company believes that municipalities and real estate developers are looking to establish affordable recreation alternatives in their communities, and the Company believes golf practice and instruction facilities meet their objectives by providing wholesome, family oriented, affordable recreational and entertainment facilities.


   GOLF COURSE CONSTRUCTION

   As of December 31, 1995, there were approximately 15,000 golf courses in the United States, with approximately 1,900 of such courses opening since December 31, 1990. The construction of golf courses has trended upward since 1990. During 1995, 468 golf courses opened in the United States. Golf course openings in 1995 increased by approximately 23% over golf course openings in 1994. From 1990 to 1995 the number of golf courses open for play increased by approximately 10.3%. At year end 1995, 820 golf courses were under construction, with approximately 500 of these anticipated to open in 1996. In addition to the United States, the Company believes emerging markets like China, India, South America and South Africa represent significant golf course design and construction opportunities. This belief is based on the size of the populations in these emerging markets, the receptivity of these cultures to American exports, the fact that the climate in these areas are generally conducive to resort activities, and the rising popularity of the game of golf internationally.

GOLF DIVISION


   The Golf Division is involved in the operation and licensing of the Company's golf practice and instruction facilities and the provision of golf course management and consulting services primarily to owners and operators of Nicklaus designed golf courses. In addition, through the Golf Division, the Company markets golf course design services for Nicklaus Design, a division of GBI. The Golf Division had revenues of $2.3 million in 1995, compared to $1.9 million in 1994 and $1.5 million in 1993. The Company believes that its owned and licensed golf facilities are differentiated from its competitors on the basis of consumers' recognition of the JACK NICKLAUS and GOLDEN BEAR brand names, the quality of the facilities and the unique and individualized golf instruction programs designed by Jack Nicklaus and Jim Flick available at the facilities.


   GOLF CENTERS AND ACADEMIES


   The Company's golf centers and academies are golf practice and instruction facilities designed to provide golf practice facilities, affordable golf instruction and related recreational activities. Revenue attributable to the Company's golf centers and academies was approximately $1.0 million in 1995, compared to approximately $0.7 million in 1994 and approximately $0.6 million in 1993. Domestically, the Company currently operates three golf centers and has entered into agreements or letters of intent regarding the proposed acquisition of four existing facilities (three of which are currently operated by licensees of the Company) and two facilities currently under development by a licensee of the Company. In addition to the facilties operated by licensees which are the subject of the agreements or letters of intent, there are presently seven other licensed GOLDEN BEAR GOLF CENTERS being operated by licensees of the Company in the United States, with three additional licensed facilities scheduled to open in 1996. Internationally, the Company's licensees operate seven facilities under the name JACK NICKLAUS GOLF CENTERS and JACK NICKLAUS ACADEMY OF GOLF which are located in the Pacific Rim and England.


   DOMESTIC OPERATIONS. The owned and licensed domestic golf centers are generally centered around a practice range designed with target greens, bunkers and traps to simulate golf course conditions. The ranges generally feature both covered and uncovered hitting stations to maximize usage under all weather conditions and are lighted to permit nighttime use. In addition to the practice range, the golf centers typically include short game practice areas, including putting greens and sand traps, comprehensive GOLDEN BEAR instruction programs designed by the internationally recognized NICKLAUS/ FLICK GOLF SCHOOL, a JACK NICKLAUS COACHING STUDIO (a proprietary multimedia video and computer swing analysis system) and a clubhouse facility which typically includes a full-line retail pro shop, limited locker facilities and a restaurant or snack bar. The domestic golf centers generally also include other recreational amenities such as miniature golf courses and baseball batting areas.


   The Company currently operates three golf practice and instruction facilities and recently entered into agreements or letters of intent regarding the proposed acquisition of four additional existing facilities and two facilities currently under development. See "The Company--Recent Acquisitions." While there is no assurance that it will successfully do so, the Company's goal is to acquire or develop a total of ten facilities during 1996 and an additional twelve facilities by the end of 1997. While the Company intends to continue to support its existing licensee network, the Company's present strategy is to focus its efforts on the direct ownership and operation of facilities, including pursuant to joint ventures, and to pursue new licenses and enter into additional territory development agreements only in locations and territories where the Company does not intend to acquire or develop its own facilities. The Company anticipates that it will add golf centers either by acquiring or converting existing golf centers or practice facilities or by acquiring undeveloped sites and constructing new golf centers. The Company believes the highly fragmented golf range industry presents advantageous opportunities for the Company to acquire, upgrade and renovate golf centers and driving ranges over the next five years. The Company believes that its GOLDEN BEAR BRANDING and its instruction programs will provide the Company with a competitive advantage and differentiate GOLDEN BEAR GOLF CENTERS from other range operators. See "Risk Factors--Expansion Strategy and Additional Financing Requirements" and "--Acquisition of Additional Golf Centers and Limited History of Direct Operations."


   Currently, there are ten licensed GOLDEN BEAR GOLF CENTERS in the United States which are operated by three owners, none of which is affiliated with the Company. As discussed above, the Company has recently entered into agreements or letters of intent to acquire or lease three of such facilities. Each licensee has been provided an exclusive license in a specified territory to operate a GOLDEN BEAR GOLF CENTER and is able to utilize certain of the Company's trademarks, servicemarks and other rights relating to the operation of the facility. Additionally, the Company has agreements with two licensees which grant to the licensees the exclusive right to develop five GOLDEN BEAR GOLF CENTERS within the Baltimore, Maryland and Fairfax, Virginia areas. Licensees are required to operate their GOLDEN BEAR GOLF CENTERS in compliance with the Company's methods, standards and specifications regarding such matters as facility design, site approval, layout and design of teaching and practice-related facilities, fixtures and furnishings, decor and signage, merchandise type, presentation and customer service. Licensees are not required to purchase supplies or products from the Company other than the workbooks, software and manuals associated with the teaching studios which must be included in each facility. Licensees pay a facility license fee of $25,000-$35,000 for each facility opened by the licensee within the designated territory, and pay continuing monthly royalty fees of 3 to 5% of adjusted gross revenues, subject to a minimum guaranteed royalty of $50,000 per year. In some instances, generally for facilities in less populated areas, in lieu of monthly revenue-based royalty fees, fixed annual fees are paid generally ranging between $35,000 and $45,000, subject to increases based on the consumer price index. The Company's license fees, royalties and other similar payments from its domestic golf center licensees totalled approximately $101,000 for the first three months of 1996 and approximately $461,000, $198,000 and $74,000 for the years 1995,
1994 and 1993, respectively.

   The Company has recently entered into letters of intent with two of its existing licensees, East Coast and Highlander outlining the terms of proposed joint venture agreements providing for the development and operation of GOLDEN BEAR GOLF CENTERS over a five year period. The letters of intent contemplate the granting of exclusive development rights in certain territories in North Carolina, South Carolina, Dallas/Ft. Worth, Texas, Orange County, California and Chicago, Illinois and non-exclusive development rights in certain territories in Florida (excluding Palm Beach County), Ohio, Long Island, New York, northern California, Nevada and San Diego County. It is contemplated that the joint venture would enter into license agreements with the Company containing the same general compliance standards and methods described above with respect to the Company's other licensees. The rights and obligations of the parties in the joint ventures will be defined and is subject to the execution of binding definitive agreements. There is no assurance that definitive joint venture agreements will ever be executed or that, if executed, that any GOLDEN BEAR GOLF CENTERS will ever be developed by the joint ventures.

   Set forth below is a list of the Company's existing domestic licensees and the facilities operated.

            LICENSEE GROUP                     EXISTING FACILITIES
            ------------------                 --------------------
            Family Golf Centers, Inc.            Henrietta, NY
                                                 Farmingdale, NY
                                                 Elmsford, NY
                                                 Douglaston, NY
                                                 Liverpool, NY
                                                 Wayne, NJ
                                                 El Segundo, CA
            Highlander Golf Corp. Ltd.*          Moreno Valley, CA
                                                 Carrollton, TX
            East Coast Golf Centers, Inc.*       Columbus, OH
- ---------------------
* The Company recently entered into letters of intent with Highlander and East Coast regarding the proposed purchase of the facilities operated or under development by Highlander and East Coast. See "The Company--Recent Acquisitions."

   INTERNATIONAL OPERATIONS. The Company has entered into license agreements for the development and operation of golf center facilities outside of the United States under the brand names JACK NICKLAUS GOLF CENTER and JACK NICKLAUS ACADEMY OF GOLF. The latter generally provides more substantial practice facilities and practice golf holes on a larger site. In some territories, the Company has granted a master license for a country or region which gives the master licensee the exclusive right within defined territories to own, operate or sublicense to others the right to own and operate golf centers and golf academies in the territory. In other cases, the Company has granted a site specific license similar to its domestic franchise agreements giving the site licensee the right to open a single golf center or golf academy at a specific location. The Company has generally granted its foreign licensees an exclusive radius around the site of each facility.


   The Company's foreign licensees currently have seven facilities open and in operation and an additional three facilities are under development with openings anticipated by the end of 1997. The Company has an agreement with a corporate affiliate of its British licensees to market the Company's golf facility licensing program, contact and identify prospective licensees within the European Economic Community, and assist the Company in negotiating license agreements with such prospects. Outside the United States, the Company currently intends to continue to pursue licensing agreements, rather than direct ownership of golf centers, although there is no assurance that the Company will be successful in its licensing efforts. The Company's license fees, royalties and other similar payments from its international golf center operations totalled approximately $108,000 for the first three months of 1996 and approximately $530,000, $527,000 and $478,000 for the years 1995, 1994 and 1993, respectively.


   MARKETING OF GOLF COURSE DESIGNS


   Pursuant to a Design Services Marketing Agreement with GBI, the Company markets golf course designs worldwide for Nicklaus Design. The Company may also in the future seek to market golf course design for other designers and architects subject to certain limitations set forth in the agreement. The Company will receive 10% of gross design fees received by GBI. The Company believes the marketing of Nicklaus Design provides a competitive advantage to the Company in obtaining construction and renovation contracts as well as obtaining club management contracts at Nicklaus Design courses. Revenues attributable to such design fees were approximately $1.3 million in 1995, compared to approximately $1.2 million in 1994 and $1.0 million in 1993. See "Certain Relationships--Reorganization--Nicklaus Design Marketing Agreement."

   Mr. Nicklaus has been a leader in the golf course design industry for more than 25 years, having designed, co-designed or re-designed 124 courses that are open for play. Seventeen of Mr. Nicklaus' course designs have been ranked by GOLF DIGEST in the United States Top 100. In GOLF MAGAZINE'S latest rankings of the "Greatest Courses in the World," four of Mr. Nicklaus' designes are listed:
Muirfield Village (Dublin, OH), Harbour Town (Hilton Head, SC), Cabo Del Sol (Los Cabos, Mexico) and Shoal Creek (Birmingham, AL).

   GOLF COURSE MANAGEMENT

   In 1995, the Company began offering comprehensive golf club management services, including services related to course maintenance and marketing of club operations. In addition to offering comprehensive club management, the Company is available as a consultant or independent contractor to assist clubs in developing conceptual plans, membership programs, employee policies and procedures, operations manuals, job descriptions, budgets and financial systems. The Company offers its management services primarily to owners and operators of Nicklaus designed courses throughout the world and currently provides management services to five golf facilities in the United States and one in Asia.


CONSTRUCTION DIVISION

   The Company provides comprehensive golf course construction services. These services include project management, shaping, renovation and golf course construction. While the Company originally only provided services for Nicklaus designed golf courses, the Company began offering its golf course construction services to non-Nicklaus designed golf courses in 1995. The Company is currently shaping two golf courses for other architects, one in the United States and one in Korea. The Company is presently working in eight countries, including the United States, and is currently involved in the construction of fourteen active projects. Revenues attributable to golf course construction services were approximately $19.2 million in 1995, compared to approximately $5.6 million in 1994 and approximately $2.2 million in 1993.

   The Company believes that the rapid development of golf courses in the United States has been a direct result of the increased demand for access to golf courses. In the United States, new facilities are presently being opened for golf course communities, private clubs, semi-private courses, and daily fee facilities at the rate of approximately one per day. In addition, the demand for new golf courses has also substantially increased throughout southeast Asia. In addition to Malaysia, Korea and Indonesia, where golf course construction has been strong, the pace of golf course construction is also increasing steadily in China and India. The Company believes that emerging markets like China, India, South America, and South Africa represent significant opportunities given their vast populations, cultures that are increasingly receptive to American exports, climates which are conducive to resort activities, and the rising popularity of the game of golf.

   In addition to new construction, golf course renovation has become increasingly popular in the United States as established courses try to compete with newer facilities. Over time, even the best maintained golf courses require some renovation. Such improvements are generally necessitated by the effects of wear and tear, the introduction of new golf equipment and technology which render a hole design or yardage obsolete, or improvements in technology and efficiency which require upgrades of irrigation, drainage or course features, including greens, tees and bunkers.

   The Company and its predecessors have furnished golf construction and renovation services on approximately 39 golf courses since 1983, 9 domestically and 30 internationally. Set forth below are the projects undertaken and services provided by the Company since 1993:



YEAR   LOCATION                                               PROJECT DESCRIPTION
- ----   ---------                                              --------------------
1993   Chung Shan Hot Springs, Zongshan, China                18 -     hole shaping
       Eaglebend Golf Club, Big Fork, Montana                  9 -     hole construction
       Governors Club, Chapel Hill, North Carolina             9 -     hole construction
       Ishioka Country Club, Ogawa, Japan                     18 -     hole shaping
       Le Robinie Golf Club, Solbiate, Italy                  18 -     hole shaping
       London Golf Club, London, England                      36 -     hole shaping
       Miramar Linkou, Taipei, Taiwan                         36 -     hole shaping
1994   Borneo Golf Club, Kota Kinabalu, Malaysia              18 -     hole construction
       English Turn, New Orleans, Louisiana                   18 -     hole renovation
       Hammock Creek, Stuart, Florida                         18 -     hole construction
       Jeredong Resort Golf Course, Brunei                    18 -     hole project
                                                                       management/shaping
       La Gorce Country Club, Miami, Florida                  18 -     hole renovation
       Sanyo Golf Club, Okyama, Japan                         18 -     hole shaping
1995   Montreux Golf Club, Reno, Nevada                       18 -     hole construction
       Top Of The Rock, Branson, Missouri                      9 -     hole construction
       Indigo Run Country Club, Hilton Head, South Carolina   18 -     hole construction
       MacGregor Golf Course, Gumma-ken, Japan                18 -     hole shaping
       Suzhou Golf Course, Suzhou, China                      18 -     hole project
                                                                       management/shaping
       Oshige Country Club, Nagoya, Japan                     18 -     hole shaping
       Rokko Kokusai, Kobe, Japan                              9 -     hole shaping
       Borneo Golf Club, Kota Kinabalu, Malaysia              18 -     hole construction
       Classic Golf, New Delhi, India                         18 -     hole construction
       Beijing Well Bond, Beijing, China                      36 -     hole construction



   The Company believes it is well-positioned to continue to grow its golf course construction and renovation activities given its full service organization, its strong reputation and the Company's contractual arrangement as exclusive marketing agent for Nicklaus Design. The Company markets its services simultaneously with its marketing of Nicklaus Design services. The Company believes its association with Nicklaus Design provides it a competitive advantage based on its opportunity to meet with prospective developer clients at the earliest stage of a course's planning and the fact that its familiarity with the Nicklaus Design philosophy enables the Company to anticipate problems and reduce duplication of efforts. In addition, the Company believes that the combination of Nicklaus Design with the other services offered by the Company, provide clients with an array of high-quality services with the convenience and advantages of "one-stop shopping." While the relationship with Nicklaus Design may be a disadvantage in obtaining the work of other course designers, the Company believes that Paragon's reputation and service will attract non-Nicklaus design firms to utilize Paragon's services. See "Certain Relationships and Related Transactions--Reorganization--Nicklaus Design Marketing Agreement."

   The Company's construction services are generally offered pursuant to either a general construction contract or a technical services agreement. The Company may also supply specialized golf construction services to third parties on a subcontract or consulting basis where warranted by the needs of the customer. The general construction contract generally offers developers and owners comprehensive management of the entire course construction process on a cost plus fee or a fixed price basis. Under a technical services agreement, the Company typically provides only a technical team, which generally consists of a project manager, shapers, finishers and foremen. This team focuses primarily on the management of personnel and equipment and the purchase of materials required for the construction of the golf course. Payments for construction services are generally made in installments over the term of the contract based on the stage of completion of the project.


MARKETING DIVISION

   The Marketing Division is involved primarily in the licensing of NICKLAUS, JACK NICKLAUS, and GOLDEN BEAR branded products and services throughout the world and the operation of the Nicklaus/Flick Golf Schools. The Marketing Division focuses its efforts on combining the marketing power associated with the recognition and reputation of the Jack Nicklaus brand names with high quality products and services in the markets it serves. The Company believes that, based upon estimated mark-ups of wholesale prices or factory costs, retail sales of the Company's licensed products were $320 million in 1995, which generated approximately $5.1 million in licensing revenue for the Company in 1995. The Marketing Division, as a whole, had revenues of $10.1 million in 1995 compared to $9.1 million in 1994 and $8.1 million in 1993.

   MARKETING AND LICENSING


   The Company manages Jack Nicklaus' brands and marketing relationships. The Company's activities include the licensing and marketing of a wide variety of Jack Nicklaus branded consumer products and services, primarily under the NICKLAUS, JACK NICKLAUS, and GOLDEN BEAR brand names. These three separate brands are targeted at distinct markets segmented by product design, distribution channels and price. The Company believes that the continued growth in the popularity of golf worldwide represents a strong opportunity to grow the NICKLAUS, JACK NICKLAUS, and GOLDEN BEAR brand names. In addition, the Company believes that the trend toward casual dress in the workplace and the growing importance of leisure activities within its target markets should enhance the growth potential of its brands.


   The Company currently licenses the Jack Nicklaus brands to over 20 companies which distribute products in over 35 countries. The largest markets for the Company's branded markets are currently the United States, Korea and Japan. Licensed product categories includes men's and women's sportswear, men's tailored clothing, neckwear, luggage, socks, headwear, belts, small leather goods, jewelry, accessories, calendars and various forms of artwork and commemoratives.


   The Company's licensing of apparel outside of the United States and Europe is conducted exclusively through JNAI, a joint venture with an affiliate of Hartmarx Corporation. This joint venture has in turn entered into separate licensing arrangements through partnerships relating to Japan (the "Japanese Partnership") and the rest of Asia (the "Asian Partnership"). Pursuant to such arrangements, JNAI will receive from 50% to 75% of the revenues of the Japanese Partnership and approximately 66 2/3 % of amounts distributed by the Asian Partnership.

   The Company also has developed two types of "marketing partnerships" for Mr. Nicklaus with selected companies worldwide. These partnerships involve either Mr. Nicklaus' personal endorsement and use of his likeness or strategic marketing alliances which utilize golf and the Company's marketing capabilities to help market a partners' products or services. Such marketing partnerships have been established with, among others, Lincoln-Mercury, a division of Ford Motor Company, Gulfstream Aerospace Corporation, Rolex, Textron, GOLF MAGAZINE and Griptec. Marketing partnerships are important to the Company in that they increase the exposure and reinforce the image of Mr. Nicklaus and his brands in the Company's target markets. The Company will receive a percentage of all revenues received by Mr. Nicklaus for personal endorsement services obtained through the marketing efforts of the Company equal to (i) 30% of all such revenues under any existing contract or arrangement or renewal thereof and (ii) an agreed upon amount not less than 20% of all such revenues received under any new contract or arrangement. The Company will receive 100% of any revenues associated with strategic marketing alliances. Revenues attributable to such marketing arrangements were approximately $0.5 million in 1995, compared to $0.3 million in 1994 and $0.1 million in 1993. See "Certain Relationships and Related Transactions--Reorganization--Personal Services Management Agreement."

   The Company's marketing and licensing strategy is to (i) expand the worldwide sales of the Company's products, particularly throughout the United States, Europe and Asia; (ii) selectively expand its licensed product lines, particularly in accessories and women's sportswear; (iii) work with existing licensees to maximize brand advertising and promotional exposure; and (iv) develop new licensing relationships for product categories that are appropriate for Jack Nicklaus brands, such as home furnishings and skincare. The Company is also considering several retail strategies, including stand alone retail shops devoted primarily to the Company's branded products and the creation of dedicated areas in golf shops and better department stores. No assurances can be given that any such retail strategies will be undertaken. The Company will seek to create dedicated areas for the sale of the Company's branded products within the pro shops of GOLDEN BEAR GOLF CENTERS and at Nicklaus designed golf courses.

   The following table sets forth the Company's principal licensees and products:


                                                LICENSED                                  LICENSEE
LICENSEE                  PRODUCTS               BRANDS            TERRITORIES              SINCE
- --------                  ----------           ----------         -------------          ----------
Hart, Schaffner & Marx,     Slacks            JACK NICKLAUS        United States            1969
 a business unit of        sportscoats,
 Hartmarx Corporation        blazers,
                           woven dress
                             shirts

Trans-Apparel Group,        Men's and         JACK NICKLAUS            North                1990
 a business unit of          women's             NICKLAUS             America
 Hartmarx Corporation      shirts, slacks                             Europe
                             blazers,
                              socks,
                           sweatshirts,
                            outerwear
                            rainwear

The Rockport Corporation    Casual and        JACK NICKLAUS          Worldwide              1992
                            dress shoes,      GOLDEN BEAR
                            golf shoes

Brookville Corporation      Neckwear          JACK NICKLAUS        United States            1995
                                                 NICKLAUS

Abba Accessories, Inc.       Cufflinks,       JACK NICKLAUS        United States            1995
                            belt buckles,        NICKLAUS          Great Britain
                            tie bars and
                               tacks

Platinum Hosiery            Socks             JACK NICKLAUS        United States            1995
                                                 NICKLAUS

American Contract           Luggage           JACK NICKLAUS        United States            1995
 Manufacturers, a business                       NICKLAUS
 unit of Boyt

Italian Design Group        Belts and         JACK NICKLAUS        United States            1995
                          small leather          NICKLAUS          Great Britain
                             goods

JNAI:                      Men's and ladies'  JACK NICKLAUS           Japan                 1973
 Partnership with            sportswear          NICKLAUS           Southeast
 Hartmarx Corporation                           GOLDEN BEAR            Asia
                                                                   South Africa
                                                                   South America

JNAI/FE:                   Men's and ladies'  JACK NICKLAUS           Thailand              1973
 Partnership between JNAI     sportswear         NICKLAUS            Indonesia
  and Kosugi Sangyo to           and           GOLDEN BEAR             Korea
  license Jack Nicklaus       accessories                             Malaysia
  brands in Asia                                                      Singapore
                                                                     Philippines

JNJ:                        Hats, ties,       JACK NICKLAUS             Japan               1995
 Partnership between JNAI  men's/ladies'/        NICKLAUS
 and Kosugi Sangyo to       children's         GOLDEN BEAR
 serve as master licensee   sportswear           MUIRFIELD
 in Japan                  gloves, belts,
                             luggage
                            casual and
                           business bags
                            and eyewear


  NICKLAUS/FLICK GOLF SCHOOLS

   The Company operates high-end golf schools principally under the NICKLAUS/FLICK GOLF SCHOOL ("NFGS") brand name. Jack Nicklaus and Jim Flick, a world renowned instructor, collaborated to develop a program which has been recognized by major golf publications for its leadership role in the golf instruction industry since the school's inception in 1991. Revenues attributable to golf instruction were $3.5 million in 1995, compared to $3.0 million in 1994 and $2.3 million in 1993.


   The Company believes that growth in the golf instruction industry is driven by existing golfers' desire to continually improve their golf games and by new golfers seeking to learn the game. Historically, instruction was provided by local golf professionals. In recent years technological changes have made possible the development of sophisticated instruction products and computer programs for use in teaching. The Company has invested approximately $1.3 million in a proprietary teaching method including instruction books and a computer assisted video swing analysis device. This teaching methodology is the basis for the JACK NICKLAUS COACHING STUDIOS included within the Company's golf practive and instruction facilities workdwide as well as teaching at the NFGS.

   The NFGS offers over 85 Master Golf Instruction multi-day programs including several specialty programs targeted at women, couples, parents and children and special alumni groups. NFGS currently operates as an independent contractor at five resort destinations and/or private clubs located in the United States:
Pebble Beach, Monterey, California; Desert Mountain Golf Club, Carefree, Arizona; Ibis Golf & Country Club, Palm Beach, Florida; Boyne Highlands Resort, Harbor Springs, Michigan; and Park Meadows, Park City, Utah. The Company is currently pursuing additional venues for its NFGS operations.

   The target market for the NFGS retail schools is consumers who have significant disposable income. NFGS has historically priced its package offerings at the upper end of golf school pricing which is consistent with other Company product offerings. The Company is considering commencing operation of a moderately priced golf school under the GOLDEN BEAR brand name in 1997. The Company currently markets retail schools principally through: (i) direct response media advertising; (ii) direct mail programs targeted at NFGS graduates (currently over 3,000) and high net worth golfers; (iii) word of mouth referrals; and (iv) telemarketing.

   The NFGS teaching faculty is currently comprised of 18 teaching professionals selected by Jack Nicklaus and Jim Flick, six of whom were included in GOLF MAGAZINE's list of the top 100 golf instructors in the United States in 1995. These professionals have been trained in a philosophy that is consistent with Jack Nicklaus' approach to playing the game and Jim Flick's approach to teaching. Most of NFGS' instruction staff are independent outside contractors and their agreements with NFGS are negotiated annually.

   In addition to its regular three and five-day consumer packages, NFGS provides businesses and corporations with a wide range of program alternatives including, three-day executive golf programs, one-day golf outings, charity golf events and hospitality programs at select professional tour events. These corporate programs, which operate under the brand name GOLDEN BEAR EXECUTIVE GOLF, are designed specifically for corporations as an effective way to entertain clients, strengthen business relationships, reward top performers and raise funds for charitable organizations. The corporate programs also expose a wide variety of people to the company's golf programs, which provide future referral sources for the NFGS retail sessions.

   JACK NICKLAUS INTERNATIONAL GOLF CLUB

   The Jack Nicklaus International Golf Club was founded in mid-1995 to provide additional benefits to Nicklaus Design golf courses. The Jack Nicklaus International Golf Club is a proprietary membership club which offers its members an opportunity to obtain a variety of member services including golf playing privileges at prestigious private clubs worldwide that feature a Jack Nicklaus Signature or

Nicklaus Design golf course. Membership in the Club is by invitation only and is restricted to members of the golf clubs that agree to participate in the program ("Host Clubs"). There are currently approximately 70 Host Clubs. Members enjoy reciprocal playing and guest privileges at each of the Host Clubs. The current membership fee is $250 per year. There is no membership fee to the participating Host Clubs and each is permitted to impose a direct charge for golf playing privileges extended to Club members. In addition to fees generated from its members, the Company may receive revenues through travel services and the sale of golf-related products. The Company believes the availability of the Jack Nicklaus International Golf Club assists the Company's marketing efforts on behalf of Nicklaus Design.

COMPETITION


   The Company's competition varies among its business lines. The markets in which the Company competes in its Golf Division are generally highly competitive. The Company's golf practice and instruction facilities compete against other golf centers, traditional golf ranges, golf courses and other recreational pursuits. Competition for prime locations is intense. Competition associated with the Company's golf practice and instruction facilities primarily relates to the location, the quality of the facilities and services offered, marketing of the facilities and proximity to other golf centers. In the provision of golf course construction and golf course management and consulting services, the Company faces competition both domestically and internationally from several national golf course construction firms and golf course management firms, as well as from several smaller regional firms. Competition in golf course construction is based mainly on reputation, quality of service, experience and price. While many of the Company's Golf Division competitors and potential competitors have considerably greater financial resources and experience than does the Company, the Company believes that its well recognized brand names and its reputation for providing high quality, innovative products and services will distinguish it from its competitors.


   The consumer markets for goods and services in which the Company's Marketing Division competes are extremely competitive, with the Company's products and services competing against a mix of established brand name consumer products and services, products and services licensed or endorsed by sports and entertainment celebrities, private label products and generic products which have not established a distinct brand identity. Competition in these products and services is centered mainly on styling, quality, price, brand recognition and service. In order for the Company to be competitive in these marketplaces, the Company must effectively maintain and promote the unique brand image of its services and its licensed products among consumers and establish strong marketing relationships with manufacturers and distributors of products which enhance that brand image. While the Company believes that its strong brand name recognition and established licensing and distribution networks will enable it to compete effectively, the Company and its licensees compete with a number of manufacturers and marketers of sporting goods, recreational products, apparel and other consumer products and services, many of which have substantially greater resources than the Company and its licensees and many of which have well recognized brand names and broader and more established distribution networks. These markets also face competition from other leisure and recreational activities and sales of leisure and recreational products and services are affected by changes in consumer preferences, which are difficult to predict.

EMPLOYEES


   As of March 31, 1996, the Company had approximately 140 employees. In addition, the Company hires a number of part-time employees during peak seasonal periods. The Company has no collective bargaining agreements covering any of its employees, has not experienced any material labor disruption and is unaware of any efforts or plans to organize its employees. The Company considers relations with its employees to be satisfactory.

INTELLECTUAL PROPERTY RIGHTS


   The Company's NICKLAUS, JACK NICKLAUS and GOLDEN BEAR brand names are believed by the Company to be well-recognized by consumers and therefore important in the sales of its products. The public identification of these brands has been developed historically through their association with the personal rights of Jack Nicklaus as a living individual to commercialize his personality under common law and various statutes enacted in certain domestic states and foreign countries. As part of the reorganization, the Company will acquire from GBI the exclusive royalty-free right to utilize and license the major trademarks and service marks which have been developed under common law prior to the formation of the Company, including marks previously registered in the United States and various foreign countries in which products or services are currently sold by GBI and its licensees, and the right, subject to the approval of GBI, to obtain the registration of additional trademarks and service marks for the future expansion of the business of the Company. The Company also will acquire rights to utilize customer lists, trade secrets, know-how, and certain copyrighted materials necessary or useful in the conduct of its business, including intellectual property currently provided to the predecessors of the Company under license from GBI. See "Certain Relationships and Related Transactions--Reorganization--Trademark License," "Risk Factors--Dependence Upon Jack Nicklaus and Use of the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR Names and Symbols" and "--Dependence on Licensed Trademarks."


PROPERTIES

   The following table sets forth certain information concerning the Company's corporate and administrative offices:

                                                            APPROXIMATE      NATURE
                                                              SQUARE           OF
LOCATION            PRIMARY USE                               FOOTAGE       OCCUPANCY      TERM
- ----------         -------------------------------------   ------------    ------------   -------
North Palm Beach,
 Florida ........   Corporate and administrative offices      16,000          Lease        2000
Singapore .......   Corporate and administrative offices       3,000          Lease        1997

   The Company subleases its corporate headquarters in North Palm Beach, Florida from GBI, a private company controlled by Nicklaus Family Members. The Company believes that its corporate and administrative offices are adequate and suitable for its current needs. See "Certain Relationships and Related Transactions--Reorganization--Sublease and Sharing Agreement." The Company has also commenced the operations of three golf instruction and practice facilities and has entered into agreements or letter agreements regarding the proposed acquisition of four additional existing facilities and two facilities currently under development which are described under "The Company--Recent Acquisitions."

GOVERNMENTAL REGULATION

   The Company's golf centers and its golf course and construction operations are subject to various federal, state, local and foreign laws and regulations designed to protect the environment from waste emissions, the handling, treatment and disposal of solid and hazardous wastes and the remediation of contaminates associated with the use and disposal of hazardous substances. Although the Company believes that it is in substantial compliance with all such laws, ordinances and regulations applicable to its properties and operations, there can be no assurance that compliance with such requirements in the future will not have a material adverse effect on the Company's financial condition. It is the Company's general practice to hire environmental consultants to conduct environmental assessments, including invasive procedures such as soil sampling or ground water analysis, on golf facilities it owns, operates or intends to acquire or develop, in some cases only limited invasive procedures are conducted on such properties. Accordingly, there may be environmental liabilities or conditions associated with such properties of which the Company is not aware. The Company is also subject to the federal Occupational Safety and Health Act and other laws and regulations affecting the safety and health of employees.

Further, the Company is subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. Additionally, certain restaurants and snack bars at the Company's golf facilities serve alcoholic beverages and are subject to certain state "dram shop" laws, which provide a person injured by an intoxicated individual the right to recover damages from an establishment that wrongfully served such beverages to the intoxicated individual. The Company will also be subject to foreign immigration, labor, safety and environmental laws in those jurisdictions where the Company performs services.

LEGAL PROCEEDINGS

   The Company is a party to various legal proceedings that have arisen in the ordinary course of its business. The Company does not believe that it is currently involved in any legal proceedings which, individually or in the aggregate, could be expected to have a material adverse effect on its operations or financial position.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The table below sets forth the names and ages of the directors and executive officers of the Company as well as the positions and offices held by such persons. Each of the Company's executive officers is currently employed by and provides services to GBI and/or various of the Operating Subsidiaries. Upon completion of the Offering, each of the Company's executive officers other than Messrs. Nicklaus, Bellinger and Bates, will be employed solely by the Company. Messrs. Bellinger and Bates have agreed to dedicate a minimum of 80% of their business time to providing services to the Company. Mr. Nicklaus, in addition to the time necessary to serve as Chairman of the Board, will only be required to spend a maximum of ten days performing personal services or making appearances in connection with the Company's licensing arrangements and marketing partnerships. A summary of the background and experience of each of these individuals is set forth after the table. The officers of the Company serve at the discretion of the Company's Board of Directors.

 NAME                   AGE   POSITION WITH THE COMPANY
- ---------------------- ------ ------------------------------------------------

Jack W. Nicklaus  ....   56    Chairman of the Board

Richard P. Bellinger     44    President, Chief Executive Officer and Director

Mark F. Hesemann  ....   42    Senior Vice President and Director

Thomas P. Hislop  ....   39    Senior Vice President and Director

Jack P. Bates ........   36    Senior Vice President and Chief Financial Officer

   JACK W. NICKLAUS serves as the Chairman of the Board of the Company. Mr. Nicklaus founded GBI in 1970 and has served as Chairman of the Board of GBI since its inception. Mr. Nicklaus, who has been a professional golfer for over 35 years, continues to be one of professional golf's most recognized players. Mr. Nicklaus also has over 25 years experience as a golf course designer, having designed 124 courses in 23 countries. Mr. Nicklaus received the Athlete of the Decade Award (1970-1979) from SPORTS ILLUSTRATED magazine and the Golfer of the Century Award in 1988.

   RICHARD P. BELLINGER is a member of the Company's Board of Directors and serves as the President and Chief Executive Officer of the Company. Mr. Bellinger joined GBI in 1979 as Controller for the golf course and real estate development areas of GBI. In 1981, he was promoted to Treasurer, and in 1984, became GBI's Chief Financial Officer. Mr. Bellinger was promoted to Chief Operating Officer of GBI in 1985 and was named President in 1989. Mr. Bellinger graduated from the University of Miami where he earned both his BBA in accounting and his MBA.

   MARK F. HESEMANN is a member of the Company's Board of Directors and serves as the Senior Vice President of the Company, with primary responsibility for the Company's Golf Division. Mr. Hesemann joined GBI in 1982 as Director of Marketing. He became Executive Vice President of Jack Nicklaus Club Management, a division of GBI in 1984 and was named Vice President of GBI in 1985 with responsibility for marketing of Jack Nicklaus Golf Services, the golf course design division of GBI. He became General Manager of Jack Nicklaus Golf Services in 1986 and assumed the additional responsibility of Senior Vice President of GBI in 1992. From October 1994 to January 1996, Mr. Hesemann served as Managing Director in charge of all of GBI's business in Asia. Mr. Hesemann graduated from Indiana University where he earned both a BS in Marketing and an MBA in International Finance.

   THOMAS P. HISLOP is a member of the Company's Board of Directors and serves as a Senior Vice President of the Company, with primary responsibility for the Company's Marketing Division. Mr. Hislop joined GBI in 1984 as Director of Marketing. Mr. Hislop became Vice President of Marketing in 1985 with responsibility for Jack Nicklaus' marketing and endorsement relationships. Mr. Hislop was named General Manager of Jack Nicklaus Marketing Services in 1986, Senior Vice

President of GBI in 1992 and member of GBI's Executive Committee in 1994. Mr. Hislop completed his undergraduate education at Bucknell University and obtained his MBA from Harvard Business School.

   JACK P. BATES serves as a Senior Vice President and the Chief Financial Officer of the Company. Mr. Bates joined GBI in 1984. From 1985 to 1993, he served as Treasurer and became Chief Financial Officer, Senior Vice President and an Executive Committee member of GBI in 1993. Mr. Bates is a member of the Florida Institute of Certified Public Accountants. He received a Bachelor of Science Degree in Accounting from Florida Southern College.

BOARD OF DIRECTORS

   GENERAL. The Board of Directors of the Company is currently comprised of four directors. The Company anticipates that the Board of Directors will be comprised of seven directors, including the four current directors and three independent directors to be appointed as soon as practicable but no later than 90 days after consummation of the Offering. The directors will be divided into three classes at the first annual meeting of shareholders after the Offering. At such meeting, one class will be elected to serve a term expiring one year thereafter, the second class will be elected to serve for a term expiring two years thereafter and the third class will be elected to serve for a term expiring three years thereafter. After expiration of such initial terms, each class will be elected for a three-year term. Directors may be removed only for cause and only by the affirmative vote of holders of greater than 66 2/3 % of the total voting power of the Company.

   COMMITTEES. Upon election of the additional directors, the Board of Directors will establish an Audit Committee and a Compensation Committee. The Audit Committee, which will consist of at least a majority of directors who are not employees of the Company, will, among other things, make recommendations to the Board of Directors regarding the independent auditors for the Company, approve the scope of the annual audit activities of the independent auditors and review audit results and have general responsibility for all auditing related matters. The Compensation Committee will consist entirely of directors who are not employees of the Company. The Compensation Committee will recommend to the Board of Directors compensation plans and arrangements with respect to the Company's executive officers and will administer certain employee benefit plans, including the Company's 1996 Stock Option Plan.

   COMPENSATION OF DIRECTORS. The Company intends to implement a compensation program for non-employee directors pursuant to which such directors will receive fees and stock options. Non-employee directors will be entitled to receive $20,000 per year for his or her services as a director plus reimbursement of travel expenses to board and committee meetings. Pursuant to the Company's 1996 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following the Company's annual meeting of shareholders, non-qualified options to purchase 1,000 shares of Class A Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant, and having a term of ten years. Directors who are also employees of the Company will receive no additional compensation for service as a director other than reimbursement of out-of-pocket travel expenses associated with attendance at meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Prior to the Offering, the Company had no separate compensation committee or other board committee performing equivalent functions. The Company's Board of Directors carried out this function. Each of the directors of the Company participated in deliberations concerning executive compensation.

EXECUTIVE COMPENSATION

   The following table sets forth the total compensation earned by Mr. Nicklaus and the Company's four most highly compensated executive officers for services rendered in all capacities to GBI and the Operating Subsidiaries for the fiscal year ended December 31, 1995.

                    SUMMARY HISTORICAL COMPENSATION TABLE(1)

                                                        ANNUAL COMPENSATION
                                         -----------------------------------------------
                                                                           OTHER ANNUAL       ALL OTHER
                                                    SALARY       BONUS     COMPENSATION      COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR     ($)(2)        ($)           ($)             ($)(3)
- ---------------------------------------   ------- ----------   ---------  ---------------   --------------
Jack W. Nicklaus                           1995     800,000          0          --              8,550
 Chairman of the Board
Richard P. Bellinger                       1995     400,000     16,250          --             58,176
 President and Chief Executive Officer
Mark F. Hesemann                           1995     172,700      8,125          --             40,604
 Senior Vice President
Thomas P. Hislop                           1995     175,000      9,800          --             21,396
 Senior Vice President
Jack P. Bates                              1995     150,000      5,417          --             20,330
 Senior Vice President and Chief
   Financial Officer

- ---------------------
(1) Only approximately 50% of the amounts included in the "Annual Compensation" and "All Other Compensation" columns for Messrs. Bellinger, Hesemann and Bates and 15% of such amounts for Mr. Nicklaus, were expenses allocated to the Predecessor Companies for services rendered by such individuals to such companies and reflected in the historical financial statements of the Company. The remainder of such amounts were expenses allocated to divisions of GBI and its affiliates not being contributed to the Company pursuant to the Reorganization.

(2) Pursuant to employment agreements with the Company, Messrs. Nicklaus, Bellinger, Hesemann, Hislop and Bates will receive annual base salaries of $125,000, $450,000, $210,000, $210,000 and $160,000. See
    "Management--Employment Agreements."

(3) The amounts included in the "All Other Compensation" column represent matching contributions made by the Company under the Company's 401(k) plan, allowances for automobile related expenses and profit sharing contributions.


1996 STOCK OPTION PLAN


   The Company's 1996 Stock Option Plan was adopted in July 1996. A total of 675,000 shares of Class A Common Stock may be issued under the 1996 Stock Option Plan. The Company has granted under the 1996 Stock Option Plan, subject to the closing of the Offering, options to purchase 384,000 shares of Class A Common Stock, exercisable at the initial public offering price set forth on the cover page hereof. Messrs. Bellinger, Hesemann, Hislop and Bates have received options to purchase 96,000, 32,000, 32,000 and 32,000 shares of Class A Common Stock, respectively, under the Company's 1996 Stock Option Plan pursuant to their employment agreements. Additionally, pursuant to an employment agreement with Mr. Nicklaus, the Company has agreed to grant Mr. Nicklaus options to purchase 65,000 shares of Class A Common Stock each year for a period of four years, commencing one year after consummation of the Offering at the fair market value on the date of grant. See "Management-- Employment Agreements."


   Pursuant to the 1996 Stock Option Plan, the Company may grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), to employees, and non-qualified stock options to non-employee directors, independent contractors and agents, as well as to employees of the Company. The 1996 Stock Option Plan provides for administration by a committee of the Board of Directors. As stated above, the compensation committee of the Board of Directors (the "Compensation Committee"), once it is established, will administer the 1996 Stock Option Plan.

   The Compensation Committee will select the optionees (excluding non-employee directors), authorize the grant of options and determine the exercise price, terms and vesting schedule for options. The Compensation Committee also has the authority to prescribe, amend and rescind rules and regulations relating to the Plan, to accelerate the exercise date of any option, to delegate authority to specific members or a committee of management, and to interpret the Plan and make all necessary determinations in administering the Plan. All options granted under the Plan shall be evidenced by written option agreements, which shall contain such provisions, including, without limitation, restrictions upon the exercise of the options, as the Compensation Committee shall determine.

   Under the 1996 Stock Option Plan, an option to purchase 1,000 shares shall be granted to each person who is a non-employee director on the first business day following the annual meeting of shareholders of the Company. These non-employee director options shall terminate 10 years from the date of grant.

   The per share exercise price of an option shall be as determined by the Compensation Committee, provided that the exercise price of incentive stock options and non-qualified stock options may not be less than fair market value on the date of grant and shall be equal to the fair market value on the date of grant for non-qualified stock options granted to non-employee directors. Further, no person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Shareholder") shall be eligible to receive any incentive stock options under the 1996 Stock Option Plan unless the exercise price is at least 110% of the fair market value of the shares of Class A Common Stock subject to the option, determined on the date of grant. The purchase price for shares acquired pursuant to the exercise of an option shall be as determined by the Compensation Committee and may consist of cash, check, promissory note, surrender of other shares of the Company's capital stock, or any combination thereof.

   No stock options may be transferred by an optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and, except with respect to a qualified domestic relations order, during the lifetime of an optionee, the option will be exercisable only by the optionee. Notwithstanding the foregoing, to the extent permitted by applicable law and Rule 16b-3 under the Securities Exchange Act of 1934, the Compensation Committee may permit an optionee to (i) designate in writing during the optionee's lifetime a family member or a trust established primarily for the benefit of the optionee or a family member (a "Beneficiary"), to receive and exercise the optionee's non-qualified stock options in the event of such optionee's death or (ii) transfer a non-qualified stock option to a Beneficiary, a trust or a charitable organization. In the event of termination of employment other than by reason of retirement or as a result of termination by the Company for deliberate, willful or gross misconduct, the option will be exercisable within twelve months after such termination (unless otherwise determined by the Compensation Committee) to the extent the option was exercisable as of the date of termination. Upon termination of employment of an optionee by reason of such employee's retirement, such optionee's options remain exercisable for thirty-six months thereafter to the extent such options were exercisable on the date of such termination. In the event of termination of employment of an optionee by the Company for deliberate, willful or gross misconduct, all stock options held by such optionee will be immediately cancelled and will not be exercisable, unless otherwise determined by the Compensation Committee. Upon termination of employment by reason of death, such optionee's options remain exercisable, subject to certain limitations by the optionee's legal representative or heir, but only to the extent such options were exercisable as of the date of death (unless otherwise determined by the Compensation Committee). The exercise of any option after termination of employment may be subject to the condition that the optionee not engage in deliberate action which, as determined by the Compensation Committee, causes substantial harm to the interests of the Company or constitutes a breach of any obligation of the optionee to the Company. In no case may options be exercised later than the expiration date of the stock options originally specified in the option agreements. In the event of change of control of the Company, all options then outstanding under the plan will become immediately exercisable.

   The 1996 Stock Option Plan will expire in 2006 unless terminated earlier by the Board of Directors. No options granted under the 1996 Stock Option Plan can be exercised more than 10 years from the date of grant. Incentive stock options issued to a 10% Shareholder are limited to a five year term. Shares under any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1996 Stock Option Plan.

   The 1996 Stock Option Plan may be amended or terminated by the Board of Directors without shareholder approval, except that no amendment which increases the maximum aggregate number of shares which may be issued under the 1996 Stock Option Plan, changes the class of persons who are eligible to participate in the 1996 Stock Option Plan or materially increases the benefits accruing to the participants, may be made without the approval of the shareholders of the Company. No amendment or termination of the 1996 Stock Option Plan will affect previously granted awards without the optionee's consent unless the Compensation Committee determines that such amendment is in the best interest of the shareholders or optionees.

ANNUAL INCENTIVE PLAN

   The Company's annual incentive compensation plan (the "Annual Incentive Plan") is designed to motivate employee participants to achieve the Company's annual strategic goals. Only certain employees are eligible to participate in the Annual Incentive Plan. Under the Annual Incentive Plan, each participating employee is assigned a target bonus award representing up to a specified percentage of his or her annual base salary that will be paid if the Company's annual performance objectives and the participant's individual performance objectives are achieved. Company performance objectives are established by senior management members for each fiscal year and individual performance objectives are established by the manager of the applicable subsidiary or division of the Company for each fiscal year. Performance objectives and awards for executive officers under the Annual Incentive Plan will be made by the Compensation Committee for recommendation to the full Board of Directors. Payouts are determined annually following determination of the Company's fiscal year-end results, and the Company intends to make the payments in quarterly installments to participants who remain employed at that time or, in the Company's discretion, to participants who have ceased to be employed by the Company. The Annual Incentive Plan is subject to amendment or termination at any time, but no such action may adversely affect any rights or obligations with respect to any awards theretofore made under the Annual Incentive Plan.

EMPLOYEE SAVINGS PLAN

   The Company also sponsors a defined contribution profit-sharing plan (the "401(k) Savings Plan"). Under the Plan, each participant may, subject to the requirements and limitations imposed on 401(k) plans under the Code, elect to have up to 15% of his or her annual earnings deferred and contributed to the Plan. All full-time employees of the Company who are at least 21 years old are eligible to participate in the 401(k) Savings Plan on the first day of the quarter following the employee's date of hire. Under the 401(k) Savings Plan, the Company may, in its discretion, match the participant's annual contributions in cash or shares of Class A Common Stock, up to a maximum amount to be determined by the Company each year. The 401(k) Savings Plan also allows the Company to make other discretionary contributions, including profit sharing contributions, which will be administered by the Compensation Committee.

EMPLOYMENT AGREEMENTS

   The Company has entered into an employment agreement with Mr. Nicklaus, effective upon consummation of the Offering, which provides for an annual base salary of $125,000, subject to annual increases thereafter as determined by the Compensation Committee. The Company will employ Mr. Nicklaus for a period of five years, which period is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Nicklaus. Pursuant to the terms of this agreement, in addition to the time associated with serving as the Chairman of the

Board of the Company, Mr. Nicklaus will be required to spend a maximum of ten days performing personal services or making appearances in connection with the Company's licensing arrangements and marketing partnerships. Compensation for any additional days in which Mr. Nicklaus agrees to provide such personal services or appearances on behalf of the Company will be agreed upon by the Company and Mr. Nicklaus on a case-by-case basis. Mr. Nicklaus will also be entitled to receive options to purchase 65,000 shares of Class A Common Stock each year, for a period of four years, commencing one year after consummation of the Offering. The options will be immediately exercisable upon grant, will expire in 2006 and will have a per share exercise price equal to the fair market value on the date of grant. In the event of Mr. Nicklaus' death, Mr. Nicklaus' heirs will be entitled to continue to receive the stock options which Mr. Nicklaus would have been entitled to receive under the employment agreement.

   The Company has also entered into employment agreements with Messrs. Bellinger, Hesemann, Hislop and Bates (the "Employment Agreements"), effective upon consummation of the Offering, which provide for an annual base salary and certain other benefits. Pursuant to the Employment Agreements, the fiscal 1996 base salaries of Messrs. Bellinger, Hesemann, Hislop and Bates for the services provided to the Company are to be $450,000, $210,000, $210,000 and $160,000,
respectively, subject in each case to annual increases thereafter as determined by the Compensation Committee. The Employment Agreements also provide for the payment of annual performance-based additional compensation through the Company's Annual Incentive Plan, equal to a percentage of such executive's base salary, based on the achievement by the Company and the executive of certain pre-established performance objectives. Under the terms of the Employment Agreements, the Company will employ Messrs. Bellinger, Hesemann, Hislop and Bates for periods extending through September 30, 2001, March 31, 2001, September 30, 2000 and March 31, 2000, respectively, which periods are automatically extended for additional two-year periods until their respective Employment Agreements are terminated by the Company or the executive.

   Pursuant to the Employment Agreements, if Messrs. Bellinger, Hesemann, Hislop or Bates are terminated by the Company without "cause" (as defined in each Employment Agreement), if the Company does not renew their employment upon the expiration of the original term or any renewal term or if such executive terminates the Employment Agreement for "good reason" (as defined in the Employment Agreement), which would include a material breach by the Company under the agreement or a material reduction in such executive's duties or responsibilities, such executive will: (i) be entitled to continue to be paid for the greater of the remainder of the current term or two years (a) his base salary (as in effect at the time of termination of the Employment Agreement (the "Base Salary")) and (b) annual additional compensation equal to the average of the actual additional incentive compensation paid to him prior to such termination for the most recent fiscal year prior to termination (the "Bonus Compensation"); (ii) continue to receive health insurance benefits for himself and his family for a period of 18 months; and (iii) not be subject to a covenant not to compete provided for in such Employment Agreement. If an executive's employment is terminated for any of the reasons listed above within one year of a change of control of the Company, the executive will be entitled to receive all of the amounts described above in a lump sum cash payment. If any of the executives are terminated for cause or resigns, the payment of salary and additional compensation will cease. In the event such executive's employment is terminated due to death or "disability" (as defined in the agreement), such executive or his legal representative (as applicable) will be paid (i) such executive's Base Salary for a period of two years from the date of termination and (ii) the cost of health insurance benefits for himself and his family for a period of 18 months.

   Pursuant to the Employment Agreements, each of the executives have agreed to devote their full business time (except for Messrs. Bellinger and Bates, who are required to dedicate at least 80% of their business time) to providing services to the Company. The remainder of Messrs. Bellinger's and Bates' business time may be spent on management of other entities, including those controlled by Jack Nicklaus. Each Employment Agreement also contains certain confidentiality and non-competition provisions.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock (after giving pro forma effect to the Reorganization) immediately prior to and immediately following the Offering by (i) each person or entity who is the beneficial owner of five percent or more of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group. The business address of each five percent holder is the Company's corporate address. As described in the notes to the table, voting and/or investment power with respect to certain shares of Common Stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

                                                                                      TOTAL COMMON STOCK
                                                                               -------------------------------
                                               NUMBER OF        NUMBER OF
                                               SHARES OF        SHARES OF
                                                CLASS A          CLASS B         PERCENT OF
                                              COMMON STOCK     COMMON STOCK     TOTAL VOTING      PERCENT OF
                                              OWNED PRIOR      OWNED PRIOR       POWER PRIOR     TOTAL VOTING
                                                 TO THE           TO THE           TO THE         POWER AFTER
BENEFICIAL OWNER                                OFFERING       OFFERING(1)        OFFERING       THE OFFERING
- ------------------------------------------ ---------------   ---------------  ---------------   -------------
Jack W. Nicklaus(2)(4)(5) ................      240,000         2,760,000           100.0%           93.9%
Golden Bear International, Inc.(3)  ......         --           1,320,000            47.4%           44.5%
Richard P. Bellinger and
  Barbara B. Nicklaus, as
  co-trustees(4) .........................         --             573,600            20.6%           19.4%
Richard P. Bellinger(4)(5) ...............      120,000             --                *                *
Mark F. Hesemann(5) ......................       40,000             --                *                *
Thomas P. Hislop(5) ......................       40,000             --                *                *
Jack P. Bates(5) .........................       40,000             --                *                *
All directors and executive officers as a
  group (5 persons)(2)(4)(5)(6) ..........      240,000         2,760,000           100.0%           93.9%

- ---------------------
*   Represents less than 1% of the total.

(1) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Nicklaus Family Member or if the total number of shares of Class B Common Stock is less than 20% of the aggregate number of shares of Common Stock outstanding on the record date of any shareholders meeting. See "Description of Capital Stock."

(2) Includes the 573,600 shares of Class B Common Stock held in family trusts for the benefit of Mr. Nicklaus' children, and the 240,000 shares of Class A Common Stock pledged to Mr. Nicklaus by Messrs. Bellinger, Hesemann, Hislop and Bates as to which Mr. Nicklaus disclaims beneficial ownership. Also includes the 1,320,000 shares of Class B Common Stock owned of record by GBI.

(3) Mr. Nicklaus is the Chairman of the Board and the beneficial owner of the controlling interest in GBI and, accordingly, will be deemed to beneficially own all such shares.

(4) All 573,600 shares of Class B Common Stock are held by Mr. Bellinger and Mrs. Nicklaus as co-trustees of trusts for the benefit of Mr. and Mrs. Nicklaus' children. Mr. Bellinger and Mrs. Nicklaus disclaim beneficial ownership of such shares. All of these shares are subject to a shareholders' agreement with Mr. Nicklaus which, among other things, grants to Mr. Nicklaus the right to vote all such shares and imposes certain limitations on the transfer of such shares. Certain of these shares are pledged to Mr. Nicklaus to secure loans made by Mr. Nicklaus to each of the trusts to fund the purchase by the trusts of additional shares of Golf Centers. These pledged shares are subject to further restrictions prohibiting the sale or other disposition of any such shares for a two year period. See "Certain Relationships and Related Transactions--Shareholders' Agreements."

                                       51

(5) Messrs. Bellinger, Hesemann, Hislop and Bates acquired shares of the capital stock of Golf Centers immediately prior to signing of the Reorganization Agreement. As a consequence of the Reorganization, Messrs. Bellinger, Hesemann, Hislop and Bates received shares of the Company's Class A Common Stock in exchange for their shares in Golf Centers. See "The Company--Reorganization." All of such shares are pledged to Mr. Nicklaus to secure loans made by Mr. Nicklaus to such individuals to fund the purchase of such shares. All of these shares are subject to shareholder agreements with Mr. Nicklaus, prohibiting each of Messrs. Bellinger, Hesemann, Hislop and Bates from, without the consent of Mr. Nicklaus, selling or otherwise disposing of any such shares for a two-year period ending in June 1998, granting Mr. Nicklaus the right to vote all of such shares until such shares are sold or transferred to a third party and imposing certain limitations on the transfer of such shares. See "Certain Relationships and Related Transactions--Shareholders' Agreements." Mr. Nicklaus disclaims beneficial ownership of such shares.

(6) Excludes stock options with respect to a total of 192,000 shares granted to executive officers and directors of the Company immediately prior to the Offering. See "Management--Executive Compensation--1996 Stock Option Plan."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FAMILY RELATIONSHIPS

   As described under the heading "Reorganization," various businesses and operations were contributed to the Company by GBI and its affiliates. Mr. Nicklaus, who founded GBI in 1970, is the principal shareholder of GBI and will also be the Chairman of the Board and the principal shareholder of the Company. See "Risk Factors--Potential Conflicts of Interest" and "The Reorganization."

   As used in this Prospectus, the term "Nicklaus Family Member" includes the following persons: (i) Jack W. Nicklaus, Barbara B. Nicklaus and their estates, guardians, conservators, committees or attorneys-in-fact; (ii) each lineal descendant of Jack W. Nicklaus and Barbara B. Nicklaus (a "Nicklaus Descendant") and their respective guardians, conservators, committees or attorneys-in-fact;
(iii) each "Family Controlled Entity" (as defined below); and (iv) the trustee, in their respective capacities, as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its Board of Directors is composed of Mr. Nicklaus and/or Nicklaus Descendants; (ii) GBI and any other corporation if at least 80% of the value of its outstanding equity is owned by Nicklaus Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Nicklaus Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Nicklaus Family Members. The term "Family Controlled Trust" includes certain trusts existing on the date hereof and trusts, the primary beneficiaries of which are Mr. Nicklaus, Nicklaus Descendants, spouses of Nicklaus Descendants and/or charitable organizations, provided that if the trust is a wholly-charitable trust, at least 80% of the trustees of such trust consist of Mr. Nicklaus and/or Nicklaus Descendants.

REORGANIZATION


   Immediately prior to the consummation of the Offering, the Company, its shareholders, GBI and certain other Nicklaus Family members will consummate the Reorganization. As a result of the Reorganization, GBI will contribute to the Company certain assets and Messrs. Bellinger, Hesemann, Hislop and Bates, Mr. Nicklaus and certain other Nicklaus Family Members will contribute to the Company their shares in the Operating Subsidiaries, in exchange for shares of the Company's Common Stock. Additionally, in connection with the transactions described under the heading "Reorganization," the Company entered into various agreements with GBI, which will, following completion of the Offering, continue to be involved in or affiliated with the businesses of (i) golf course design and consulting, (ii) residential community development, (iii) sponsorship, promotion and management of golf tournaments, (iv) daily fee golf course development, (v) the manufacture and marketing of golf clubs and equipment, (vi) the creation, production and marketing of golf and other sporting events, (vii) the creation, development, editing and distribution of books, articles and print media creative works and audio visual media programming and properties, including video games and (viii) a membership club offering golf improvement tips. The terms of these agreements were established by Mr. Nicklaus and management of GBI and are not the result of arm's-length negotiations. There is no assurance that these agreements are on terms as favorable as those which could have been obtained in arm's-length transactions. All of these agreements will be effective only upon consummation of the Offering. See "Risk Factors--Potential Conflicts of Interest."


   TRADEMARK LICENSE

   Pursuant to a Trademark License Agreement (the "License Agreement"), GBI has granted to the Company a royalty-free, exclusive right (subject to the exceptions described below) to utilize and sublicense all major trademarks, tradenames and service marks owned or developed by GBI, including the GOLDEN BEAR, NICKLAUS and JACK NICKLAUS trademarks (collectively, the "Licensed Marks") in any jurisdiction worldwide in which GBI has trademark rights, and the right, subject to the approval of GBI, to obtain the registration of additional trademarks and service marks related to the Nicklaus name deemed by the Company to be necessary or prudent to the maintenance and future expansion of the

Company. The Company has the right to sublicense the Licensed Marks provided such sublicense is expressly subject to the terms of the License Agreement. Subject to receipt of GBI's approval which shall not be unreasonably withheld or delayed, the Company will have the right to adopt and use any mark which is similar in sound or appearance to any of the Licensed Marks subject to compliance with quality standards. GBI has also granted to the Company the right to use the name, likeness, nickname, biographical data and other identifying characteristics of Mr. Nicklaus in connection with the advertising, promotion, sale or rendering of the Company's products or services throughout the world. GBI has retained the exclusive right to utilize and license any of the Licensed Marks in connection with and limited to its continuing businesses (such businesses being hereinafter referred to as the "Retained Businesses"), which are limited to (i) golf course design and consulting; (ii) residential community development; (iii) sponsorship, promotion and management of golf tournaments;
(iv) daily fee golf course development; (v) the manufacture and marketing of golf clubs and equipment; (vi) the creation, production and marketing of golf and other sporting events; (vii) the creation, development, editing and distribution of books, articles and print media creative works including audiovisual media programming and properties including video games; and (viii) a membership club offering golf improvement tips. Additionally, by virtue of a Memorandum of Understanding among predecessors of the Company and Suntory Limited, a Japanese corporation, the Company will be required to offer to Suntory a right of first refusal to participate in any business or licensing arrangement generally relating to a non-golf sporting goods business in which the Company proposes to engage in Japan or South Korea utilizing any of the Licensed Marks. Such arrangement could deter the Company's ability to expand its business in such area into those territories in the future.


   Pursuant to the License Agreement, in the event GBI decides to assign, transfer or otherwise convey its legal title and ownership interest in any of the Licensed Marks, GBI must first offer to transfer such interests to the Company for nominal consideration, subject to GBI's exclusive rights with respect to the Retained Businesses. In the event GBI desires to negotiate with any third party (other than a Nicklaus Family Member) to (i) assign, convey or transfer its ownership interest in or to license substantially all of its beneficial interest in the right to license and utilize any part of the Licensed Marks in connection with the Retained Businesses or (ii) otherwise divest itself of all or substantially all of the assets, equity holdings or business opportunities relating to any of the Retained Businesses, GBI has agreed to enter into good faith negotiations with the Company for a period of sixty days for the acquisition by the Company of any such rights, assets or businesses which GBI desires to transfer to third parties.

   The License Agreement also contains provisions which are intended to assure the quality of the goods produced and services rendered under the Licensed Marks including the obligation of the Company to produce goods that meet established standards of quality. New products will be subject to quality standards which GBI must approve, which approval shall not be unreasonably withheld. In order to insure the quality standards, the Company has agreed to furnish, at GBI's request, samples of any product and to allow GBI or its designee to inspect the Company's goods and services. In addition, all advertising and labeling of the Company's products must be in conformity with good industry practice and must be submitted to GBI for approval, which shall not be unreasonably withheld. Under the License Agreement, GBI is also required to maintain certain quality standards with respect to its goods and services using the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR trademarks.

   Under the terms of the License Agreement, the Company will bear the cost of filing and maintenance of registration of the Licensed Marks and will advance to GBI any governmental fees and out-of-pocket expenses, including attorneys' fees in connection with filing or maintenance of registrations or trademark litigation involving the Licensed Marks. GBI has also agreed to maintain registrations for as long as the Company is using the mark and will, upon request of the Company, file applications to register any of the Licensed Marks in any country where the Licensed Marks are not presently registered.

   GBI has also granted the Company a security interest in the Licensed Mark for the purpose of securing a claim for damages which the Company would incur in the event that the license granted to the Company were rejected in a future bankruptcy proceeding. However, the grant of the security interest may not be effective to guarantee the continued use of the Licensed Marks or assure that the Company will receive compensation for any damages it may incur. In addition, if the License Agreement were rejected in a bankruptcy proceeding, the provisions regarding the maintenance of quality standards and relating to the transfer of the marks utilized in the Retained Businesses would no longer be operable. As a result of the foregoing, the value of the Licensed Marks, if still available to the Company, could be materially impaired. The term of the Company's license is initially for a period of thirty years but is renewable by the Company for additional ten-year periods thereafter and may only be terminated by GBI, after notice, in the event the Company abandons its use of all or substantially all of the Licensed Marks in all or substantially all of the countries where the Company has the right to use the Licensed Marks or materially breaches the License Agreement or following a material breach by the Company after notice and an opportunity to cure and following the completion of arbitration. In the event that an arbitrator determines that there has been a material breach, the Company will be afforded an additional opportunity to cure the breach or, if such breach is not subject to cure and the arbitrator has determined actions or payments which would appropriately ameliorate such breach, an additional period of time to do so. The Company may transfer its rights under the License Agreement, without the consent of GBI, by assignment or by operation of law, to any entity which acquires all or substantially all of the Company's licensing business and which agrees in writing to accept and be bound by all of the terms and conditions of the agreement to the extent such undertaking is not made by operation of law.


   AGREEMENTS REGARDING CORPORATE HEADQUARTERS IN NORTH PALM BEACH, FLORIDA

   The Company subleases its corporate headquarters in North Palm Beach, Florida from GBI pursuant to a Sublease and Sharing Agreement. The sublease commences concurrently with the consummation of the Offering and terminates January 31, 2000. The terms of the sublease are expressly subject to the provisions of a Lease Agreement between the third party unaffiliated lessor, Golden Bear Plaza Associates and GBI, as lessee (the "Primary Lease"). Aggregate monthly rent under the Primary Lease, including all common area maintenance, personal property taxes and sales taxes, is $101,630, and pursuant to the Sublease and Sharing Agreement, the Company is responsible for 47% of such monthly rent. Such percentage was calculated based on an estimate of the percentage of the total leased space which will be utilized by the Company. GBI and the Company have further agreed to share the usage and costs of all common areas and facilities located in the premises covered by the Primary Lease (the "Premises"), which generally consist of reception areas, conference rooms and storage areas.


   In connection with the sublease, GBI and the Company also entered into an Office Staff and Equipment Service Agreement which provides for the sharing and joint ownership of certain office and business services and equipment, including the telephone systems, main switchboard, central facsimile machines, photocopying machines and computer networks. The Company has also agreed, during the term of the Office Staff and Equipment Service Agreement, to provide to GBI the services of certain identified office staff and personnel whom the parties believe can effectively serve the needs of both organizations and facilitate the joint use of the common areas of the Premises. Pursuant to the agreement, GBI has agreed to pay to the Company a monthly management fee equal to fifty percent (50%) of the current cost to the Company of employing the identified shared office staff and personnel and have agreed to jointly share the costs of service, consumable supplies and maintenance of the shared office and business equipment. Additionally, the Company will pay GBI a monthly phone rental fee based upon the Company's pro rata share of GBI's costs of providing local telephone service. Both the Sublease and Sharing Agreement and the Office Staff and Equipment Service Agreement will be subject to future adjustment to re-apportion the costs to be shared by the parties based upon actual usage.


   PERSONAL SERVICES MANAGEMENT AGREEMENT

   Pursuant to a Personal Services Management Agreement, GBI and Jack W. Nicklaus have retained the Company as the exclusive manager and representative to market the personal endorsement services of Mr. Nicklaus as a celebrity and corporate spokesman for third parties not affiliated with GBI or the

Company throughout the world. The Company may, during the term of the agreement, represent, manage or otherwise provide marketing services similar to those contemplated by the agreement to any other professional golfer without the prior written consent of GBI, subject to various conditions restricting the use of any confidential information obtained by the Company and so long as the Company does not otherwise take unfair advantage of its corporate affiliations or licensing relationships with GBI or Mr. Nicklaus (i) to further the interests of any other professional golfer in obtaining personal service contracts where such contract opportunities would otherwise be reasonably available to Mr. Nicklaus or (ii) to imply the endorsement of GBI or Mr. Nicklaus for the personal services of such a golfer. The services provided by the Company will include development of personal appearance and personal service opportunities for approval by Mr. Nicklaus and GBI, reviewing requests from prospective clients, identification and qualification of prospects, negotiation of contracts for approval by GBI and Mr. Nicklaus, and coordination of all scheduling and performance under approved contracts. As compensation for the services to be provided by the Company under the agreement, GBI will pay the Company, on a monthly basis in arrears, a percentage of the net revenues (as defined) received by GBI from endorsement services (i) equal to 30% of all such net revenues recorded under any existing contract or arrangement or renewal thereof during the term of the agreement and
(ii) a percentage to be negotiated (but in no event less than 20%) of all such revenues under any new contract (and extensions thereof) signed or substantially negotiated during the term of the agreement.

   The term of the agreement will commence concurrently with the consummation of the Offering and will expire on December 31, 2006, unless otherwise terminated or renewed. The Company has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to GBI under the agreement through the effective date of such renewal. The agreement may be terminated by the Company at the end of any calendar year, commencing with the end of calendar year 1997, upon written notice to GBI of its intention to terminate not later than July 1 of the year in which such termination is to be effective. Either party has the right to terminate the agreement in the event of a material breach by the other party which is not cured within ninety (90) days after receipt of written notice specifying the breach.

   DESIGN SERVICES MARKETING AGREEMENT

   Pursuant to a Design Services Marketing Agreement, GBI has retained the Company as its exclusive worldwide marketing representative and sales agent (except for certain exclusions described below) for the purpose of identifying and negotiating contracts with developers, owners and operators of golf facilities for GBI's golf course design and consulting services, including the promotion of the golf course design services of Jack W. Nicklaus, Jack W. Nicklaus II, Steven C. Nicklaus, Gary T. Nicklaus and other associated designers employed or retained by GBI. The Company is not required to represent GBI or its Nicklaus Design division exclusively and may, during the term of this agreement, participate in the promotion, sale, negotiation, contracting or performance of golf course design for its own account or on behalf of any other golf course designer, subject to certain covenants and conditions. In particular, the Company agrees at all times during the term of the agreement to use its reasonable efforts to promote the services of Nicklaus Design throughout the world and to actively encourage all prospective clients to utilize the services of Nicklaus Design, unless (i) Nicklaus Design has expressly rejected a client introduced by the Company or (ii) a client has contacted the Company for the express purpose of obtaining the services of another golf course designer. Additionally, the Company has agreed not to utilize any confidential information obtained in connection with this agreement or any other agreement or association with GBI or a Nicklaus Family Member to further the interests of any competing golf course designer or to imply the endorsement of Nicklaus Design or any Nicklaus Family Member for the services of such a designer.

   GBI is free to deal directly with respect to the marketing and negotiation of contracts, agreements and undertakings to provide any of the following design services: (i) any design or design consulting services provided for any entity controlled by, or under common control with GBI or, in the case of a residential golf community, in which GBI, Jack Nicklaus or any other Nicklaus Family Members acquire

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
a controlling interest; (ii) any design services provided as a courtesy or at Nicklaus Design's cost to modify, upgrade or redesign any existing golf course which was designed or previously redesigned by GBI or its predecessor entities; or (iii) any daily fee golf facility developed by GBI, licensed by GBI to operate utilizing GBI's trademarks on a royalty basis. To the extent the Company provides services to GBI in connection with any of these particular design services, it will be entitled to receive reasonable compensation as determined by mutual agreement of the parties on a case-by-case basis. GBI will have the right to approve, which approval shall not be unreasonably withheld, any prospective clients identified by the Company prior to their solicitation by the Company. GBI will also provide promotional materials and other information regarding GBI's design business and will provide access to its professional staff in connection with the marketing of design work.

   As compensation for the services provided by the Company under the agreement, GBI will pay the Company, on a monthly basis in arrears, a commission at the rate of ten percent (10%) of the gross fees (as defined) received by GBI from any design contract executed by GBI during the term of this agreement, except for design contracts for any of the specifically excluded design services described above. The term of the agreement will commence concurrently with the consummation of the Offering and will expire on December 31, 2006, unless otherwise terminated or received. The Company has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to GBI under the agreement through the effective date of such renewal. The agreement may be terminated by the Company at the end of any calendar year, commencing with the end of calendar year 2000, upon written notice to GBI of its intention to terminate not later than July 1 of the year in which such termination is to be effective. Either party has the right to terminate the agreement in the event of a material breach by the other party which is not cured within ninety (90) days after receipt of written notice specifying the breach.

   MARKETING, CONSULTING AND COOPERATION AGREEMENT


   Pursuant to a Marketing, Consulting and Cooperation Agreement, GBI has agreed to retain the Company to provide services to Nicklaus Golf Equipment Company, L.C. ("NGEC") which GBI is currently required to provide to NGEC relating to certain marketing activities. The Company will receive a fee of $100,000 per year for up to 300 hours per year. In the event additional time is required, the parties will negotiate in good faith a mutually acceptable hourly or per diem rate for such services based on the market rates for similar services. NGEC, in which GBI has a 50% ownership interest, manufactures, markets and distributes golf equipment, including golf clubs, bags, belts, gloves, carts (other than riding golf cars) and other accessories (other than items of apparel, footwear and luggage) utilizing the NICKLAUS, JACK NICKLAUS and GOLDEN BEAR trademarks and tradenames. The term of the agreement will commence concurrently with the consummation of the Offering and will expire on December 31, 2006, unless otherwise terminated or renewed. The Company has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to GBI under the agreement through the effective date of such renewal. The agreement may be terminated by the Company at the end of any calendar year, commencing with the end of calendar year 1997, upon written notice to GBI of its intention to terminate the agreement. Either party has the right to terminate the agreement in the event of a material breach by the other party which is not cured within ninety (90) days after receipt of written notice specifying the breach.


   REGISTRATION RIGHTS AGREEMENTS

   Mr. Nicklaus, GBI, certain Family Controlled Trusts and the Company will enter into a Registration Rights Agreement (the "Nicklaus Family Registration Rights Agreement") upon the consummation of the Offering, pursuant to which each of Mr. Nicklaus, GBI and the Family Controlled Trusts will be granted three demand registration rights with respect to their shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them; provided that each such registration includes at least 33% of their then current holdings or all

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remaining shares of Class A Common Stock held by Mr. Nicklaus, GBI and the
Family Controlled Trusts. Additionally, Messrs. Bellinger, Hesemann, Hislop and Bates will, upon consummation of the Offering, enter into a Registration Rights Agreement (the "Management Registration Rights Agreement" and, together with the Nicklaus Family Registration Rights Agreement, the "Registration Rights Agreements"), pursuant to which each of them will have the right at any time during the period until two years after repayment of certain loans from Mr. Nicklaus (see "Certain Relationships and Related Transactions--Shareholders' Agreements") to cause the Company to file a registration statement for the proposed sale from time to time of all or any portion of their shares of Class A Common Stock acquired pursuant to the Reorganization. Each of the foregoing parties to the Registration Rights Agreements (other than the Company) and Messrs. Bellinger, Hesemann, Hislop and Bates will also have an unlimited number of piggyback registration rights in respect of their shares. The Company will not be required to effect more than one registration of Class A Common Stock under the Nicklaus Family Registration Rights Agreement in any twelve calendar month period. The piggyback registration rights will allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations. The Company may postpone any registration pursuant to these agreements for a period of up to 90 days if the Company believes that such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other similar transaction, or the Company is in possession of material non-public information which if disclosed could result in a material disruption of a material corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. The Company may also grant additional registration rights in connection with its acquisition of golf practice and instruction facilities when the consideration for such acquisition includes shares of Class A Common Stock.

   The Company will pay all expenses (other than underwriting discounts and commissions of the selling shareholders, taxes payable by the selling shareholders and the fees and expenses of the selling shareholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The selling shareholders will pay substantially all expenses in connection with any demand registrations under the Management Registration Rights Agreement. The Company also will agree to indemnify such persons against certain liabilities, including liabilities arising under the Securities Act. The Nicklaus Family Members who are parties to the Nicklaus Family Registration Rights Agreement will agree not to exercise their registration rights without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days following the date of this Prospectus. See "Underwriting."


ARRANGEMENTS WITH GBI

   A majority of the construction, shaping and consulting contracts received by Paragon have been entered into with respect to golf courses designed by GBI, through its Nicklaus Design division. Certain payments under consulting contracts awarded to Paragon have been remitted directly to GBI. At December 31, 1995, $637,210 of such amounts were due from GBI. Historical revenues of the Company include 10% of the golf course design fees received by GBI. Such amounts totalled $953,656, $1,160,371, $1,310,523 and $299,539 in 1993, 1994 and 1995
and the first three months of 1996, respectively.

   During the year ended December 31, 1994, Paragon paid off a note payable to GBI in the amount of $20,593. Additionally, in 1994 Paragon agreed to build a golf course for GBI at cost. The estimated project cost is $1,360,000 and construction began in February 1995. Approximately 11% of the Company's revenues in 1995 related to this project.

   Historical revenues of the Company also include 30% of net revenues for GBI's endorsement contracts. Such amounts totalled $116,250, $300,000, $480,000 and $78,750 in 1993, 1994, 1995 and the first three months of 1996 respectively. In the future, the Company will be entitled to 30% of net revenues for endorsement contracts (and continuations thereof) entered into prior to the Reorganization and a percentage to be mutually agreed upon by the parties but in no event less than 20% of net revenues for new endorsement contracts.

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

   The Company's historical financial statements do not include any revenue for providing marketing and consulting services to NGEC which the Company will provide upon consummation of the Offering pursuant to the Marketing, Consulting and Cooperation Agreement described above.


SHAREHOLDERS' AGREEMENTS

   All Nicklaus Family Members that beneficially own shares of Class B Common Stock as of the date of this Prospectus will enter into a shareholders' agreement upon consummation of the Offering (the "Family Shareholders' Agreement"). Each of the shareholders who are parties to the Family Shareholders' Agreement will assign to Mr. Nicklaus (or GBI, in the event of the death or incompetence of Mr. Nicklaus) the right to vote all shares of Class B Common Stock owned by such shareholder in Mr. Nicklaus' discretion on any and all corporate matters on which such shareholder is entitled to vote. The Family Shareholders' Agreement will also contain certain limitations on the transfer of shares of Common Stock owned by the shareholders. In addition, each shareholder who is a party to the Family Shareholders' Agreement (the "Offering Shareholders") will grant to the other parties thereto (the "Offerees") a right of first offer to purchase the shares of Common Stock the Offering Shareholder intends to sell or transfer to a person (or group of persons) who is not a trust established for the benefit or certain Nicklaus Family Members. Each Offeree will have the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Shareholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above the price offered to the Offerees. Each shareholder who is a party to the Family Shareholders' Agreement is also granted the right to purchase a pro rata portion of the shares owned by any shareholder subject to the agreement who is declared or adjudicated bankrupt, or the legal termination of the trust under which such shareholder holds the shares, as well as additional shares not purchased by other shareholders. The provisions of the Family Shareholders' Agreement will not apply to any shares of Class A Common Stock acquired by the stockholders after the Offering.

   Certain of the shares of Class B Common Stock owned by certain Family Controlled Trusts were acquired pursuant to the Reorganization in exchange for additional shares of the capital stock of Golf Centers purchased by such trusts for an aggregate purchase price of $900,000 immediately prior to the Reorganization. All of such shares are pledged to Mr. Nicklaus to secure loans made by Mr. Nicklaus to such trusts to fund the purchase of such shares of Golf Centers. The Family Controlled Trusts will be prohibited from selling, disposing or otherwise transferring any such shares for a period of two years ending July, 1998.

   Messrs. Bellinger, Hesemann, Hislop and Bates acquired shares of the outstanding capital stock of Golf Centers immediately prior to the Reorganization for an aggregate purchase price of $600,000. As a consequence of the Reorganization, Messrs. Bellinger, Hesemann, Hislop and Bates will receive shares of the Company's Class A Common Stock in exchange for their shares in Golf Centers. All of such shares are pledged to Mr. Nicklaus to secure loans made by Mr. Nicklaus to such individuals to fund the purchase of such shares of Golf Centers. All of such individuals have entered into a shareholders' agreement with Mr. Nicklaus and the Company (the "Management Shareholders' Agreement"), pursuant to which they assigned to Mr. Nicklaus the right to vote all of such shares in Mr. Nicklaus' discretion until such shares are sold or transferred to a third party. The Management Shareholders' Agreement also prohibits any of Messrs. Bellinger, Hesemann, Hislop or Bates from, without the consent of Mr. Nicklaus, selling, disposing or otherwise transferring any such shares for a period of two years ending July 1998. In addition, each of Messrs. Bellinger, Hesemann, Hislop and Bates granted to Mr. Nicklaus a right of first offer to purchase the shares of Class A Common Stock which he intends to sell or transfer to a person (or group of persons) who is not a holder of Class B Common Stock. Any shares not purchased pursuant to the right of first offer may be sold at or above the price offered to Mr. Nicklaus. Each of Messrs. Bellinger, Hesemann, Hislop and Bates also granted to Mr. Nicklaus the right to purchase his shares in the event of his death, declaration or adjudication of personal bankruptcy or legal declaration of incompetency.

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
INDEBTEDNESS TO MR. NICKLAUS

   Mr. Nicklaus provided a bridge loan of approximately $1.65 million to Golf Centers in connection with the Acquisitions. The loan is evidenced by a demand promissory note, bears interest at the Federal Mid-Term annual interest rate in effect at the time the note was executed and will be repaid from the proceeds of the Offering. See "Use of Proceeds."

FUTURE TRANSACTIONS WITH AFFILIATES

   Following the closing of the Offering, the Company intends to submit any transactions between the Company and its directors and its principal shareholders and their affiliates to a committee of disinterested members of the Company's Board of Directors or to require approval of any such transactions by a majority of the disinterested members of the Board of Directors. Additionally, provisions of the Florida Business Corporation Act require that certain specified transactions between the Company and holders of more than 10% of the outstanding voting power of the Company's Common Stock will require the approval of the disinterested shareholders of the Company, unless such transactions are approved by a majority of the disinterested members of the Board of Directors.

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
                          DESCRIPTION OF CAPITAL STOCK

   The Company's authorized capital consists of 70 million shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 10 million shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and 20 million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus (assuming consummation of the Reorganization) there are 2,760,000 shares of Class B Common Stock outstanding (which may be converted into Class A Common Stock at any time), all of which are owned by Nicklaus Family Members and 240,000 shares of Class A Common Stock outstanding. See "The Reorganization" and "Principal Shareholders." No shares of Preferred Stock are outstanding as of the date of this Prospectus.

   The Company's shareholders have approved Amended and Restated Articles of Incorporation and Bylaws to become effective upon consummation of the Offering. The discussions herein describe the Company's capital stock, Articles of Incorporation and Bylaws as anticipated to be in effect upon consummation of the Offering. The following descriptions of the Company's capital stock do not purport to be complete and are subject to and qualified in their entirety by the provisions of the Company's Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

   The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain conversion rights and transfer restrictions in respect of the shares of the Class B Common Stock, as described below.

   VOTING RIGHTS. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareholders and each share of Class B Common Stock entitles the holder to ten votes on each such matter, including the election of directors. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of the shareholders. See "Risk Factors--Control By Current Shareholders and Anti-Takeover Effect of Dual Classes of Stock." Neither the Class A Common Stock nor the Class B Common Stock have cumulative voting rights.

   Any action that can be taken at a meeting of the shareholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by shareholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the shareholders without providing the other shareholders the opportunity to make nominations or raise other matters at a meeting.


   DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock. See "Dividend Policy."


   If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock.

   RESTRICTIONS ON TRANSFER. If a holder of Class B Common Stock transfers such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than a Nicklaus Family Member, such shares will be converted automatically into shares of Class A Common Stock. In the case of a pledge of shares of Class B Common Stock to a financial institution, such shares will not be deemed to be transferred unless and until a foreclosure or similar event occurs.

   CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of a transfer of shares of Class B Common Stock to any person other than a Nicklaus Family Member, each share of Class B Common Stock so transferred will be converted automatically into one share of Class A Common Stock. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 20% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

   LIQUIDATION. In the event of liquidation, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

   MERGERS AND OTHER BUSINESS COMBINATIONS. Upon the merger of consolidation of the Company, holders of each class of Common Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ at that time.

   OTHER PROVISIONS. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

   TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Class A Common Stock is First Union National Bank.

   LISTING. The Class A Common Stock has been approved for quotation on the Nasdaq National Market under the trading symbol "JACK," subject to official notice of issuance.

PREFERRED STOCK

   The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock. The issuance of Preferred Stock with voting rights or conversion rights may adversely affect the voting power of the Common Stock, including the loss of voting control to others. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company without shareholder approval. See "Risk Factors--Preferred Stock; Possible Anti--Takeover Effect of Certain Charter Provisions."

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CERTAIN PROVISIONS OF FLORIDA LAW

   The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or Bylaws. The Company has not elected to opt out of such provisions. Accordingly, the Common Stock of the Company is subject to the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors and that voting rights be conferred on "control shares" acquired in specified control share acquisitions generally only to the extent conferred by resolution approved by the shareholders, excluding holders of shares defined as "interested shares." In addition, Florida law presently limits the personal liability of a corporate director for monetary damages, except where the director (i) breaches his or her fiduciary duties and (ii) such breach constitutes or includes certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. See "Risk Factors--Preferred Stock; Possible Anti-Takeover Effect of Certain Charter Provisions."

INDEMNIFICATION AND LIMITED LIABILITY

   Pursuant to the Company's Articles of Incorporation, Bylaws and indemnification agreements between the Company and each of its officers and directors the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expense incurred, by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

   The Company maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Company for a wrongful act for which they may become legally obligated to pay or for which the Company is required to indemnify its directors or officers.

OTHER CHARTER AND BY-LAW PROVISIONS

   The Articles of Incorporation provide that the Board of Directors will be divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board which arises during the term of a director. The provision for a classified board may be altered or repealed only upon the affirmative vote of holders of at least 66 2/3 % of the total voting power of the Company. The classification of the Board of Directors may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may have the effect of maintaining the incumbency of the Board.

   Special meetings of shareholders may be called by the Company's Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Shareholders of the Company may only call a special meeting of shareholders if the holders of at least 50% of the total voting power of the Company sign, date and deliver to the Company's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

   Shareholders of the Company are required to provide advance notice of nominations of directors to be made at, and of business proposed to be brought before, a meeting of shareholders. The failure to deliver proper notice within the periods specified in the Company's Bylaws will result in the denial of the shareholder's right to make such nominations or propose such action at the meeting.

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                         SHARES ELIGIBLE FOR FUTURE SALE

   Prior to the Offering, there has been no public market for the Class A Common Stock. No information is currently available and no prediction can be made as to the timing or amount of future sales of shares, or the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock (including shares issuable upon conversion of Class B Common Stock and upon exercise of stock options) in the public market after the lapse of the restrictions described below, or the perception that such sales may occur, could materially adversely affect the prevailing market prices for the Class A Common Stock and the ability of the Company to raise equity capital in the future. See "Risk Factors--Shares Eligible for Future Sale."

   After completion of the Offering, the Company will have 2,040,000 shares of Class A Common Stock outstanding (2,310,000 if the Underwriters' over-allotment option is exercised in full) and 2,760,000 shares of Class B Common Stock outstanding. All of the 1,800,000 shares of Class A Common Stock offered hereby (2,070,000 if the Underwriters' over-allotment option is exercised in full), will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144, described below. All of the shares of Class B Common Stock held by Nicklaus Family Members, as well as shares of Class A Common Stock issuable upon conversion of Class B Common Stock, and all of the Class A Common Stock acquired by certain executives of the Company pursuant to the Reorganization, are "Restricted Securities," as that term is defined in Rule 144, and may not be sold in the absence of registration other than in accordance with Rule 144 described below or another exemption from registration under the Securities Act.

   In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned Common Stock which is treated as Restricted Securities for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Class A Common Stock (approximately 20,400 shares based upon the number of shares outstanding after the Offering) or the reported average weekly trading volume in the Class A Common Stock during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144 (other than the two-year holding period requirements) in order to sell Class A Common Stock that are not Restricted Securities (such as Class A Common Stock acquired by affiliates in market transactions). Further, if a period of at least three years has elapsed from the date Restricted Securities were acquired from the Company or an affiliate of the Company, a holder of such Restricted Securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

   Mr. Nicklaus, GBI, the Family Controlled Trusts and Messrs. Bellinger, Hesemann, Hislop and Bates will each have certain demand registration rights (subject to the 180-day lock-up arrangement described below), under certain circumstances and subject to certain conditions, to require the Company to register their shares of Common Stock under the Securities Act and, certain rights to participate in any future registration of securities by the Company. The Company is not required to effect more than one demand registration on behalf of the Nicklaus Family Members in any twelve calendar month period. See "Certain Relationships and Related Transactions--Registration Rights Agreement."

   The Company intends to file a registration statement on Form S-8 covering all shares of Class A Common Stock issuable under the Company's employee benefit plans in effect on the date of this Prospectus. The Company has granted stock options with respect to an aggregate of approximately 384,000 shares of Class A Common Stock. Accordingly, any shares issued upon exercise of outstanding options will be eligible for sale in the public market (subject to the 180-day lock-up arrangement described below) beginning on the effective date of such registration statement.

The Company and the Nicklaus Family Members and members of the Company's management who are shareholders of the Company have agreed for 180 days following the offering not to, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the shares of Common Stock to be sold hereunder,
(B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in this Prospectus, (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company referred to in this Prospectus, (D) any shares of Common Stock issued pursuant to any non-employee director stock plan or (E) the pledge by certain shareholders of the Company of shares of Common Stock to Mr. Nicklaus.

                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                  FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

   The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of shares of Class A Common Stock applicable to non-U.S. Holders of such shares of Class A Common Stock. In general, a "non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States for income tax purposes, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State, or (iii) any estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder and judicial and administrative interpretations as of the date of this Prospectus, all of which are subject to change, possibly with retroactive effect, and is for general information only. The discussion does not address all aspects of federal income and estate taxation nor any aspects of state, local or foreign tax laws. The discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. Holder (including, without limitation, certain U.S. expatriates, insurance companies, tax-exempt organizations, financial institutions or broker dealers). Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and non-U.S. income, estate and other tax consequences of the acquisition, ownership and disposition of shares of Class A Common Stock that may apply to them.

   An individual may, subject to certain exceptions, be deemed to be a resident alien for income tax purposes (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were United States citizens.

DIVIDENDS

   The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." If, however, the Company were to pay dividends, then, in general, dividends paid to a non-U.S. Holder will be subject to United States federal withholding tax at a 30% rate (or lower rate as may be prescribed by an applicable tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. Holder within the United States. Dividends effectively connected with such a trade or business will generally not be subject to withholding tax (if the non-U.S. Holder properly files an executed IRS Form 4224 with the payor of the dividend) and will generally be subject to United States federal income tax on a net income basis at regular graduated rates. In the case of a non-U.S. Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits at a 30% rate). The branch profits tax may not apply (or may apply at a reduced rate) if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has definite knowledge that such presumption is not warranted. Proposed Treasury regulations, if finally adopted, however, would require non-U.S. Holders to file certain forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. A non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The Company must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides.

SALE OF CLASS A COMMON STOCK

   Generally, a non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such holder's shares of Class A Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States or, if an applicable tax treaty provides, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States (in either case, the branch profits tax described above may also apply to a corporate non-U.S. Holder); (ii) the non-U.S. Holder is an individual who holds the shares of Class A Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or (iii) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it has been) at any time during the five-year period ending on the date of disposition (or such shorter period that such shares were held). A corporation is generally a "U.S. real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. As discussed above, one of the Company's strategies is to focus its efforts on the acquisition and development of golf practice and instruction facilities and accordingly, the Company may in the future, depending on the assets which it then holds, be deemed to be a "U.S. real property holding corporation." If the Company is or has been a "U.S. real property holding corporation" at any time during the relevant period, a non-U.S. Holder which did not directly or indirectly own more than 5% of the Class A Common Stock at any time during the period would not be subject to U.S. federal income tax provided that the Class A Common Stock is regularly traded on an established securities market.

ESTATE TAX

   Shares of Class A Common Stock owned or treated as owned by an individual who is a non-U.S. Holder at the time of death will be includible in the individual's gross estate for the United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

   Under current United States federal income tax law, backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain required information, including the person's U.S. taxpayer identification number) and information reporting requirements apply to payments of dividends (actual and constructive) made to certain non-corporate United States persons. The United States backup withholding tax and information reporting requirements (other than those described above under "Dividends") will generally not apply to dividends paid on Class A Common Stock to a non-U.S. Holder at an address outside the United States that is either subject to the 30% withholding discussed above or that is not so subject because a tax treaty applies that reduces or eliminates such 30% withholding. However, backup withholding and information reporting generally will apply to the dividends paid on shares of Class A Common Stock to addresses in the United States to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

   The payment of the proceeds from the disposition of shares of Class A Common Stock through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalty of perjury, certifies, among other things, its status as a non-U.S. Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Class A Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Class A Common Stock through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," existing regulations require information reporting (but not backup withholding) on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a non-U.S. Holder, or the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no actual knowledge to the contrary. Proposed regulations state that backup withholding will not apply to such payments (absent actual knowledge that the payee is a U.S. person). For this purpose, a "U.S.-related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person, 50% or more of whose gross income from all sources for the three year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

   Any amounts withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service. The backup withholding and information reporting rules are currently under review by the U.S. Treasury Department and their application to the shares of Class A Common Stock is subject to change.

   Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company, GBI and the Underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), William Blair & Company, L.L.C. and Dean Witter Reynolds Inc. are acting as representatives (the "Representatives"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the number of shares of Class A Common Stock set forth opposite its name below.

                                                                  NUMBER OF
                                                                  SHARES OF
                                                                   CLASS A
           UNDERWRITERS                                          COMMON STOCK
     --------------------------                                  -------------

Merrill Lynch, Pierce, Fenner & Smith
             Incorporated......................................

William Blair & Company, L.L.C. ...............................

Dean Witter Reynolds Inc. .....................................
                                                                  -------------
            Total  ............................................     1,800,000
                                                                  =============

   The Underwriters have agreed, subject to the terms and conditions set forth in the Purchase Agreement, to purchase all of the shares of Class A Common Stock being sold pursuant to the Purchase Agreement, if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.

   The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share of Class A Common Stock. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   The Company has granted an option to the Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 270,000 shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Class A Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

   The Company and the Nicklaus Family Members and members of the Company's management who are shareholders of the Company have agreed for 180 days following the offering not to, without the prior written consent of Merrill Lynch, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the shares of Common Stock to be sold hereunder, (B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in this Prospectus, (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company referred to in this Prospectus, (D) any shares of Common Stock issued pursuant to any non-employee director stock plan or (E) the pledge by certain shareholders of the Company of shares of Common Stock to Mr. Nicklaus. See "Shares Eligible for Future Sale."

   At the request of the Company, the Underwriters have initially reserved up to 125,000 shares of Class A Common Stock for sale at the initial public offering price set forth on the cover page of this Prospectus to directors, officers, employees and business associates of the Company and other persons associated with the Company or affiliated with any director, officer or employee of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby. Certain managerial employees of the Company who purchase reserved shares will be required to agree not to dispose of such shares for a period of 180 days after the date of this Prospectus.

   Prior to the Offering, there has been no public market for the shares of Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors considered in determining the public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance given as to the liquidity of the trading market for the Class A Common Stock or that an active public market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price. If an active public market for the Common Stock does not develop, the market price and liquidity of the Class A Common Stock may be adversely affected.

   The Class A Common Stock has been approved for quotation on the Nasdaq National Market under the proposed trading symbol "JACK."

   Each Underwriter has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

   The Underwriters do not intend to confirm sales of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

   The Company and GBI have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.


   From time to time, Merrill Lynch utilizes the services of Nicklaus/Flick Golf Schools and pays for such services on an arms' length basis.

                                  LEGAL MATTERS

   The validity of the Class A Common Stock being offered hereby and certain other legal matters will be passed upon for the Company by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership, including professional corporations), New York, New York. Fried, Frank, Harris, Shriver & Jacobson will rely on the opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson P.A. as to matters relating to Florida law.

                                     EXPERTS

   The financial statements and schedule included in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

   The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

   Upon completion of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports and other information with the Commission. Such reports and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                            GOLDEN BEAR GOLF, INC.

                    INDEX TO COMBINED FINANCIAL STATEMENTS
                     AND PRO FORMA FINANCIAL INFORMATION

                                                                                                  PAGE
                                                                                                ---------
THE REGISTRANT--GOLDEN BEAR GOLF, INC.:
Report of Independent Certified Public Accountants ...........................................      F-4
Balance Sheet as of June 7, 1996 .............................................................      F-5
Notes to Balance Sheet .......................................................................      F-6

COMBINED BUSINESSES TO BE ACQUIRED--GOLDEN BEAR GOLF CENTERS, INC.,
  PARAGON GOLF CONSTRUCTION, INC. AND CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.:
  Report of Independent Certified Public Accountants .........................................     F-12
Combined Balance Sheets as of December 31, 1994 and 1995
  and March 31, 1996 (Unaudited) .............................................................     F-13
Combined Statements of Operations for each of the three years in the period ended December 31, 1995 and for the three months ended
  March 31, 1995 and 1996 (Unaudited) ........................................................     F-14
Combined Statements of Shareholders' Equity for each of the three years in the period ended December 31, 1995 and for the three months ended
  March 31, 1996 (Unaudited) .................................................................     F-15
Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1995 and for the three months ended
  March 31, 1995 and 1996 (Unaudited) ........................................................     F-16
Notes to Combined Financial Statements .......................................................     F-17

BUSINESSES TO BE ACQUIRED SUBSEQUENT TO YEAR END:
COOL SPRINGS, INC.
Report of Independent Certified Public Accountants ...........................................     F-33
Balance Sheets as of October 31, 1994 and 1995 and April 30, 1996 (Unaudited)  ...............     F-34
Statements of Operations for the years ended October 31, 1994 and 1995
  and for the six months ended April 30, 1996 (Unaudited) ....................................     F-35
Statements of Stockholders' Equity for the years ended October 31, 1994 and 1995
  and for the six months ended April 30, 1996 (Unaudited) ....................................     F-36
Statements of Cash Flows for the years ended October 31, 1994 and 1995
  and for the six months ended April 30, 1996 (Unaudited) ....................................     F-37
Notes to Financial Statements ................................................................     F-38

FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.
Report of Independent Certified Public Accountants ...........................................     F-43
Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996 (Unaudited)  ..............     F-44
Statements of Operations for the period from Inception (June 13, 1994)
  to December 31, 1994 and for the year ended December 31, 1995
  and for the three months ended March 31, 1996 (Unaudited) ..................................     F-45
Statements of Stockholders' Equity for the period from Inception (June 13, 1994)
  to December 31, 1994 and for the year ended December 31, 1995
  and for the three months ended March 31, 1996 (Unaudited) ..................................     F-46
Statements of Cash Flows for the period from Inception (June 13, 1994)
  to December 31, 1994 and for the year ended December 31, 1995
  and for the three months ended March 31, 1996 (Unaudited) ..................................     F-47
Notes to Financial Statements ................................................................     F-48

                            GOLDEN BEAR GOLF, INC.

                    INDEX TO COMBINED FINANCIAL STATEMENTS
               AND PRO FORMA FINANCIAL INFORMATION--(CONTINUED)

                                                                                                     PAGE
                                                                                                  ---------
DALLAS HIGHLANDER, LTD.
Report of Independent Certified Public Accountants .............................................     F-53
Balance Sheets as of December 31, 1994, December 31, 1995 and March 31, 1996  ..................     F-54
Statements of Operations for the period from inception (July 1, 1994) to December 31, 1994, the
  year ended December 31, 1995 and for the three months ended March 31, 1996 ...................     F-55
Statements of Partners' Capital for the period from inception (July 1, 1994) to December 31,
  1994, the year ended December 31, 1995 and for the three months ended March 31, 1996 .........     F-56
Statements of Cash Flows for the period from inception (July 1, 1994) to December 31, 1994, the
  year ended December 31, 1995 and for the three months ended March 31, 1996 ...................     F-57
Notes to Financial Statements ..................................................................     F-58

SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.
Report of Independent Certified Public Accountants .............................................     F-63
Combined Balance Sheets as of December 31, 1995 and June 30, 1996 ..............................     F-64
Combined Statements of Operations for the year ended December 31, 1995
  and for the six months ended June 30, 1996 ...................................................     F-65
Combined Statements of Stockholders' Equity for the year ended December 31, 1995
  and for the six months ended June 30, 1996 ...................................................     F-66
Combined Statements of Cash Flows for the year ended December 31, 1995
  and for the six months ended June 30, 1996 ...................................................     F-67
Notes to Combined Financial Statements .........................................................     F-68

EAST COAST GOLF CENTER, INC. AND EAST COAST GOLF CENTER OF COLUMBUS, LTD. AND EAST COAST GOLF
CENTERS OF FORT LAUDERDALE, INC.
Report of Independent Certified Public Accountants .............................................     F-73
Combined Balance Sheets as of December 31, 1994, December 31, 1995 and March 31, 1996  .........     F-74
Combined Statements of Operations for the period from inception (June 7, 1994) to December 31,
  1994, the year ended December 31, 1995 and for the three months ended March 31, 1996 .........     F-75
Combined Statements of Shareholders' Equity for the period from inception (June 7, 1994) to
  December 31, 1994, the year ended December 31, 1995 and for the three months ended March 31,
  1996 .........................................................................................     F-76
Combined Statements of Cash Flows for the period from inception (June 7, 1994) to December 31,
  1994, the year ended December 31, 1995 and for the three months ended March 31, 1996 .........     F-77
Notes to Combined Financial Statements .........................................................     F-78

UNAUDITED PRO FORMA FINANCIAL INFORMATION:
Introduction to Unaudited Pro Forma Financial Information ......................................      P-2
Unaudited Pro Forma Balance Sheet as of March 31, 1996 .........................................      P-5
Unaudited Pro Forma Statements of Operations for the three months
  ended March 31, 1996 and the year ended December 31, 1995 ....................................      P-6
Notes to Unaudited Pro Forma Financial Information .............................................      P-8

                            GOLDEN BEAR GOLF, INC.

                                BALANCE SHEET

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
 Golden Bear Golf, Inc.:

   We have audited the accompanying balance sheet of Golden Bear Golf, Inc. as of June 7, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Golden Bear Golf, Inc. as of June 7, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
 June 7, 1996.

                            GOLDEN BEAR GOLF, INC.

                                BALANCE SHEET

                                 JUNE 7, 1996

                             ASSETS
CURRENT ASSETS:
 Cash .........................................................    $     --
DEFERRED OFFERING COSTS .......................................     400,000
                                                                 -----------
    Total assets ..............................................    $400,000
                                                                 ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accrued expenses .............................................    $400,000
                                                                 -----------
COMMITMENTS (Note 3)
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 20,000,000 shares
   authorized, no shares issued and outstanding ...............          --
 Common stock--
  Class A, $.01 par value, 70,000,000 shares authorized,
    no shares issued and outstanding ..........................          --
  Class B, $.01 par value, 10,000,000 shares authorized,
    no shares issued and outstanding ..........................          --
                                                                 -----------
    Total stockholders' equity ................................          --
                                                                 -----------
    Total liabilities and stockholders' equity ................    $400,000
                                                                 ===========

             The accompanying notes to balance sheet are an integral
                           part of this balance sheet.

                            GOLDEN BEAR GOLF, INC.

                            NOTES TO BALANCE SHEET

                                 JUNE 7, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

   Golden Bear Golf, Inc. ("Golden Bear") was formed on June 7, 1996 to enter into an exchange agreement which will be consummated only upon the closing of a proposed initial public offering of Golden Bear's Class A Common Stock. Parties to the plan of reorganization include Golden Bear's affiliates, Golden Bear Golf Centers, Inc., Paragon Golf Construction, Inc. (collectively, the "Companies") and Golden Bear International, Inc. ("GBI"). Pursuant to the exchange agreement, Golden Bear will acquire all of the outstanding common stock of the Companies in exchange for an aggregate of 1,668,000 (after the proposed 3,000-for-1 stock split) shares of its Class A and Class B Common Stock. In addition Golden Bear will acquire certain assets and assume certain liabilities of GBI in exchange for 1,332,000 (after the proposed 3,000-for-1 stock split) shares of Class B Common Stock.

   If the exchange agreement is consummated and Golden Bear closes its initial public offering, the transaction will be accounted for on a historical cost basis in a manner similar to a pooling of interests as Golden Bear and the Companies have common stockholders and management.

DEFERRED OFFERING COSTS

   Deferred offering costs represent fees incurred related to the proposed initial public offering. If consummated, such costs will be netted against the proceeds of the initial public offering. If unsuccessful, such costs will be expensed.

INCOME TAXES

   Golden Bear is a corporation subject to Federal and state taxation. To date, Golden Bear has had no operations and, therefore, has generated no tax liabilities.

2. COMMON STOCK

   The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain conversion rights and transfer restrictions in respect of the shares of the Class B Common Stock, as described below.

   VOTING RIGHTS. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of Golden Bear's shareholders and each share of Class B Common Stock entitles the holder to ten votes on each such matter, including the election of directors. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of the shareholders. Neither the Class A Common Stock nor the Class B Common Stock have cumulative voting rights.

   Any action that can be taken at a meeting of the shareholders may be taken by written consent in lieu of the meeting if Golden Bear receives consents signed by shareholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all

                            GOLDEN BEAR GOLF, INC.

                                 JUNE 7, 1996

2. COMMON STOCK--(CONTINUED)

actions required to be taken by the shareholders without providing the other shareholders the opportunity to make nominations or raise other matters at a meeting.

   DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefore, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, Golden Bear would not be able to pay its debts as they become due in the usual course of business, or if Golden Bear's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock.

   If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, Golden Bear must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, Golden Bear must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock.

   RESTRICTIONS ON TRANSFER. If a holder of Class B Common Stock transfers such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than a Nicklaus Family Member, such shares will be converted automatically into shares of Class A Common Stock. In the case of a pledge of shares of Class B Common Stock to a financial institution, such shares will not be deemed to be transferred unless and until a foreclosure occurs.

   CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of a transfer of shares of Class B Common Stock to any person other than a Nicklaus Family Member, each share of Class B Common Stock so transferred will be converted automatically into one share of Class A Common Stock. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 20% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

   LIQUIDATION. In the event of liquidation, after payment of the debts and other liabilities of Golden Bear and after making provision for the holders of Preferred Stock, if any, the remaining assets of Golden Bear will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

   MERGERS AND OTHER BUSINESS COMBINATIONS. Upon the merger of consolidation of Golden Bear, holders of each class of Common Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ at that time.

                            GOLDEN BEAR GOLF, INC.

                                 JUNE 7, 1996

3. COMMITMENTS

   In connection with the offering described above, Golden Bear intends to enter into the following agreements:

DESIGN SERVICES MARKETING AGREEMENT-

   GBI will retain Golden Bear as its exclusive worldwide marketing agent for the purpose of identifying and negotiating contracts with developers, owners and operators of golf facilities for GBI or its division, Nicklaus Design, including the promotion of the golf course design and consulting services of Jack W. Nicklaus, Jack W. Nicklaus II and other associated designers employed or retained by GBI.

   As compensation for the services provided by Golden Bear under the agreement, GBI will pay Golden Bear, on a monthly basis in arrears, a commission at the rate of ten percent (10%) of the gross fees (as defined) received by GBI from any design contract executed by GBI during the term of this agreement, except for design contracts for any of the specifically excluded design services. The term of the agreement will commence concurrently with the commencement of the proposed initial public offering and will expire on December 31, 2006, unless otherwise terminated or received. Golden Bear has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to GBI under the agreement through the effective date of such renewal. The agreement may be terminated by Golden Bear at the end of any calendar year, (commencing with the end of calendar year 2000), upon written notice to GBI of its intention to terminate not later than July 1 of the year in which such termination is to be effective.

TRADEMARK LICENSE AGREEMENT-

   GBI will grant to Golden Bear a royalty-free, indefinite, exclusive right (subject to certain exclusions) to utilize and sublicense all major trademarks, tradenames and service marks owned or developed by GBI, including the GOLDEN BEAR, NICKLAUS and JACK NICKLAUS trademarks (collectively, the "Licensed Marks") and the right, subject to the approval of GBI, to obtain the registration of additional trademarks and service marks deemed by Golden Bear to be necessary or prudent to the maintenance and future expansion of Golden Bear. GBI will also grant Golden Bear the right to use the name, likeness, nickname, biographical data and other identifying characteristics of Jack Nicklaus in connection with the advertising, promotion, sale or rendering of Golden Bear's products or services throughout the world. GBI will retain the exclusive right to utilize any of the Licensed Marks in connection with its continuing businesses, which encompass (i) golf course design and consulting; (ii) residential community development; (iii) sponsorship, promotion and management of golf tournaments; (iv) daily fee golf course development; (v) the manufacture and marketing of golf clubs and equipment; (vi) the creation, production and marketing of golf and other sporting events; (vii) the creation, development, editing and distribution of books, articles and print media creative works and audio visual media programming and properties, including video games; and (viii) a membership club offering golf improvement tips.

   The initial term of the license is 30 years, renewable and may only be terminated by GBI in the event Golden Bear abandons its use of the Licensed Marks or breaches, violates or fails to perform or observe in any material respect any of the material covenants, terms or conditions of the Trademark

                            GOLDEN BEAR GOLF, INC.

                                 JUNE 7, 1996

3. COMMITEMENTS--(CONTINUED)

License Agreement and fails to correct or take immediate action in good faith to correct any such curable breach, violation or failure following the receipt of notice of such breach or violation from an arbitrator.

PERSONAL SERVICES MANAGEMENT AGREEMENT-

   GBI has agreed to retain Golden Bear as the exclusive manager and representative to market the personal services of Jack Nicklaus as a professional athlete, celebrity and corporate spokesman for third parties not affiliated with GBI or Golden Bear throughout the world. Golden Bear has agreed that it will not, during the term of the agreement, represent, manage or otherwise provide marketing services similar to those contemplated by the agreement to any other professional golfer without the prior written consent of GBI. The services provided by Golden Bear will include development of personal appearance and personal service opportunities for approval by Jack Nicklaus and GBI as well as requests from prospective clients, identification and qualification of prospects, negotiation of contracts for approval by GBI and Jack Nicklaus, and coordination of all scheduling and performance under approved contracts. As compensation for the services to be provided by Golden Bear, GBI will pay Golden Bear, on a monthly basis in arrears, thirty percent (30%) of the net revenues (as defined) received by GBI from existing endorsement services and a percentage to be negotiated (but in no event less than 20%) of net revenues (as defined) received by GBI from endorsement services under any contract which is signed or substantially negotiated during the term of the agreement.

   The term of the agreement will commence concurrently with the consummation of the initial public offering and will expire on December 31, 2006, unless otherwise terminated or renewed. Golden Bear has the right, upon expiration of the initial term of this agreement to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to GBI under the agreement through the effective date of such renewal.

GOLF EQUIPMENT MARKETING, CONSULTING AND COOPERATION AGREEMENT-

   GBI has agreed to retain Golden Bear to provide marketing, consulting and cooperation services to International in connection with its marketing obligations as a licensee and member of Nicklaus Golf Equipment Company, L.C., a Florida limited liability company ("NGEC"). For these services Golden Bear will receive a fee of approximately $100,000 per year for up to 300 hours of services. In the event additional time is required, the parties will negotiate in good faith a mutually acceptable hourly or per diem rate based on the market rates for similar services. International has a 50% ownership interest in NGEC, which manufactures, markets and distributes golf equipment utilizing the Nicklaus, Jack Nicklaus and Golden Bear trademarks and tradenames.

   The term of the agreement will commence concurrently with the commencement of the proposed initial public offering and will expire on December 31, 2006, unless otherwise terminated or renewed. Golden Bear has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to GBI under the agreement through the effective date of such renewal. The agreement may be terminated by Golden Bear at the end of any calendar year, commencing with the end of calendar year 1997, upon written notice to GBI of its intention to terminate the agreement.

                            GOLDEN BEAR GOLF, INC.

                                 JUNE 7, 1996

3. COMMITMENTS--(CONTINUED)

OFFICE FACILITIES LICENSING AGREEMENT-

   Golden Bear will sublease its corporate headquarters from GBI, pursuant to a sublease and sharing agreement. The sublease commences concurrently with the commencement of the proposed initial public offering and terminates January 31, 2000. Aggregate monthly rent payable under the agreement will be approximately $50,000, including sales taxes and common area maintenance, representing approximately 47% of the primary lease.

   The agreement also provides for the sharing and joint ownership of certain office and business services and equipment formerly provided by or owned by GBI, including the telephone systems, main switchboard, central facsimile machines, photocopying machines and computer networks. Pursuant to the agreement, GBI has agreed to pay a monthly management fee equal to fifty percent (50%) of the costs of employing the identified shared office staff and personnel and a monthly equipment fee equal to fifty percent (50%) of the agreed costs, consumable supplies and maintenance of the shared office and business equipment. Additionally, Golden Bear will pay GBI a monthly phone rental fee based upon the pro rata share of costs of providing local telephone service and maintenance to dedicated and shared phone equipment in the premises.

                       GOLDEN BEAR GOLF CENTERS, INC.,

                     PARAGON GOLF CONSTRUCTION, INC. AND

            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                        COMBINED FINANCIAL STATEMENTS

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Boards of Directors of
 Golden Bear Golf Centers, Inc.,
 Paragon Golf Construction, Inc. and
 Golden Bear International, Inc.:

   We have audited the accompanying combined balance sheets of Golden Bear Golf Centers, Inc., Paragon Golf Construction, Inc. and Certain Operations of Golden Bear International, Inc. (Florida corporations) as of December 31, 1994 and 1995 and the related combined statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Golden Bear Golf Centers, Inc., Paragon Golf Construction, Inc. and Certain Operations of Golden Bear International, Inc. as of December 31, 1994 and 1995, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
 April 17, 1996.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                           COMBINED BALANCE SHEETS

                                                                                                PRO FORMA
                                                                                                   FOR
                                                          DECEMBER 31,                        REORGANIZATION
                                                  ---------------------------     MARCH 31,      MARCH 31,
                                                       1994         1995            1996           1996
                                                  ------------- -------------  ------------- ---------------
                                                                                (UNAUDITED)    (UNAUDITED)
                     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .....................    $  441,308     $  377,796     $  299,784      $ 1,799,784
 Restricted cash ...............................        52,353         52,353         52,353           52,353
 Accounts receivable, net of allowances of
   $572,999, $511,833 and $519,719 (unaudited)..     3,263,338      6,366,435      5,287,144        5,287,144
 Due from International ........................        30,089        647,146        253,840          253,840
 Costs and estimated earnings in excess of
   billings on uncompleted contracts ...........       194,177        666,338        869,940          869,940
 Prepaid expenses and other current assets  ....       188,972        174,032        363,085          363,085
                                                  ------------- -------------  -------------   --------------
   Total current assets ........................     4,170,237      8,284,100      7,126,146        8,626,146
PROPERTY AND EQUIPMENT, net ....................       620,109        582,586        566,682          566,682
OTHER ASSETS ...................................        50,400         39,673        195,426          195,426
                                                  ------------- -------------  -------------   --------------
   Total assets ................................    $4,840,746     $8,906,359     $7,888,254      $ 9,388,254
                                                  ============= =============  =============   ==============
      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ..............................    $1,307,916     $4,268,808     $3,463,573      $ 3,463,573
 Accrued expenses ..............................     1,168,643      1,889,912      1,594,272        1,594,272
 Billings in excess of costs and estimated
   earnings on uncompleted contracts ...........       829,792        602,990        846,213          846,213
 Deferred revenue ..............................       858,019        700,824      1,144,767        1,144,767
 Current portion of notes payable ..............        62,975        219,225        674,145          674,145
 Provision for estimated losses on construction
   contracts in process ........................        82,147         67,288         67,288           67,288
                                                  ------------- -------------  -------------   --------------
   Total current liabilities ...................     4,309,492      7,749,047      7,790,258        7,790,258
                                                  ------------- -------------  -------------   --------------
NOTES PAYABLE, net of current portion  .........       112,735         43,510         25,158           25,158
                                                  ------------- -------------  -------------   --------------
MINORITY INTEREST ..............................       162,903         83,484       (207,209)        (207,209)
                                                  ------------- -------------  -------------   --------------
COMMITMENTS AND CONTINGENCIES
  (Notes 8 and 11)
 SHAREHOLDERS' EQUITY:
 Common stock ..................................        30,000         30,000         30,000           30,000
 Additional paid-in capital ....................       840,000        840,000        840,000        3,790,000
 Retained earnings .............................      (614,384)       160,318       (589,953)      (2,039,953)
                                                  ------------- -------------  -------------   --------------
   Total shareholders' equity ..................       255,616      1,030,318        280,047        1,780,047
                                                  ------------- -------------  -------------   --------------
   Total liabilities and shareholders' equity  .    $4,840,746     $8,906,359     $7,888,254      $ 9,388,254
                                                  ============= =============  =============   ==============

           The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                      COMBINED STATEMENTS OF OPERATIONS

                                                                                FOR THE THREE MONTHS ENDED
                                          FOR THE YEARS ENDED DECEMBER 31,              MARCH 31,
                                    ------------------------------------------- --------------------------
                                         1993          1994           1995          1995         1996
                                    -------------- -------------  ------------- ------------ -------------
                                                                                       (UNAUDITED)
REVENUES:
 Golf division -
  Golf centers and academy fees
    and royalties ................    $   567,639    $   744,549     $   986,790    $  125,375    $  233,952
  Related party management fees...        953,656      1,160,371       1,310,523       239,000       299,539
                                    -------------- -------------   -------------  ------------  ------------
   Total golf division ...........      1,521,295      1,904,920       2,297,313       364,375       533,491
                                    -------------- -------------   -------------  ------------  ------------
 Construction division ...........      2,177,214      5,598,978      19,177,460     1,434,680     2,055,894
 Marketing division -
  Golf instruction revenues  .....      2,283,417      2,965,482       3,535,444     1,141,771       961,037
  Licensing and other revenues ...      5,669,786      5,855,245       6,055,260     1,181,924     1,342,540
  Related party commissions ......        116,250        300,000         480,000       129,375        78,750
                                    -------------- -------------   -------------  ------------  ------------
   Total marketing division  .....      8,069,453      9,120,727      10,070,704     2,453,070     2,382,327
                                    -------------- -------------   -------------  ------------  ------------
    Total revenues ...............     11,767,962     16,624,625      31,545,477     4,252,125     4,971,712
                                    -------------- -------------   -------------  ------------  ------------
OPERATING COSTS AND EXPENSES:
 Construction and shaping costs ..      1,894,442      4,736,600      16,500,035     1,422,681     2,000,441
 Operating expenses ..............      6,501,649      7,756,628       8,421,972     1,615,303     1,698,853
 Corporate overhead ..............      2,994,015      3,051,444       3,121,257       714,052       750,466
 Depreciation and amortization ...        243,318        198,710         233,041        53,305        72,207
                                    -------------- -------------   -------------  ------------  ------------
                                       11,633,424     15,743,382      28,276,305     3,805,341     4,521,967
                                    -------------- -------------   -------------  ------------  ------------
  Operating income ...............        134,538        881,243       3,269,172       446,784       449,745
                                    -------------- -------------   -------------  ------------  ------------
OTHER INCOME (EXPENSE):
 Interest income .................          9,146         17,929          37,166         1,352         4,356
 Interest expense ................             --         (7,541)        (25,255)       (4,054)      (12,342)
 Other ...........................         (6,751)       (20,069)        (12,954)       (1,355)       12,116
                                    -------------- -------------   -------------  ------------  ------------
  Total other income (expense)  ..          2,395         (9,681)         (1,043)       (4,057)        4,130
                                    -------------- -------------   -------------  ------------  ------------
  Income before income taxes and
    minority interest ............        136,933        871,562       3,268,129       442,727       453,875
FOREIGN TAX PROVISION ............        616,038        699,499       1,010,312       177,880        95,975
MINORITY INTEREST ................        924,935      1,037,698       1,023,942       203,294       324,708
                                    -------------- -------------   -------------  ------------  ------------
  Income (loss) before pro forma
    income taxes .................     (1,404,040)      (865,635)      1,233,875        61,553        33,192
PRO FORMA INCOME TAX
  BENEFIT--UNAUDITED
  (Note 1) .......................       (923,358)      (764,292)       (135,080)      (84,502)      (45,600)
                                    -------------- -------------   -------------  ------------  ------------
  Pro forma net income (loss)  ...    $  (480,682)   $  (101,343)    $ 1,368,955    $  146,055    $   78,792
                                    ============== =============   =============  ============  ============
Pro forma net income per share of
  common stock ...................    $     (0.16)   $     (0.03)    $      0.46    $     0.05    $     0.03
                                    ============== =============   =============  ============  ============
Weighted average number of
  common stock and common stock
  equivalents outstanding ........      3,000,000      3,000,000       3,000,000     3,000,000     3,000,000
                                    ============== =============   =============  ============  ============

           The accompanying notes to combined financial statements are an integral part of these combined statements.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                 COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                    RETAINED
                                                                   ADDITIONAL      EARNINGS/
                                                       COMMON       PAID-IN        DIVISIONAL
                                                        STOCK       CAPITAL          EQUITY          TOTAL
                                                     ----------  -------------  -------------- --------------
BALANCE, December 31, 1992 ........................   $ 1,250       $  8,750      $ 1,429,022     $ 1,439,022

 Sale of common stock of Golf Centers .............     1,250        108,750               --         110,000

 Divisional transfers from International  .........        --             --          965,063         965,063

 Net loss .........................................        --             --       (1,404,040)     (1,404,040)
                                                     ---------- -------------  --------------  --------------

BALANCE, December 31, 1993 ........................     2,500        117,500          990,045       1,110,045
                                                     ---------- -------------  --------------  --------------

 Contributions to Paragon .........................        --        750,000              --          750,000

 Divisional transfers to International ............        --             --         (738,794)       (738,794)

 Net loss .........................................        --             --         (865,635)       (865,635)
                                                     ---------- -------------  --------------  --------------

BALANCE, December 31, 1994 ........................     2,500        867,500         (614,384)        255,616
                                                     ---------- -------------  --------------  --------------

 Divisional transfers to International ............        --            --          (459,173)       (459,173)

 Net income .......................................        --            --         1,233,875       1,233,875

                                                     ---------- -------------  --------------  --------------

BALANCE, December 31, 1995 ........................     2,500        867,500          160,318       1,030,318
                                                     ---------- -------------  --------------  --------------

 Divisional transfers to International (unaudited)         --            --          (783,463)       (783,463)

 Net income (unaudited) ...........................        --            --            33,192          33,192
                                                     ---------- -------------  --------------  --------------

BALANCE, March 31, 1996 (unaudited) ...............    $ 2,500      $867,500      $  (589,953)    $   280,047
                                                     ========== =============  ==============  ==============

           The accompanying notes to combined financial statements are an integral part of these combined statements.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                      COMBINED STATEMENTS OF CASH FLOWS

                                                                                                       FOR THE THREE MONTHS ENDED
                                                             FOR THE YEARS ENDED DECEMBER 31,                    MARCH 31,
                                                    -----------------------------------------------    --------------------------
                                                          1993           1994             1995              1995         1996
                                                    --------------- --------------  --------------     ------------- ------------
                                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................    $(1,404,040)     $  (865,635)    $ 1,233,875     $    61,553     $   33,192

 Adjustments to reconcile net income (loss) to
   net cash provided by operating activities--
     Depreciation and amortization ...............        243,318          198,710         233,041          53,305         72,207

  Provision for uncollectibles ...................         96,037          476,962          98,046              --          7,886

  Provision for estimated losses on construction
    contracts in process .........................             --           82,147         (14,859)             --             --

  Minority interest ..............................        924,935        1,037,698       1,023,942         203,294        324,708

  Changes in assets and liabilities:
   Restricted cash ...............................             --          (52,353)             --              --             --

   Accounts receivable ...........................     (1,095,818)      (1,879,278)     (3,201,143)        802,810      1,087,177

   Decrease (increase) in due from International           93,744          (69,488)       (617,057)       (123,548)       393,306

   Costs and estimated earnings in excess of
     billings on uncompleted contracts ...........             --         (194,177)       (472,161)         14,821       (203,602)
   Prepaid expenses and other current assets  ....        (56,275)         (51,039)         14,940          (5,171)      (189,053)
   Other assets ..................................         91,832            7,485          20,761          56,951       (171,926)
   Accounts payable ..............................        466,077          396,952       2,960,892         (35,556)      (805,235)
   Accrued expenses ..............................        395,557          379,361         721,269         117,573       (295,640)
   Billings in excess of costs and estimated
     earnings on uncompleted contracts ...........        196,268          633,524        (226,802)       (132,802)       243,223

   Deferred revenue ..............................        244,985          364,554        (157,195)        538,296        443,943

                                                    --------------- --------------  --------------  --------------   ------------
    Net cash provided by operating activities  ...        196,620          465,423       1,617,549       1,551,526        940,186
                                                    --------------- --------------  --------------  --------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ............................        (23,259)        (248,551)       (193,913)       (111,876)       (56,303)
 Distributions to minority investors .............       (901,388)      (1,002,137)     (1,115,000)       (347,500)      (615,000)
                                                    --------------- --------------  --------------  --------------   ------------
    Net cash used in investing activities  .......       (924,647)      (1,250,688)     (1,308,913)       (459,376)      (671,303)
                                                    --------------- --------------  --------------  --------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of common stock and contributions  .........        110,000          750,000              --              --             --

 Proceeds from notes payable .....................             --          200,242         150,000              --        454,922

 Payments on notes payable .......................       (106,314)         (24,532)        (62,975)        (15,744)       (18,354)
 Divisional transfers from (to) International  ...        965,063         (738,794)       (459,173)       (992,017)      (783,463)
                                                    --------------- --------------  --------------  --------------   ------------
    Net cash provided by (used in)
      financing activities .......................        968,749          186,916        (372,148)     (1,007,761)      (346,895)
                                                    --------------- --------------  --------------  --------------   ------------
    Net increase (decrease) in cash and
      cash equivalents ...........................        240,722         (598,349)        (63,512)         84,389        (78,012)
CASH AND CASH EQUIVALENTS,
  beginning of year ..............................        798,935        1,039,657         441,308         441,308        377,796
                                                    --------------- --------------  --------------  --------------   ------------
CASH AND CASH EQUIVALENTS, end of year ...........    $ 1,039,657      $   441,308     $   377,796     $   525,697     $  299,784
                                                    =============== ==============  ==============  ==============   ============
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
   Cash paid for interest ........................    $        --      $     7,541     $    24,962     $     6,693     $    3,394
                                                    =============== ==============  ==============  ==============   ============
 Cash paid for foreign taxes .....................    $   386,038      $   559,499     $   532,383     $   265,811     $  277,975
                                                    =============== ==============  ==============  ==============   ============

           The accompanying notes to combined financial statements are an integral part of these combined statements.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

   The combined financial statements include the accounts of Golden Bear Golf Centers, Inc. ("Golf Centers"), Paragon Golf Construction, Inc. ("Paragon") and Certain Operations of Golden Bear International, Inc. ("GBI Carve-out") (collectively, the "Companies"). All significant intercompany transactions and accounts have been eliminated. Golden Bear International, Inc. ("International") is a privately owned company controlled by Jack Nicklaus, primarily involved in golf course design and consulting, the development of residential communities and daily fee golf courses, the manufacture and marketing of golf clubs and equipment and the production and marketing of golf and other sporting events. Golf Centers and Paragon are both owned and controlled by Jack Nicklaus. Accordingly, for financial statement presentation purposes, the businesses have been combined.

   Golf Centers was incorporated in December 1992 to offer franchise opportunities for the operation of golf instruction and practice facilities that consist of practice stations and the teaching techniques developed by Jack Nicklaus, Jim Flick and the International staff. In connection with the franchise program, Golf Centers enters into various agreements with franchisees including, but not limited to, development and license agreements which provide for the establishment and operation of golf centers and use of various trademarks, trade names and associated logos and symbols.

   Paragon was incorporated in October 1992 to provide golf course construction, shaping and consulting services to customers located throughout the world. Construction and shaping work is performed under both cost-plus-fee contracts and fixed-price contracts. Paragon also manages or supervises, for a fee, the construction projects of others. The length of Paragon's contracts varies but typically is less than two years.

   GBI Carve-out provides golf club management services, operates golf academies, licenses the brand names of Nicklaus, Jack Nicklaus and Golden Bear and develops and conducts golf instruction. GBI Carve-out receives 30% of all revenues received by Jack Nicklaus for personal endorsement services with various companies. GBI Carve-out also receives a 10% management fee based on the golf course design fees received by International. See Note 9.

   The financial statements of GBI Carve-out, which are included in the accompanying combined financial statements, have been prepared from the books and records of International. As such, the combined statements of operations include allocations of expenses between GBI Carve-out and the other divisions of International which are material in amount. Such expenses include allocations for corporate overhead, payroll, facilities, administration and other overhead which were allocated to GBI Carve-out using a proportional cost method of allocation because specific identification of expenses is not practicable. Management believes that such allocations are representative of stand-alone expenses based on GBI Carve-out's operations, and are further supported by agreements to be entered into in connection with the proposed initial public offering. See Note 11. The divisional equity of GBI Carve-out includes transfers to International. Such transfers represent cash generated by GBI Carve-out used in other operations of International.

   In the opinion of management, the results of operations and cash flows of GBI Carve-out are properly reflected in the accompanying combined financial statements.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   The apparel licensing activities of GBI Carve-out are conducted through Jack Nicklaus Apparel International ("JNAI") and its various partnerships. GBI Carve-out serves as a 50% general partner and is generally entitled to receive 50% to 66 2/3 % of the cash distributions of the various partnerships' operations. GBI Carve-out is the owner of the various trademarks and licenses used in JNAI's business and, as such, exercises total control over the use of such trademarks and licenses. In addition, GBI Carve-out's duties with respect to the various partnerships include contract negotiation, accounting and determination and processing of distributions. Accordingly, for financial reporting purposes, JNAI is considered to be controlled by the Companies. Notwithstanding the lack of technical majority ownership, consolidation of JNAI is necessary to fairly present the financial position and results of operations of the Companies. The operations and balance sheet data of JNAI are consolidated with GBI Carve-out, and minority interest is reflected.

   The minority interest asset of approximately $207,000 (unaudited) at March 31, 1996 results from cash distributions made during the three month period exceeding income recognized during the period. Such asset will be realized as additional income is recognized during the year.

CASH AND CASH EQUIVALENTS

   The Companies consider all highly liquid investment instruments with a maturity of three months or less when purchased to be cash equivalents. In 1994, the Companies adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and, accordingly, all such instruments are classified as "held to maturity" securities which are reported at amortized cost. The adoption of this pronouncement did not have a material effect on the financial position or results of operations of the Companies.

RESTRICTED CASH

   In 1994, to begin construction on a certain project, Paragon was required by a local government's environmental department to place $52,353 in a certificate of deposit as a performance bond. This performance bond is required until such time as the government agency deems it unnecessary to be maintained. This three-month certificate of deposit is automatically extended and bears interest at 2.8%.

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

   GOLF CENTERS

   Revenues include franchise fees and royalty fees received from franchisees. Franchise fees relate to the establishment of the golf centers and royalties fees relate to the provision of assistance by Golf Centers with marketing, training and other operational issues. Accordingly, franchise fees are recognized as revenue when substantially all such services required under the development agreement have been performed. Royalty fees are based upon franchisees' adjusted gross revenues, as defined, and are recognized as revenues when earned.

   "Deferred revenue" includes franchise fees due or collected in excess of amounts earned and amounted to $177,500, $190,000 and $190,000 (unaudited) at December 31, 1994, December 31, 1995 and March 31, 1996.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   PARAGON

   Paragon records profits on long-term construction and shaping contracts using the percentage-of-completion method, measured by the percentage of costs incurred to date as compared to estimated total cost for each contract. This method is used as management considers expended contract costs to be the best available measure of progress on these contracts. Provision for estimated losses on uncompleted contracts are made in the period in which the Company determines that such losses are probable.

   Construction and shaping costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs and depreciation costs. Selling, general and administrative costs are charged to expense as incurred.

   Accounts receivable are principally from owners of golf courses under construction. Paragon performs periodic credit evaluations of its customers and maintains allowances for potential credit losses.

   In 1995, revenues from Montreux Golf Club Limited, an unaffiliated Paragon customer, represented approximately 16% of the combined Companies' total revenues. Accounts receivable at December 31, 1995 include amounts due from this same customer of approximately $1,000,000.

   GBI CARVE-OUT

   Fees received for golf management services are generally received and recorded over the life of the related contracts. Golf academy and golf instruction revenues are recognized concurrent with the time the services are rendered. License revenue is recognized over the term of the underlying license agreement, generally from five to ten years.

   GBI Carve-out is also entitled to receive 30% of revenues received by Jack Nicklaus for personal endorsement services with various companies and is entitled to receive a management fee which represents 10% of the golf course design fees received by International. Related revenues are recognized as Jack Nicklaus becomes entitled to receive such personal endorsement fees and as International receives its design fees. International generally receives deposits ranging from 10% to 50% for its design services. The remaining design fee is received in installments over the period of the design contract.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets.

   Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, costs and estimated earnings in excess of billings on uncompleted contracts, prepaid expenses and other current assets, accounts payable, accrued expenses, billings in excess of costs and estimated earnings on uncompleted contracts, deferred revenue, provision for estimated losses on construction contracts in process and long-term debt are reflected in the accompanying financial statements at cost which approximates fair value.

PRO FORMA INCOME TAXES

   Golf Centers and Paragon are S Corporations for Federal income tax reporting purposes. GBI Carve-out is a division of International, an S Corporation. As S Corporations, net income (loss) and related temporary differences which arise in the recording of income and expense items for financial and income tax reporting purposes of the Companies are reported in the tax returns of the individual shareholders.

   Foreign tax provision represents taxes paid or accrued on the Companies' foreign operations as foreign jurisdictions do not recognize the S Corporation status.

   The pro forma income tax benefit is included in the combined statements of operations and is presented for informational purposes as if the domestic operations of the Companies were C Corporations during the years presented. Generally foreign taxes paid will serve to reduce the Companies' tax obligation.

   Pro forma taxes have been presented to reflect this benefit and to reduce the historical effective tax rate to an overall estimated effective rate of approximately 39%.

PRO FORMA NET INCOME PER SHARE OF COMMON STOCK

   Pro forma net income is divided by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding, after applying the treasury stock method to determine net income per share. Primary and fully diluted net income per share are the same for all periods presented as there were no common stock equivalents outstanding during any of the periods presented.

INTERIM FINANCIAL DATA

   In the opinion of the management of the Companies, the accompanying unaudited combined financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

to present fairly the financial position of the Companies as of March 31, 1996, and the results of operations for the three-month periods ended March 31, 1995 and 1996. The results of operations and cash flows for the three-month period ended March 31, 1996, are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1996.

2. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

   Costs and estimated earnings on uncompleted construction and shaping contracts consist of the following for contracts recognized under the percentage-of-completion method of accounting:

                                                    DECEMBER 31,
                                           ------------------------------    MARCH 31,
                                                1994           1995            1996
                                           -------------- --------------  --------------
                                                                            (UNAUDITED)
Costs incurred on uncompleted contracts..    $4,368,661      $16,614,195     $16,529,729
Estimated earnings ......................       435,335        2,116,225       2,560,969
                                           -------------- --------------  --------------
                                              4,803,996       18,730,420      19,090,698
Less-Billings to date ...................     5,439,611       18,667,072      19,066,971
                                           -------------- --------------  --------------
                                            $  (635,615)     $    63,348     $    23,727
                                           ============== ==============  ==============

   Such amounts are included in the accompanying combined balance sheets under the following captions:

                                                    DECEMBER 31,
                                            --------------------------    MARCH 31,
                                                 1994         1995          1996
                                            ------------- ------------  ------------
                                                                         (UNAUDITED)
Costs and estimated earnings in excess of
  billings on uncompleted contracts ......    $ 194,177      $ 666,338     $ 869,940
Billings in excess of costs and estimated
  earnings on uncompleted contracts ......     (829,792)      (602,990)     (846,213)
                                            ------------- ------------  ------------
                                              $(635,615)     $  63,348     $  23,727
                                            ============= ============  ============

   Construction contract revenues and cost of construction contract revenues consist of the following:

                                CONSTRUCTION CONTRACT REVENUES             COST OF CONSTRUCTION CONTRACT REVENUES
                         --------------------------------------------  --------------------------------------------
                                  DECEMBER 31,                                   DECEMBER 31,
                         -----------------------------                 ------------------------------
                                                          MARCH 31,                                     MARCH 31,
                              1994           1995           1996           1994             1995          1996
                         ------------- --------------- -------------   -------------   --------------  ------------
                                                        (UNAUDITED)                                     (UNAUDITED)
Completed contracts  ..    $  477,337     $ 4,255,046     $       --     $  367,939      $ 3,391,505    $       --
Uncompleted contracts       5,121,641      14,922,414      2,055,894      4,368,661       13,108,530     2,000,441
                         ------------- --------------  -------------   -------------  --------------  ------------
                           $5,598,978     $19,177,460     $2,055,894     $4,736,600      $16,500,035    $2,000,441
                         ============= ==============  =============   =============  ==============  ============

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

3. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                            DECEMBER 31,                       USEFUL
                                     -------------------------    MARCH 31,     LIFE
                                         1994         1995          1996      IN YEARS
                                     ------------ ------------  ------------ -----------
                                                                 (UNAUDITED)
Leasehold improvements ............   $  299,354    $  333,337     $  333,337    3-5
Equipment, furniture and fixtures      1,466,937     1,684,103      1,861,511    5-10
                                     ------------ ------------   ------------
                                       1,766,291     2,017,440      2,194,848
Less-Accumulated depreciation
     and amortization .............    1,146,182     1,434,854      1,628,166
                                     ------------ ------------   ------------
                                      $  620,109    $  582,586     $  566,682
                                     ============ ============   ============

4. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                     DECEMBER 31,
                             ---------------------------    MARCH 31,
                                  1994         1995           1996
                             ------------- -------------  ------------
                                                           (UNAUDITED)
Payroll and related costs      $  345,691     $  623,811     $  636,067
Foreign taxes .............       680,000      1,132,464        922,214
Other .....................       142,952        133,637         35,991
                             ------------- -------------   ------------
                               $1,168,643     $1,889,912     $1,594,272
                             ============= =============   ============

5. NOTES PAYABLE

   In August, 1994, Paragon purchased construction equipment valued at $200,000 and received financing from a finance company. The note, which extends through July 1997, requires payments of $6,414 per month, including interest at 9.5% per annum and is secured by the construction equipment. The note balance outstanding at December 31, 1994 and 1995 was $175,710 and $112,735.

   In 1995, Paragon entered into a loan agreement with a bank which provides for a revolving line of credit collateralized by substantially all of Paragon's assets. Borrowings under the line of credit are limited to a percentage of eligible accounts receivable, as defined, and may not exceed $1,000,000 through the April 26, 1996, maturity date. See Note 11. Interest is payable at 8.5% per annum. The amount outstanding under the line was $150,000 at December 31, 1995 and $600,000 (unaudited) at March 31, 1996.

   The loan agreement contains restrictive covenants, including the maintenance of various ratios. At December 31, 1995, Paragon was in compliance with the covenants in the agreement. The loan agreement is guaranteed by the Companies' majority stockholder.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

6. STOCKHOLDERS' EQUITY

   The combined stockholders' equity accounts, prior to the Reorganization discussed in Note 11, include the accounts of the Companies at December 31, 1995 as follows:

                                                                                              RETAINED
                                                          COMMON STOCK        ADDITIONAL      EARNINGS/
                                                      --------------------      PAID-IN      DIVISIONAL
                                                        SHARES     AMOUNT       CAPITAL        EQUITY
                                                      ---------  ---------   -------------  -------------
Golf Centers, $1 par value, 2,000 shares authorized     1,250      $1,250      $108,750       $(56,683)
Paragon, $1 par value, 2,000 shares authorized  ....    1,250       1,250       758,750        125,864
GBI Carve-out ......................................                   --            --         91,137
                                                      ---------  ---------   -------------  -------------
                                                        2,500      $2,500      $867,500       $160,318
                                                      =========  =========   =============  =============

7. RETIREMENT SAVINGS PLAN

   The Companies participate in a retirement savings plan (the "Plan") sponsored by International. The Plan operates as a defined contribution plan and is qualified under Section 401(k) of the Internal Revenue Code. The Plan covers all employees who have completed one year of service. The Companies match the employees' contributions, up to a maximum of $1,500 per employee per Plan year. A participant's individual contribution is limited to the maximum amount for such year under the Internal Revenue Code. Discretionary contributions can also be made to the Plan. All employees who have completed one year of service and are employed at year-end are eligible for this contribution.

   Contributions to the Plan were $47,183, $59,639 and $59,218 during the years ended December 31, 1993, 1994 and 1995, respectively.

8. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

   The Companies lease vehicles through lease agreements expiring at various dates through 1997. Minimum lease payments under noncancelable operating lease obligations at December 31, 1995 are as follows:

 YEARS ENDING DECEMBER 31,
- --------------------------
           1996 .................    $32,712
           1997 .................     15,735
                                   ----------
                                     $48,447
                                   ==========

LITIGATION

   In August 1995, Paragon brought an arbitration claim against a customer for breach of contract. Paragon alleges it has properly completed the construction relating to the renovation of the customer's golf course and is seeking final payment of retainage and other amounts due, totaling $238,053. In addition, Paragon is seeking additional damages of $144,820. Simultaneous to this claim of arbitration, the customer filed a counterclaim of arbitration against Paragon for alleged construction defects in the

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

8. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

renovation of its golf course. The customer is seeking damages in the amount of $750,000. In the opinion of both legal counsel and management of Paragon, the outcome of this counterclaim is indeterminable. As such, no additional provision for loss has been recorded at December 31, 1995 or March 31, 1996.

GUARANTEES

   Several of Paragon's construction contracts guarantee that Paragon shall, at its sole cost and expense, properly correct and remedy, to the satisfaction of the golf course owner, any structural, aesthetic or functional defects which may appear in the work within a designated period of time.

   Additionally, Paragon has entered into construction agreements which specify that Paragon will be liable for penalties incurred on all construction projects uncompleted within a specified period of time.

   Paragon's management does not expect the costs associated with corrective action or penalties incurred, if any, to materially impact the financial statements.

9. RELATED PARTY TRANSACTIONS

   "Due from International" consists of the following:

                       DECEMBER 31,
                 ----------------------    MARCH 31,
                    1994        1995         1996
                 ---------- -----------  ------------
                                          (UNAUDITED)
Paragon .......    $    --     $637,210      $253,840
GBI Carve-out..     30,089        9,936            --
                 ---------- -----------  ------------
                   $30,089     $647,146      $253,840
                 ========== ===========  ============

   A majority of the construction, shaping and consulting contracts received by Paragon have been entered into with respect to golf courses designed by International. Certain payments under consulting contracts awarded to Paragon are remitted directly to International. In 1994, Paragon contracted to build a golf course for International at cost. The estimated project cost is $1,360,000 and construction began in February 1995. At December 31, 1995, $637,210 was due from International related to these arrangements.

   During the year ended December 31, 1994, Paragon paid off a note payable to International in the amount of $20,593.

   GBI Carve-out revenues include 30% of the personal endorsement fees received by Jack Nicklaus. Such amounts totaled $116,250, $300,000 and $480,000 in 1993, 1994 and 1995, respectively, and $78,750 (unaudited) for the three-month period ended March 31, 1996.

   GBI Carve-out revenues include 10% of the golf course design fees received by International. Such amounts totaled $953,656, $1,160,371 and $1,310,523 in 1993, 1994 and 1995, respectively, and $299,539 (unaudited) for the three-month period ended March 31, 1996.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

9. RELATED PARTY TRANSACTIONS--(CONTINUED)

   An analysis of "Due from International" is as follows:

Balance, December 31, 1993 .....    $   (39,399)
Management fees and commissions       1,460,371
Cash received ..................     (1,390,883)
                                  --------------
Balance, December 31, 1994  ....         30,089
Management fees and commissions       1,790,523
Cash received ..................     (1,173,466)
                                  --------------
Balance, December 31, 1995  ....    $   647,146
                                  ==============

10. SEGMENT REPORTING AND INTERNATIONAL OPERATIONS

SEGMENTS

   The Golf Division includes the operating entities involved primarily in golf practice and instruction facilities. The Construction Division includes the operating activities of Paragon, involved in golf course construction and shaping. The Marketing Division includes operating entities involved in the development of the licensed products and marketing endorsements relationships.

   Operating results of each segment are detailed below.

                                                                                 THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                    MARCH 31,
                               --------------------------------------------- ---------------------------
                                    1993           1994            1995           1995          1996
                               -------------- --------------  -------------- ------------- -------------
                                                                                     (UNAUDITED)
REVENUES
Golf ........................    $ 1,521,295     $ 1,904,920     $ 2,297,313     $  364,375      $  533,491
Construction ................      2,177,214       5,598,978      19,177,460      1,434,680       2,055,894
Marketing ...................      8,069,453       9,120,727      10,070,704      2,453,070       2,382,327
                               -------------- --------------  --------------  -------------   -------------
                                 $11,767,962     $16,624,625     $31,545,477     $4,252,125      $4,971,712
                               ============== ==============  ==============  =============   =============
OPERATING INCOME (LOSS)
Golf ........................    $   (34,174)    $   222,703     $   425,903     $    7,055      $  141,518
Construction ................       (494,178)       (422,063)      1,659,516         11,999          55,453
Marketing ...................      3,900,223       4,330,757       4,538,051      1,195,087       1,075,447
Corporate ...................     (2,994,015)     (3,051,444)     (3,121,257)      (714,052)       (750,466)
                               -------------- --------------  --------------  -------------   -------------
                                 $   377,856     $ 1,079,953     $ 3,502,213     $  500,089      $  521,952
                               ============== ==============  ==============  =============   =============
DEPRECIATION AND
AMORTIZATION
Golf ........................    $    45,400     $    35,000     $    41,690     $   10,422      $    8,014
Construction ................          8,400          17,702          25,007          6,252           7,632
Marketing ...................         65,000          55,000          77,000         19,237          12,249
Corporate ...................        124,518          91,008          89,344         17,394          44,312
                               -------------- --------------  --------------  -------------   -------------
                                 $   243,318     $   198,710     $   233,041     $   53,305      $   72,207
                               ============== ==============  ==============  =============   =============

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

10. SEGMENT REPORTING AND INTERNATIONAL OPERATIONS--(CONTINUED)

                               DECEMBER 31,
                       ---------------------------    MARCH 31,
                            1994          1995          1996
                       ------------- -------------  -------------
                                                     (UNAUDITED)
IDENTIFIABLE ASSETS
Golf ................    $  249,019     $  405,959     $1,148,214
Construction ........     1,598,120      5,676,554      5,017,623
Marketing ...........     2,570,261      2,441,429      1,311,400
Corporate ...........       423,346        382,417        411,017
                       ------------- -------------  -------------
                         $4,840,746     $8,906,359     $7,888,254
                       ============= =============  =============
CAPITAL EXPENDITURES
Golf ................    $       --    $       --    $         --
Construction ........       224,308        102,638         35,752
Marketing ...........            --            --              --
Corporate ...........        24,243         91,275         20,551
                       ------------- -------------  -------------
                         $  248,551     $  193,913     $   56,303
                       ============= =============  =============

INTERNATIONAL

   The Companies derive a portion of their revenues from foreign sources. Foreign operations are primarily conducted through Paragon and JNAI and are located in the Asia Pacific region, primarily Japan. Substantially all Paragon contracts and agreements are denominated in U.S. currency. Accordingly, Paragon's historic results are not generally subject to foreign currency fluctuations. A substantial portion of the revenues of JNAI's licensees are generated in foreign currencies. The licensees pay the license fee to JNAI in U.S. dollars based on the exchange rate on the date of payment. Although foreign currency fluctuations have not been significant historically, fluctuations in the values of these currencies relative to the United States dollar could have a material adverse effect on the Companies' future profitability. The following summarizes the combined financial data of foreign activities (after elimination of intercompany transactions):

                                            DECEMBER 31,                            MARCH 31,
                            --------------------------------------------  ----------------------------
                                 1993          1994            1995           1995            1996
                            -------------  -------------   -------------  -------------  -------------
                                                                                  (UNAUDITED)
Assets ...................    $  149,097     $2,468,810     $4,202,734     $1,542,768      $2,993,023
                            =============  =============   =============  =============  =============
Revenues .................    $5,289,594     $6,537,105     $9,585,534     $1,614,106      $1,687,615
                            =============  =============   =============  =============  =============
Contribution to operating
  income before allocation
  of corporate overhead ..    $2,591,013     $3,660,780     $4,703,812     $  848,047      $  778,977
                            =============  =============   =============  =============  =============

11. SUBSEQUENT EVENTS

PLAN OF REORGANIZATION

   The Companies have entered into a proposed plan of reorganization which will be consummated only upon the closing of a proposed initial public offering of Class A Common Stock. The Companies

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

11. SUBSEQUENT EVENTS--(CONTINUED)

will become subsidiaries of a newly-formed parent company, Golden Bear Golf, Inc. ("Golden Bear"). Pursuant to an exchange agreement, Golden Bear will acquire all of the outstanding common stock of Golf Centers and Paragon in exchange for an aggregate of 1,668,000 shares (after the proposed 3,000-for-1 stock split) of Golden Bear's Class A and Class B Common Stock. In addition Golden Bear will acquire certain assets and assume certain liabilities of GBI Carve-out for 1,332,000 (after the proposed 3,000-for-1 stock split) shares of Class B Common Stock.

   If the exchange agreement is consummated and Golden Bear closes its initial public offering, the transaction will be accounted for on a historical cost basis in a manner similar to a pooling of interests as the transaction is between entities under common control.

   In June 1996, members of management and certain Nicklaus Family Members purchased capital stock of Golf Centers for an aggregate price of $1,500,000. The shares were sold to members of management for $600,000. The fair value of the shares sold to management at the date of issuance was $2,050,000, resulting in the recognition of compensation expense in the amount of $1,450,000.

AGREEMENTS

   In connection with the offering described above, Golden Bear intends to enter into the following agreements. The agreements reflect terms and agreements that are substantially the same as the allocated expenses reflected in the GBI Carve-out books and records.

   DESIGN SERVICES MARKETING AGREEMENT

   International will retain Golden Bear as its exclusive worldwide marketing agent for the purpose of identifying and negotiating contracts with developers, owners and operators of golf facilities for International or its division, Nicklaus Design's, including the promotion of the golf course design and consulting services of Jack W. Nicklaus, Jack W. Nicklaus II and other associated designers employed or retained by International.

   As compensation for the services provided by Golden Bear under the agreement, International will pay Golden Bear, on a monthly basis in arrears, a commission at the rate of ten percent (10%) of the gross fees (as defined) received by International from any design contract executed by International during the term of this agreement, except for design contracts for any of the specifically excluded design services. The term of the agreement will commence concurrently with the commencement of the proposed initial public offering and will expire on December 31, 2006, unless otherwise terminated or received. Golden Bear has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to International under the agreement through the effective date of such renewal. The agreement may be terminated by Golden Bear at the end of any calendar year, (commencing with the end of calendar year 2000), upon written notice to International of its intention to terminate not later than July 1 of the year in which such termination is to be effective.

   TRADEMARK LICENSE AGREEMENT

   International will grant Golden Bear a royalty-free, exclusive right (subject to certain exclusions) to utilize and sublicense all major trademarks, tradenames and service marks owned or developed by

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

11. SUBSEQUENT EVENTS--(CONTINUED)

International, including the Golden Bear, Nicklaus and Jack Nicklaus trademarks (collectively, the "Licensed Marks") and the right, subject to the approval of International, to obtain the registration of additional trademarks and service marks deemed by Golden Bear to be necessary or prudent to the maintenance and future expansion of Golden Bear. International also granted Golden Bear the right to use the name, likeness, nickname, biographical data and other identifying characteristics of Jack Nicklaus in connection with the advertising, promotion, sale or rendering of Golden Bear's products or services throughout the world. International has retained the exclusive right to utilize any of the Licensed Marks in connection with its continuing businesses, which encompass (i) golf course design and consulting; (ii) residential community development; (iii) sponsorship, production and management of golf tournaments; (iv) daily fee golf course development; (v) the manufacture and marketing of golf clubs and equipment;
(vi) the creation, production and marketing of golf and other sports events;
(vii) the creation, development, editing and distribution of books, articles and print media creative works and audio visual media programming and properties, including video games; and (viii) a membership club offering golf improvement tips.

   The initial term of Golden Bear's license is 30 years, renewable and may only be terminated by International in the event Golden Bear abandons its use of the Licensed Marks or breaches, violates or fails to perform or observe in any material respect any of the material covenants, terms or conditions of the Trademark License Agreement and fails to correct or take immediate action in good faith to correct any such curable breach, violation or failure following the receipt of notice of such breach or violation from an arbitrator.

   PERSONAL SERVICES MANAGEMENT AGREEMENT

   International has agreed to retain Golden Bear as the exclusive manager and representative to market the personal services of Jack Nicklaus as a professional athlete, celebrity and corporate spokesman for third parties not affiliated with International or Golden Bear throughout the world. Golden Bear has agreed that it will not, during the term of the agreement, represent, manage or otherwise provide marketing services similar to those contemplated by the agreement to any other professional golfer without the prior written consent of International. The services provided by Golden Bear will include development of personal appearance and personal service opportunities for approval by Jack Nicklaus and International as well as requests from prospective clients, identification and qualification of prospects, negotiation of contracts for approval by International and Jack Nicklaus, and coordination of all scheduling and performance under approved contracts. As compensation for the services to be provided by Golden Bear, International will pay Golden Bear, on a monthly basis in arrears, thirty percent (30%) of the net revenues (as defined) received by International from existing endorsement services and a percentage to be negotiated but in no event less than twenty percent (20%) of net revenues (as defined) received by International from endorsement services under any contract which is signed or substantially negotiated during the term of the agreement.

   The term of the agreement will commence concurrently with the consummation of the initial public offering and will expire on December 31, 2006, unless otherwise terminated or renewed. Golden Bear has the right, upon expiration of the initial term of this agreement to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities under the agreement through the effective date of such renewal.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

11. SUBSEQUENT EVENTS--(CONTINUED)

   GOLF EQUIPMENT MARKETING, CONSULTING AND COOPERATION AGREEMENT

   International has agreed to retain Golden Bear to provide marketing, consulting and cooperation services to International in connection with its marketing obligations as a licensee and member of Nicklaus Golf Equipment Company, L.C., a Florida limited liability company ("NGEC"). For these services Golden Bear will receive a fee of approximately $100,000 per year for up to 300 hours of services. In the event additional time is required, the parties will negotiate in good faith a mutually acceptable hourly or per diem rate based on the market rates for similar services. International has a 50% ownership interest in NGEC, which manufactures, markets and distributes golf equipment utilizing the Nicklaus, Jack Nicklaus and Golden Bear trademarks and tradenames.

   The term of the agreement will commence concurrently with the commencement of the proposed initial public offering and will expire on December 31, 2006, unless otherwise terminated or renewed. Golden Bear has the right, upon expiration of the initial term of this agreement, to continually renew the agreement for successive three (3) year terms, subject to its satisfactory performance of its responsibilities to International under the agreement through the effective date of such renewal. The agreement may be terminated by Golden Bear at the end of any calendar year, commencing with the end of calendar year 1997, upon written notice to International of its intention to terminate the agreement.

   OFFICE FACILITIES LICENSING AGREEMENT

   Golden Bear will sublease its corporate headquarters from International, pursuant to a sublease and sharing agreement. The sublease commences concurrently with the commencement of the proposed initial public offering and terminates January 31, 2000. Aggregate monthly rent payable under the agreement will be approximately $50,000, including sales taxes and common area maintenance, representing approximately 47% of the primary lease.

   The agreement also provides for the sharing and joint ownership of certain office and business services and equipment formerly provided by or owned by International, including the telephone systems, main switchboard, central facsimile machines, photocopying machines and computer networks. Pursuant to the agreement, International has agreed to pay a monthly management fee equal to fifty percent (50%) of the costs of employing the identified shared office staff and personnel and a monthly equipment fee equal to fifty percent (50%) of the agreed costs, consumable supplies and maintenance of the shared office and business equipment. Additionally, Golden Bear will pay International a monthly phone rental fee based upon the pro rata share of costs of providing local telephone service and maintenance to dedicated and shared phone equipment in the premises.

LINE OF CREDIT

   Subsequent to year-end, Paragon extended the maturity date of its line of credit to April 26, 1997.

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

11. SUBSEQUENT EVENTS--(CONTINUED)

ACQUISITIONS

   Subsequent to year-end, the Companies entered into agreements or letters of intent to acquire or operate several independently owned golf centers for approximately $16.4 million in cash and notes. The acquisitions will be accounted for as purchases and, accordingly, the purchase price will be allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows:

Aggregate purchase price ...........    $16,385,000
Estimated fair value of net assets       13,669,000
                                      --------------
Goodwill ...........................    $ 2,716,000
                                      ==============

   Had these acquisitions occurred as of January 1, 1994, the Companies unaudited results of operations would have been as follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                   ------------------------------------------------------
                                                                                                THREE MONTHS ENDED
                                              1994                        1995                    MARCH 31, 1996
                                   --------------------------  --------------------------   --------------------------
                                                  NET INCOME                  NET INCOME                   NET INCOME
                                     REVENUES       (LOSS)       REVENUES       (LOSS)        REVENUES       (LOSS)
                                   -----------  -------------  -----------  -------------   -----------  -------------
Historical operating results  ...    $16,625        $(101)        $31,545        $1,369        $4,972        $  79

 Operating results of business
  to be acquired ................      1,746          138           5,383         (934)         1,081         (300)

Pro forma adjustments, primarily
  interest expense and goodwill,
  net of tax ....................         --         (131)           (284)        (562)          (46)        (126)
                                   -----------  -------------   -----------  -------------  -----------  -------------

Pro forma .......................    $18,371        $ (94)        $36,644       $ (127)        $6,007        $(347)
                                   ===========  =============   ===========  =============  ===========  =============

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC. AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

   Quarterly operating results for the year ended December 31, 1995, are as follows:

                                                         THREE MONTHS ENDED
                                   ------------------------------------------------------------
                                     MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
                                       1995          1995            1995             1995
                                   ------------  -----------  ----------------  ---------------
Revenues:
 Golf division ..................     $  364        $  655         $   649           $  630
 Construction division ..........      1,435         4,593           7,427            5,722
 Marketing division .............      2,453         3,113           1,938            2,566
                                   ------------  -----------  ----------------  ---------------
                                       4,252         8,361          10,014            8,918
                                   ------------  -----------  ----------------  ---------------
Costs and operating expenses:
 Construction and shaping costs        1,423         3,814           6,312            4,951
 Operating expenses .............      1,615         2,317           2,147            2,343
 Corporate overhead .............        714           788             773              846
 Depreciation and amortization  .         53            58              59               63
                                   ------------  -----------  ----------------  ---------------
                                       3,805         6,977           9,291            8,203
                                   ------------  -----------  ----------------  ---------------
Operating income ................        447         1,384             723              715
                                   ------------  -----------  ----------------  ---------------
Other income (expense) ..........       (207)         (304)           (159)            (355)
                                   ------------  -----------  ----------------  ---------------
Income before income taxes  .....        240         1,080             564              360
Foreign tax expense .............        178           265             292              275
                                   ------------  -----------  ----------------  ---------------
  Net income ....................     $   62        $  815         $   272           $   85
                                   ============  ===========  ================  ===============

                              COOL SPRINGS, INC.

                             FINANCIAL STATEMENTS

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
 Cool Springs, Inc.:

   We have audited the accompanying balance sheets of Cool Springs, Inc. (a Pennsylvania corporation) as of October 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cool Springs, Inc. as of October 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
 June 7, 1996.

                              COOL SPRINGS, INC.

                                BALANCE SHEETS


                                                                       OCTOBER 31,
                                                               -------------------------     APRIL 30,
                                                                    1994         1995           1996
                                                               ------------- -----------    -----------
                                                                                            (UNAUDITED)
                            ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..................................    $   77,208     $161,328      $ 76,311
 Inventories ................................................       162,466       19,172         4,527
 Prepaid expenses and other current assets ..................        36,035       36,027        31,049
                                                               ------------- -----------  ------------
    Total current assets ....................................       275,709      216,527       111,887
                                                               ------------- -----------  ------------
PROPERTY AND EQUIPMENT, net .................................       737,770      719,014       699,867
                                                               ------------- -----------  ------------
    Total assets ............................................    $1,013,479     $935,541      $811,754
                                                               ============= ===========  ============
             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ...........................................    $   20,770     $  8,167      $  7,293
 Accrued liabilities ........................................        44,925       35,336        46,618
 Due to stockholder .........................................       438,546      356,046       250,674
 Deposits and other current liabilities .....................        24,339       20,012        41,126
                                                               ------------- -----------  ------------
    Total current liabilities ...............................       528,580      419,561       345,711
                                                               ------------- -----------  ------------
COMMITMENTS (Notes 7 and 8)
STOCKHOLDERS' EQUITY:
 Common stock, $.25 par value, 200,000 shares authorized,
   99,755 shares issued, 67,445 and 62,120 shares
   outstanding, respectively ................................        15,530       15,530        15,530
 Additional paid-in capital .................................        11,746       11,746        11,746
 Retained earnings ..........................................       511,143      552,874       502,937
 Less-Treasury stock, 32,310 and 37,635 shares,
   respectively, at cost ....................................       (53,520)     (64,170)      (64,170)
                                                               ------------- -----------  ------------
    Total stockholders' equity ..............................       484,899      515,980       466,043
                                                               ------------- -----------  ------------
    Total liabilities and stockholders' equity ..............    $1,013,479     $935,541      $811,754
                                                               ============= ===========  ============

             The accompanying notes to financial statements are an
                     integral part of these balance sheets.

                              COOL SPRINGS, INC.

                           STATEMENTS OF OPERATIONS

                                            YEAR ENDED OCTOBER 31,         SIX MONTHS
                                         ---------------------------    ENDED APRIL 30,
                                              1994         1995             1996
                                         ------------- -------------   ----------------
                                                                          (UNAUDITED)
REVENUES:
 Admission fees .......................    $1,204,951     $1,184,414        $241,197
 Pro shop sales .......................       284,547        338,522           6,565
                                         ------------- -------------  ----------------
    Total revenues ....................     1,489,498      1,522,936         247,762
                                         ------------- -------------  ----------------
OPERATING COSTS AND EXPENSES:
 Operating costs ......................     1,042,515        961,948         223,340
 Cost of pro shop sales ...............       204,923        303,570          14,777
 General and administrative expenses  .       143,579        131,938          41,281
 Depreciation and amortization  .......        66,704         59,981          19,146
                                         ------------- -------------  ----------------
    Total operating costs and expenses      1,457,721      1,457,437         298,544
                                         ------------- -------------  ----------------
    Operating income (loss) ...........        31,777         65,499         (50,782)
                                         ------------- -------------  ----------------
OTHER INCOME:
 Interest .............................         1,972          2,232             845
 Insurance proceeds ...................        70,000             --              --
 Other ................................         4,641         10,000              --
                                         ------------- -------------  ----------------
    Total other income ................        77,613         12,232             845
                                         ------------- -------------  ----------------
    Income (loss) before provision for
      income taxes ....................       109,390         77,731         (49,937)
                                         ------------- -------------  ----------------
PROVISION FOR INCOME TAXES ............        50,500         36,000              --
                                         ------------- -------------  ----------------
    Net income (loss) .................    $   58,890     $   41,731        $(49,937)
                                         ============= =============  ================

             The accompanying notes to financial statements are an
                       integral part of these statements.

                              COOL SPRINGS, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                ADDITIONAL
                                                                 PAID-IN     TREASURY      RETAINED
                                          SHARES    AMOUNT       CAPITAL       STOCK       EARNINGS     TOTAL
                                        --------- ----------  ------------- ------------ ----------- -----------

BALANCE, October 31, 1993 ............    99,755     $15,530       $11,746    $(12,552)    $452,253     $466,977

 Purchase of 30,248 shares of
   treasury stock, at cost ...........        --          --            --     (40,968)          --      (40,968)

 Net income for the year .............        --          --            --          --       58,890       58,890
                                        --------- ----------  ------------- ------------ ----------- -----------

BALANCE, October 31, 1994 ............    99,755      15,530        11,746     (53,520)     511,143      484,899
                                        --------- ----------  ------------- ------------ ----------- -----------
 Purchase of 5,325 shares of treasury
   stock, at cost ....................        --          --            --     (10,650)          --      (10,650)

 Net income for the year .............        --          --            --          --       41,731       41,731
                                        --------- ----------  ------------- ------------ ----------- -----------

BALANCE, October 31, 1995 ............    99,755      15,530        11,746     (64,170)     552,874      515,980
                                        --------- ----------  ------------- ------------ ----------- -----------
 Net loss for the six months
   (unaudited) .......................        --         --             --          --      (49,937)     (49,937)
                                        --------- ----------  ------------- ------------ ----------- -----------

BALANCE, April 30, 1996 (unaudited)...    99,755     $15,530       $11,746    $(64,170)    $502,937     $466,043
                                        ========= ==========  ============= ============ =========== ===========

             The accompanying notes to financial statements are an
                       integral part of these statements.

                              COOL SPRINGS, INC.

                           STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED OCTOBER 31,      SIX MONTHS
                                                         ------------------------   ENDED APRIL 30,
                                                             1994         1995            1996
                                                         -----------  -----------   ---------------
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ....................................    $ 58,890     $ 41,731       $ (49,937)
 Adjustments to reconcile net income (loss) to net
   cash provided by operating activities-
      Depreciation and amortization ...................      66,704       59,981          19,146
   Changes in assets and liabilities:
    Inventories .......................................     (38,638)     143,294          14,645
    Prepaid expenses and other current assets  ........      19,069            8           4,979
    Accounts payable ..................................     (41,429)     (12,603)           (874)
    Accrued liabilities ...............................      28,924       (9,589)         11,282
    Deposits and other current liabilities ............       3,238       (4,327)         21,114
                                                         ----------- -----------  ----------------
     Net cash provided by operating activities  .......      96,758      218,495          20,355
                                                         ----------- -----------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures .................................     (31,935)     (41,225)             --
                                                         ----------- -----------  ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Decrease in due to stockholder .......................     (12,713)     (82,500)       (105,372)
 Purchase of treasury stock ...........................     (40,968)     (10,650)             --
                                                         ----------- -----------  ----------------
     Net cash used in financing activities ............     (53,681)     (93,150)       (105,372)
                                                         ----------- -----------  ----------------
     Net increase (decrease) in cash and
       cash equivalents ...............................      11,142       84,120         (85,017)
                                                         ----------- -----------  ----------------
CASH AND CASH EQUIVALENTS, beginning of year  .........      66,066       77,208         161,328
                                                         ----------- -----------  ----------------
CASH AND CASH EQUIVALENTS, end of year ................    $ 77,208     $161,328       $  76,311
                                                         =========== ===========  ================
SUPPLEMENTAL INFORMATION:
 Cash paid for income taxes ...........................    $ 11,760     $ 42,367       $      --
                                                         =========== ===========  ================

             The accompanying notes to financial statements are an
                       integral part of these statements.

                              COOL SPRINGS, INC.

                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

   Cool Springs, Inc. (the "Company") is a Pennsylvania corporation engaged in the operation of a golf driving range, a miniature golf course, baseball batting cages, a golf pro shop, a golf school and an outdoor roller skating center. The Company operates its facilities in Bethel Park, Pennsylvania.

CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Included in the cash and cash equivalents balance as of October 31, 1994 and 1995 are interest bearing deposits of $75,822 and $133,330, respectively.

INVENTORIES

   Inventories consist primarily of golf clubs, clothing and various other golfer's supplies. Inventories are stated at the lower of cost, using first-in, first-out method ("FIFO"), or net realizable value.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using accelerated methods over the estimated useful lives of the assets ranging from five to thirty years.

REVENUE RECOGNITION

   Revenues include fees received for use of the Company's various facilities. Golf instruction revenues are recognized concurrent with the time services are provided. Merchandise sales are recognized at the time of sale.

INCOME TAXES

   The Company accounts for income taxes under Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires that deferred income taxes be recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting basis at rates based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, inventories, prepaid expenses and other current assets, accounts payable, accrued liabilities and deposits and other current liabilities are reflected in the accompanying financial statements at cost which approximates fair value.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                              COOL SPRINGS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL DATA

   In the opinion of the management of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of April 30, 1996, and the results of operations for the three-month period ended April 30, 1996. The results of operations and cash flows for the three-month period ended April 30, 1996, are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1996.

2.  PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                             OCTOBER 31,
                                                   -----------------------------
                                                        1994           1995
                                                   -------------- --------------
Land ............................................    $   134,026     $   137,197
Furniture, fixtures and equipment ...............        452,852         478,035
Leasehold improvements ..........................      1,668,425       1,681,296
                                                   -------------- --------------
                                                       2,255,303       2,296,528
Less: Accumulated depreciation and amortization       (1,517,533)     (1,577,514)
                                                   -------------- --------------
                                                     $   737,770     $   719,014
                                                   ============== ==============

3. ACCRUED LIABILITIES

   Accrued liabilities consist of the following:

                                          OCTOBER 31,
                                     --------------------
                                        1994       1995
                                     ---------- ---------
Accrued payroll and payroll taxes      $10,985    $ 7,638
Accrued sales and amusement taxes        2,660      3,438
Income tax payable ................     31,280     24,260
                                     ---------- ---------
                                       $44,925    $35,336
                                     ========== =========

4. DUE TO STOCKHOLDER

   "Due to stockholder" represents non-interest bearing amounts owed to a Company stockholder primarily for reimbursement of operating expenses paid by the stockholder on behalf of the Company.

                              COOL SPRINGS, INC.

5. INCOME TAXES

   A reconciliation of the tax provision at the statutory rate of 34% to the effective tax rate is as follows:

                                        FOR THE YEAR ENDED
                                            OCTOBER 31,
                                      ---------------------
                                         1994       1995
                                      ---------- ----------
Tax provision at the statutory rate     $37,000     $26,500
State income taxes .................     13,500       9,500
                                      ---------- ----------
                                        $50,500     $36,000
                                      ========== ==========

6. INSURANCE PROCEEDS

   "Insurance proceeds" in the accompanying 1994 statement of operations represents amounts received related to insurance recoveries for damaged property resulting from severe weather conditions.

7. COMMITMENTS

   The Company leases from Allegheny County, Pennsylvania, the property on which the facility is located. Lease payments are based upon a percentage of gross income as follows:

Roller skating rink ....     10%
Ice skating rink .......     16%
Bike rental ............     18%

   Lease payments to Allegheny County were $65,057 and $67,576 for the years ended October 31, 1994 and 1995, respectively. The lease agreement was terminated when the Company's majority stockholder purchased the Allegheny property in November 1995.

   The Company's lease with the majority stockholder has future annual minimum payments as follows:

  YEAR ENDED        AMOUNT
  ----------     -----------
 1996 .........    $133,455
 1997 .........     164,310
 1998 .........     164,310
 1999 .........     164,310
 2000 .........     164,310
 Thereafter....      13,692
                 -----------
                   $804,387
                 ===========

8. SUBSEQUENT EVENTS

   Subsequent to year-end, the Company entered into a Guaranty and Suretyship Agreement (the "Agreement") with a financing institution in order to secure an obligation of the Company's majority stockholder in the amount of $1,350,000. The obligation is secured by the land which is leased to the Company. See Note 7.

                              COOL SPRINGS, INC.

8. SUBSEQUENT EVENTS--(CONTINUED)

   The Company entered into a letter agreement with Golden Bear Golf Centers, Inc. ("Golf Centers"), an unaffiliated entity, for the sale of various assets of the Company and the land owned by the majority stockholder. The purchase price of the land and assets is $2,900,000. Pursuant to this letter agreement, Golf Centers has made non-refundable deposits of $150,000 which are to be credited against the purchase price. As of June 7, 1996, the terms of the acquisition had not been finalized.

            FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.

                             FINANCIAL STATEMENTS

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
 First Sports Capital Development Associates Ltd., Inc.:

   We have audited the accompanying balance sheets of First Sports Capital Development Associates Ltd., Inc. (a New Jersey corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for the period from inception (June 13, 1994) to December 31, 1994 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Sports Capital Development Associates, Ltd., Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (June 13, 1994) to December 31, 1994 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
 June 21, 1996.

            FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.

                                BALANCE SHEETS


                                                             DECEMBER 31,
                                                     ---------------------------    MARCH 31
                                                          1994         1995            1996
                                                     ------------- -------------  -------------
                                                                                   (UNAUDITED)
                       ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ........................    $   78,280    $    2,445     $        --
 Inventories ......................................            --         6,464           6,464
 Prepaid expenses .................................            --         5,989           5,489
                                                     ------------- -------------  -------------
    Total current assets ..........................        78,280         14,898         12,453
PROPERTY AND EQUIPMENT, net .......................       941,378      2,315,078      2,290,058
OTHER ASSETS ......................................        11,855         32,614         32,614
                                                     ------------- -------------  -------------
    Total assets ..................................    $1,031,513     $2,362,590     $2,335,123
                                                     ============= =============  =============
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .................................    $  130,078     $   44,523     $   47,925
 Accrued liabilities ..............................        21,936        157,916        153,274
 Current portion of long-term debt ................            --         27,604         27,604
 Due to stockholders ..............................       300,000        375,000        375,000
                                                     ------------- -------------  -------------
    Total current liabilities .....................       452,014        605,043        603,803
                                                     ------------- -------------  -------------
LONG-TERM DEBT, net of current portion ............            --        519,590        512,059
                                                     ------------- -------------  -------------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)
STOCKHOLDERS' EQUITY:
 Common stock, no par value, 200 shares
   authorized, issued and outstanding,
   respectively ...................................            --             --             --
 Additional paid-in capital .......................       599,797      1,354,000      1,354,000
 Accumulated deficit ..............................       (20,298)      (116,043)      (134,737)
                                                     ------------- -------------  -------------
    Total stockholders' equity ....................       579,499      1,237,957      1,219,263
                                                     ------------- -------------  -------------
    Total liabilities and stockholders' equity  ...    $1,031,513     $2,362,590     $2,335,123
                                                     ============= =============  =============

             The accompanying notes to financial statements are an
                     integral part of these balance sheets.

            FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.

                           STATEMENTS OF OPERATIONS

                                             INCEPTION
                                          (JUNE 13, 1994)                    THREE MONTHS
                                                TO           YEAR ENDED          ENDED
                                           DECEMBER 31,     DECEMBER 31,       MARCH 31,
                                               1994             1995             1996
                                         ---------------- ---------------  ---------------
                                                                             (UNAUDITED)
REVENUES ..............................      $     --         $424,351         $120,880
                                         ---------------- ---------------  ---------------

OPERATING COSTS AND EXPENSES:

 Cost of merchandise sold .............            --           30,472               --

 Operating costs ......................         7,979          372,497          100,874

 Depreciation and amortization  .......            --           71,512           25,020
                                         ---------------- ---------------  ---------------

    Total operating costs and expenses          7,979          474,481          125,894
                                         ---------------- ---------------  ---------------

    Operating loss ....................        (7,979)         (50,130)          (5,014)
                                         ---------------- ---------------  ---------------

OTHER INCOME (EXPENSE):

 Interest expense .....................       (16,161)        (71,798)         (13,680)

 Interest income ......................         3,842              --               --

 Utility rebate .......................            --          26,183               --
                                         ---------------- ---------------  ---------------

    Total other income (expense)  .....       (12,319)        (45,615)         (13,680)
                                         ---------------- ---------------  ---------------

    Net loss ..........................      $(20,298)       $(95,745)        $(18,694)
                                         ================ ===============  ===============

             The accompanying notes to financial statements are an
                       integral part of these statements.

            FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    ADDITIONAL
                                                                     PAID-IN       ACCUMULATED
                                                          SHARES     CAPITAL         DEFICIT        TOTAL
                                                        --------- -------------  -------------- ------------
Issuance of common stock .............................     200       $      --     $       --     $       --
Capital contribution .................................      --         599,797             --        599,797
Net loss for the period from inception (June 13,
  1994) to December 31, 1994 .........................      --              --        (20,298)       (20,298)
                                                        --------- -------------  -------------- ------------
BALANCE, December 31, 1994 ...........................     200         599,797        (20,298)       579,499
Capital contribution .................................      --         754,203             --        754,203
Net loss for the year ended December 31, 1995  .......      --              --        (95,745)       (95,745)
                                                        --------- -------------  -------------- ------------
BALANCE, December 31, 1995 ...........................     200       1,354,000       (116,043)     1,237,957
Net loss for the three months ended March 31, 1996
  (unaudited) ........................................      --              --        (18,694)       (18,694)
                                                        --------- -------------  -------------- ------------
BALANCE, March 31, 1996 (unaudited) ..................     200      $1,354,000      $(134,737)    $1,219,263
                                                        ========= =============  ============== ============

             The accompanying notes to financial statements are an
                       integral part of these statements.

            FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.

                           STATEMENTS OF CASH FLOWS

                                                             FROM INCEPTION
                                                               (JUNE 13,
                                                                 1994)                         THREE MONTHS
                                                                   TO          YEAR ENDED          ENDED
                                                              DECEMBER 31,    DECEMBER 31,       MARCH 31,
                                                                  1994            1995             1996
                                                            --------------- ---------------  ---------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ................................................     $ (20,298)      $   (95,745)       $(18,694)
 Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities-
     Depreciation and amortization .......................            --            71,512          25,020
  Changes in assets and liabilities:
   Inventories ...........................................            --            (6,464)            --
   Prepaid expenses ......................................            --            (5,989)            --
   Other assets ..........................................       (11,855)          (20,759)            --
   Accounts payable ......................................       130,078           (85,555)          3,402
   Accrued liabilities ...................................        21,936           135,980          (4,642)
                                                            --------------- ---------------  ---------------
     Net cash provided by (used in)
       operating activities ..............................       119,861            (7,020)          5,086
                                                            --------------- ---------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ....................................      (941,378)       (1,445,212)             --
                                                            --------------- ---------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contributions ...................................       599,797           754,203              --
 Increase in due to stockholders .........................       300,000            75,000              --
 Borrowing on long-term debt .............................            --           551,794              --
 Payments on long-term debt ..............................            --            (4,600)         (7,531)
                                                            --------------- ---------------  ---------------
     Net cash provided by financing activities  ..........       899,797         1,376,397          (7,531)
                                                            --------------- ---------------  ---------------
     Net increase (decrease) in cash and
       cash equivalents ..................................        78,280           (75,835)         (2,445)
CASH AND CASH EQUIVALENTS,
  beginning of period ....................................            --            78,280           2,445
                                                            --------------- ---------------  ---------------
CASH AND CASH EQUIVALENTS, end of period .................     $  78,280       $     2,445        $     --
                                                            =============== ===============  ===============
SUPPLEMENTAL INFORMATION:
 Cash paid for interest ..................................     $      --       $    35,798        $     --
                                                            =============== ===============  ===============

             The accompanying notes to financial statements are an
                       integral part of these statements.

            FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.

                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

   First Sports Capital Development Associates Ltd., Inc. (the "Company") is a New Jersey corporation engaged in the operation of golf driving ranges, golf instruction center and a golf pro shop. The Company operates its facilities in Toms River, New Jersey and commenced its operations in 1995.

CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

INVENTORIES

   Inventories consist primarily of golf clubs, clothing and various other golfers' supplies. Inventories are stated at the lower of cost, using the first-in, first-out method ("FIFO"), or net realizable value.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets ranging from five to thirty-seven years.

REVENUE RECOGNITION

   Revenues include fees received for use of the Company's various facilities. Golf instruction revenues are recognized concurrent with the time services are provided. Merchandise sales are recognized at the time of sale.

INCOME TAXES

   The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires that deferred income taxes be recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting basis at rates based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, inventories, prepaid expenses, accounts payable, accrued liabilities and long-term debt are reflected in the accompanying financial statements at cost which approximates fair value.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

            FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL DATA

   In the opinion of the management of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 1996, and the results of operations for the three-month period ended March 31, 1996. The results of operations and cash flows for the three-month period ended March 31, 1996, are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1996.

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                         DECEMBER 31,
                                                  -------------------------
                                                      1994         1995
                                                  ----------- -------------
Building .......................................    $425,288     $1,221,014
Site improvements ..............................     498,633        959,896
Furniture, fixtures and equipment ..............      17,457        205,680
                                                  ----------- -------------
                                                     941,378      2,386,590
Less: Accumulated depreciation and amortization           --       (71,512)
                                                  ----------- -------------
                                                    $941,378     $2,315,078
                                                  =========== =============

3. ACCRUED LIABILITIES

   Accrued liabilities consist of the following:

                                                DECEMBER 31,
                                           ---------------------
                                              1994       1995
                                           ---------- ----------
Accrued legal costs .....................    $ 3,987    $ 33,692
Accrued payroll taxes ...................      1,788       9,342
Accrued interest on stockholder advances      16,161      36,000
Accrued rent ............................         --      44,600
Other ...................................         --      34,282
                                           ---------- ----------
                                             $21,936    $157,916
                                           ========== ==========

4. DUE TO STOCKHOLDERS

   "Due to stockholders" represents amounts advanced by the Company's stockholders primarily for payment of operating expenses. Of the total balance outstanding, $300,000 is repayable from profits of the business or sale and bear interest at prime plus 4%. See Note 8. The remaining balance is non-interest bearing and has no fixed repayment terms.

            FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.

5. LONG-TERM DEBT

   Long-term debt consists of the following:

                                                                          DECEMBER 31,
                                                                     --------------------
                                                                       1994       1995
                                                                     -------- -----------
Loan payable to a bank bearing interest at prime plus 2% (10.75%
  at December 31, 1995); monthly principal payments of $1,677, plus
  interest through 2021; secured by property and equipment ........    $ --     $500,000
Loan payable to stockholder, bearing interest at 9%; quarterly
  payments of $3,000 including interest; secured by equipment .....      --       47,194
                                                                     -------- -----------
                                                                         --      547,194
 Less: Current portion ............................................      --       27,604
                                                                     -------- -----------
                                                                       $ --     $519,590
                                                                     ======== ===========

   Future maturities of long-term debt as of December 31, 1995 are as follows:

 YEAR ENDED DECEMBER 31,    AMOUNT
- ------------------------  ----------
  1996 .................   $ 27,604
  1997 .................     28,000
  1998 .................     28,700
  1999 .................     47,500
  2000 .................     20,000
  Thereafter ...........    395,390
                          ----------
                           $547,194
                          ==========

6. INCOME TAXES

   A reconciliation of the tax provision at the statutory rate of 34% to the effective tax rate is as follows:

                                       FOR THE PERIOD
                                       FROM INCEPTION      FOR THE
                                       (JUNE 13, 1994)    YEAR ENDED
                                       TO DECEMBER 31,   DECEMBER 31,
                                            1994             1995
                                      ---------------- ---------------
Tax provision at the statutory rate        $(5,500)         $(26,000)
State income taxes .................        (1,000)           (5,000)
Net operating loss carried forward           6,500            31,000
                                      ---------------- ---------------
                                           $    --          $     --
                                      ================ ===============

   Deferred income taxes consist primarily of available net operating loss carryforwards in the amount of approximately $94,000 which have been fully reserved as their net realizability is not more likely than not.

            FIRST SPORTS CAPITAL DEVELOPMENT ASSOCIATES LTD., INC.

7. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

   During 1994, the Company entered into employment agreements with two of its stockholder/ officers. Such agreements provide, among other things, for aggregate annual compensation of $350,000. The agreements have no fixed termination date.

OPERATING LEASES

   The Company leases land under operating leases which expire through 2044. Future annual minimum payments under operating leases are as follows:

 YEAR ENDED DECEMBER 31,     AMOUNT
- ------------------------  ------------
  1996 .................   $  107,040
  1997 .................      107,040
  1998 .................      107,040
  1999 .................      107,040
  2000 .................      107,040
  Thereafter ...........    4,683,400
                          ------------
                           $5,218,600
                          ============

   Lease expense of approximately $44,600 was incurred in 1995.

8. SUBSEQUENT EVENT

   Subsequent to year-end, the Company entered into an interim management agreement with Golden Bear Golf Centers, Inc. ("Golf Centers"), an unaffiliated entity. Golf Centers has also entered into an agreement with the Company to sublease certain property and to purchase certain assets. The lease is for an initial term of 20 years and may be extended for two additional five-year terms. The purchase price for the assets is $1.9 million dollars, of which $500,000 will be paid at closing with the remainder of the purchase price to be evidenced by a promissory note for a term of three years at an interest rate of prime plus one and one half percent. As of June 21, 1996, the asset purchase had not been consummated.

                           DALLAS HIGHLANDER, LTD.

                             FINANCIAL STATEMENTS

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
 Dallas Highlander, Ltd.:

   We have audited the accompanying balance sheets of Dallas Highlander, Ltd. (a Texas limited partnership) as of December 31, 1994 and 1995 and March 31, 1996, and the related statements of operations, partners' capital and cash flows for the period from inception (July 1, 1994) to December 31, 1994, the year ended December 31, 1995 and for the three months ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dallas Highlander, Ltd. as of December 31, 1994 and 1995 and March 31, 1996, and the results of its operations and its cash flows for the period from inception (July 1, 1994) to December 31, 1994, the year ended December 31, 1995 and for the three months ended March 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
 July 14, 1996.

                           DALLAS HIGHLANDER, LTD.

                                BALANCE SHEETS

                                                      DECEMBER 31,
                                               ------------------------     MARCH 31,
                                                  1994        1995            1996
                                               ---------- -------------   ------------
                    ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..................    $ 3,861     $  51,674     $   61,210
 Inventories ................................         --       217,625        240,244
 Due from affiliate .........................         --        19,740         19,740
 Other current assets .......................         --         1,557            699
                                               ---------- -------------  -------------
   Total current assets .....................      3,861       290,596        321,893
PROPERTY AND EQUIPMENT, net .................     51,911     1,436,687      1,433,712
                                               ---------- -------------  -------------
   Total assets .............................    $55,772    $1,727,283     $1,755,605
                                               ========== =============  =============
      LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Accounts payable ...........................    $    --    $   47,719     $   97,636
 Accrued liabilities ........................      3,761       104,598         29,130
 Due to affiliates ..........................     48,230       132,705        303,451
 Deposits and other current liabilities  ....         --        25,448         17,391
                                               ---------- -------------  -------------
   Total current liabilities ................     51,991       310,470        447,608
                                               ---------- -------------  -------------
COMMITMENTS AND CONTINGENCIES
 (Notes 6 and 7)
PARTNERS' CAPITAL:
 General partner ............................        289       (19,755)       (25,196)
 Limited partners ...........................      5,492     1,437,568      1,334,193
 Note receivable from limited partners  .....     (2,000)       (1,000)        (1,000)
                                               ---------- -------------  -------------
   Total partners' capital ..................      3,781     1,416,813      1,307,997
                                               ---------- -------------  -------------
   Total liabilities and partners' capital...    $55,772    $1,727,283     $1,755,605
                                               ========== =============  =============

             The accompanying notes to financial statements are an
                     integral part of these balance sheets.

                           DALLAS HIGHLANDER, LTD.

                           STATEMENTS OF OPERATIONS

                                            INCEPTION
                                          (JULY 1, 1994)                    THREE MONTHS
                                                TO          YEAR ENDED          ENDED
                                           DECEMBER 31,    DECEMBER 31,       MARCH 31,
                                               1994            1995             1996
                                         --------------- ---------------  ---------------
REVENUES:
 Range and instruction fees ...........      $    --        $  315,227        $ 118,003
 Pro shop sales .......................           --           296,075           87,724
                                         --------------- ---------------  ---------------
   Total revenues .....................           --           611,302          205,727
                                         --------------- ---------------  ---------------
OPERATING COSTS AND EXPENSES:
 Cost of pro shop sales ...............           --           222,185           60,814
 Operating costs ......................        4,219           678,541          208,557
 Depreciation and amortization  .......           --           115,045           47,241
                                         --------------- ---------------  ---------------
   Total operating costs and expenses          4,219         1,015,771          316,612
                                         --------------- ---------------  ---------------
   Operating loss .....................       (4,219)         (404,469)        (110,885)
                                         --------------- ---------------  ---------------
OTHER INCOME (EXPENSE):
 Interest expense .....................           --            (4,235)              --
 Other ................................           --             7,827            2,069
                                         --------------- ---------------  ---------------
   Total other income (expense)  ......           --             3,592            2,069
                                         --------------- ---------------  ---------------
   Net loss ...........................      $(4,219)       $ (400,877)       $(108,816)
                                         =============== ===============  ===============

             The accompanying notes to financial statements are an
                       integral part of these statements.

                           DALLAS HIGHLANDER, LTD.

                       STATEMENTS OF PARTNERS' CAPITAL

                                                   GENERAL      LIMITED         NOTES
                                                   PARTNER      PARTNERS      RECEIVABLE      TOTAL
                                                ------------ -------------  ------------- ------------
 Partners' capital contributions .............    $    500      $    9,500       $(2,000)   $    8,000

 Net loss for the period from inception (July
   1, 1994) to December 31, 1994 .............        (211)         (4,008)           --        (4,219)
                                                ------------ -------------  ------------- ------------

BALANCE, December 31, 1994 ...................         289           5,492        (2,000)        3,781
                                                ------------ -------------  ------------- ------------

 Repayment of note from limited partner  .....          --              --         1,000         1,000

 Partners' capital contribution ..............          --       1,812,909            --     1,812,909

 Net loss for the year ended
   December 31, 1995 .........................     (20,044)       (380,833)           --      (400,877)
                                                ------------ -------------  ------------- ------------

BALANCE, December 31, 1995 ...................     (19,755)      1,437,568        (1,000)    1,416,813
                                                ------------ -------------  ------------- ------------

 Net loss for the three months ended
   March 31, 1996 ............................      (5,441)       (103,375)           --      (108,816)
                                                ------------ -------------  ------------- ------------

BALANCE, March 31, 1996 ......................    $(25,196)     $1,334,193       $(1,000)   $1,307,997
                                                ============ =============  ============= ============

             The accompanying notes to financial statements are an
                       integral part of these statements.

                           DALLAS HIGHLANDER, LTD.

                           STATEMENTS OF CASH FLOWS

                                                           INCEPTION
                                                         (JULY 1, 1994)                     THREE MONTHS
                                                               TO           YEAR ENDED          ENDED
                                                          DECEMBER 31,     DECEMBER 31,       MARCH 31,
                                                              1994             1995             1996
                                                        ---------------  ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ............................................      $ (4,219)     $  (400,877)       $(108,816)
 Adjustments to reconcile net loss to net cash used
   in operating activities--
      Depreciation and amortization ..................            --          115,045           47,241
   Changes in assets and liabilities:
    Inventories ......................................            --         (217,625)         (22,619)
    Other current assets .............................            --           (1,557)             858
    Accounts payable .................................            --           47,719           49,917
    Accrued liabilities ..............................         3,761          104,598          (75,468)
    Deposits and other current liabilities  ..........            --           21,688           (8,057)
                                                        --------------- ---------------  ---------------
     Net cash used in operating activities  ..........          (458)        (331,009)        (116,944)
                                                        --------------- ---------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ................................       (51,911)      (1,499,821)         (44,266)
                                                        --------------- ---------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in due to/from affiliates ..............        48,230           65,734          170,746
 Capital contributions ...............................         8,000        1,812,909              --
                                                        --------------- ---------------  ---------------
     Net cash provided by financing activities  ......        56,230        1,878,643          170,746
                                                        --------------- ---------------  ---------------
     Net increase in cash and cash equivalents  ......                         47,813            9,536
                                                        --------------- ---------------  ---------------
CASH AND CASH EQUIVALENTS,
  beginning of year ..................................            --            3,861           51,674
                                                        --------------- ---------------  ---------------
CASH AND CASH EQUIVALENTS, end of year ...............      $  3,861      $    51,674        $  61,210
                                                        =============== ===============  ===============
SUPPLEMENTAL INFORMATION:
 Cash paid for interest ..............................      $     --      $        --        $   4,235
                                                        =============== ===============  ===============

             The accompanying notes to financial statements are an
                       integral part of these statements.

                           DALLAS HIGHLANDER, LTD.

                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

   Dallas Highlander, Ltd. (the "Company") is a Texas limited partnership engaged in the operation of a golf driving range, a miniature golf course, a golf pro shop and a golf school. The Company operates its facilities in Carrollton, Texas.

CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Included in cash and cash equivalents at December 31, 1995 and March 31, 1996 are interest bearing deposits of $16,641 and $21,692, respectively.

INVENTORIES

   Inventories consist primarily of golf clubs, clothing and various other golfer's supplies. Inventories are stated at the lower of cost, using a weighted-average cost method, or net realizable value.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost less accumulated depreciation and amortization. Property and equipment are depreciated and amortized using a straight-line method over the estimated useful lives ranging from five to ten years, or over the lease term, whichever is shorter.

REVENUE RECOGNITION

   Revenues include fees received for use of the Company's various facilities. Golf instruction revenues are recognized concurrent with the time services are provided. Merchandise sales are recognized at the time of sale.

INCOME TAXES

   The Company is not a taxable entity. Losses of the Company are included in the income tax returns of its corporate, partnership and individual partners. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, inventories, other current assets, accounts payable, accrued liabilities and deposits and other current liabilities are reflected in the accompanying financial statements at cost which approximates fair value.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                           DALLAS HIGHLANDER, LTD.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. DUE FROM AFFILIATE

   Due from affiliate represents noninterest bearing advances due from Highlander Towngate, Ltd., due on demand.

3. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                     DECEMBER 31,     DECEMBER 31,   MARCH 31,
                                                         1994             1995          1996
                                                   ---------------  --------------- ------------
Building ........................................      $    --        $  488,652      $  488,652
Furniture, fixtures and equipment ...............           --           253,426         266,969
Leasehold improvements ..........................           --           809,654         840,377
Construction in process .........................       51,911                --              --
                                                   --------------- ---------------  ------------
                                                        51,911         1,551,732       1,595,998
Less: Accumulated depreciation and amortization             --          (115,045)       (162,286)
                                                   --------------- ---------------  ------------
                                                       $51,911        $1,436,687      $1,433,712
                                                   =============== ===============  ============

4. ACCRUED LIABILITIES

   Accrued liabilities consist of the following:

                                      DECEMBER 31,     DECEMBER 31,      MARCH 31,
                                          1994             1995            1996
                                    ---------------  ---------------   ------------
Accrued license fees .............       $   --         $ 28,581          $ 3,879
Accrued payroll ..................           --            3,880            9,251
Accrued sales and property taxes..           --           62,987            5,955
Other ............................        3,761            9,150           10,045
                                    ---------------  ---------------   ------------
                                         $3,761         $104,598          $29,130
                                    ===============  ===============   ============

5. DUE TO AFFILIATES

   Due to affiliates represents noninterest bearing amounts owed to Genus Holdings, Ltd. and FLD Interests and interest bearing amounts owed to Highlander Golf Corp. primarily for advances of and reimbursement of operating expenses paid by the affiliated entities on behalf of the Company. Such amounts are due on demand. See Note 8.

6.  COMMITMENTS

   The Company entered into a license agreement with Golden Bear Golf Centers, Inc. ("Golf Centers"), an unaffiliated entity, on May 20, 1995, to utilize the Golf Center's licensed marks in

                           DALLAS HIGHLANDER, LTD.

6. COMMITMENTS--(CONTINUED)

developing and operating its facilities. The Company agreed to pay a $20,000 facility development fee upon execution of the agreement and a monthly service fee, calculated as a percentage of the previous month's revenues (as defined) or a minimum annual service fee of $50,000, prorated in 1995 for months of actual operation.

   Future annual minimum payments under the license agreement are as follows:

 YEAR ENDED        AMOUNT
- ---------------  ----------
 1996 .........   $ 37,000
 1997 .........     50,000
 1998 .........     50,000
 1999 .........     50,000
 2000 .........     50,000
 Thereafter  ..    224,000
                 ----------
                  $461,000
                 ==========

   Service fee payments to the Golf Centers were approximately $22,000 and $13,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. The license agreement expires May 20, 2005.

   The Company has a lease with Trinity Mills-Midway Partners, Ltd. ("Trinity Mills"), an affiliated entity, for the rental of the land upon which the Company operates its facilities. Lease payments are based on a percentage of gross sales, (as defined), or a minimum annual rent. The minimum annual rent increases on the first and second anniversaries from the rental commencement date. Upon termination of the lease by expiration of the term or otherwise, the building and leasehold improvements shall become and remain the absolute property of Trinity Mills at no additional cost or expense. Future annual minimum payments under this lease are as follows:

 YEAR ENDED        AMOUNT
- ---------------  ----------
 1996 .........   $ 67,450
 1997 .........    105,970
 1998 .........    100,000
 1999 .........    100,000
 2000 .........    100,000
 Thereafter  ..    416,667
                 ----------
                  $890,087
                 ==========

   Lease payments to Trinity Mills' were $70,833 and $22,083 for the year ended December 31, 1995 and for the three months ended March 31, 1996, respectively. The lease agreement expires February 28, 2005. The Company subleases a portion of the building to an unaffiliated entity. The rental income under the sublease agreement is based on a percentage of gross sales, as defined, or a minimum monthly rent.

7. SUBSEQUENT EVENT

   The Company entered into a letter agreement with Golf Centers for the sale of various assets of the Company. The purchase price of these assets is anticipated to be $2,250,000, of which $1,500,000 will

                           DALLAS HIGHLANDER, LTD.

be paid at closing and the balance will be evidenced by an 8 percent promissory note due in five years. As of July 14, 1996, the terms of the acquisition had not been finalized.

8. RELATED-PARTY TRANSACTIONS

   The Company entered into a promissory note with Highlander Golf Corp., an affiliated entity, for a maximum loan amount of $300,000, which expires on December 31, 1997. The Company draws on the note from time to time and pays interest on the unpaid principal balance at a rate of 4.35 percent per annum. At December 31, 1994 and 1995 and at March 31, 1996, the loan balance of $41,000, $125,000 and $125,000, respectively, under the promissory note is included in "due to affiliates" in the accompanying balance sheets.

   The Company's overhead costs for accounting, systems and general administration are supported by Highlander Golf Corp. and the Fritz Duda Company, affiliated entities. As a result, the accompanying financial statements do not include such overhead costs.

             SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.

                        COMBINED FINANCIAL STATEMENTS

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
 Sugar Creek Golf Course, Inc. and Magic Castle, Inc.:

   We have audited the accompanying combined balance sheets of Sugar Creek Golf Course, Inc. (an Ohio corporation) and Magic Castle, Inc. (an Ohio corporation) as of December 31, 1995 and June 30, 1996, and the related combined statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Sugar Creek Golf Course, Inc. and Magic Castle, Inc. as of December 31, 1995 and June 30, 1996, and the results of their combined operations and their combined cash flows for the year ended December 31, 1995 and the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
 July 16, 1996.

             SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.

                           COMBINED BALANCE SHEETS

                                                                  DECEMBER 31,    JUNE 30,
                                                                      1995          1996
                                                                 -------------- -------------
                             ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ....................................    $   22,604      $    9,685
 Inventories ..................................................       134,077         195,953
 Prepaid expenses and other current assets ....................         8,437          11,120
 Accounts receivable ..........................................         2,226           4,915
                                                                 -------------- -------------
   Total current assets .......................................       167,344         221,673
PROPERTY AND EQUIPMENT, net ...................................     2,893,721       2,865,171
INTANGIBLE ASSETS, net ........................................       388,619         383,619
                                                                 -------------- -------------
   Total assets ...............................................    $3,449,684      $3,470,463
                                                                 ============== =============
              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .............................................    $  181,065      $  199,361
 Accrued liabilities ..........................................        58,784          53,921
 Short-term debt ..............................................       250,000         250,000
 Current portion of long-term debt ............................       168,492         159,994
 Due to stockholders ..........................................       244,674         365,709
                                                                 -------------- -------------
   Total current liabilities ..................................       903,015       1,028,985
                                                                 -------------- -------------
LONG-TERM DEBT, net of current portion ........................     2,203,450       2,150,955
                                                                 -------------- -------------
COMMITMENT (Note 8)
STOCKHOLDERS' EQUITY:
 Sugar Creek Golf Course, Inc., Common stock, no par value,
   600 shares authorized, issued and outstanding ..............       361,466         361,466
 Magic Castle, Inc., Common stock, no par value, 1,000 shares
   authorized, issued and outstanding .........................         1,000           1,000
 Accumulated deficit ..........................................       (19,247)        (71,943)
                                                                 -------------- -------------
   Total stockholders' equity .................................       343,219         290,523
                                                                 -------------- -------------
   Total liabilities and stockholders' equity .................    $3,449,684      $3,470,463
                                                                 ============== =============

           The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

             SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.

                      COMBINED STATEMENTS OF OPERATIONS

                                                            FOR THE
                                             FOR THE      SIX MONTHS
                                            YEAR ENDED       ENDED
                                           DECEMBER 31,     JUNE 30,
                                               1995           1996
                                         --------------- -------------
REVENUES ..............................     $1,806,608      $ 870,483
                                         --------------- -------------
OPERATING COSTS AND EXPENSES:
 Operating costs ......................      1,029,450        516,206
 Cost of pro shop and food sales  .....        440,533        194,829
 Depreciation and amortization  .......        132,371         70,941
                                         --------------- -------------
   Total operating costs and expenses        1,602,354        781,976
                                         --------------- -------------
   Operating income ...................        204,254         88,507
                                         --------------- -------------
OTHER INCOME (EXPENSE):
 Interest expense .....................       (240,640)      (142,095)
 Other income, net ....................            799            892
                                         --------------- -------------
   Total other income (expense)  ......       (239,841)      (141,203)
                                         --------------- -------------
   Net loss ...........................     $  (35,587)     $ (52,696)
                                         =============== =============

           The accompanying notes to combined financial statements are an integral part of these combined statements.

             SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.

                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           SUGAR CREEK
                                        GOLF COURSE, INC.     MAGIC CASTLE, INC.
                                          COMMON STOCK           COMMON STOCK
                                     ---------------------- -------------------
                                                                                  ACCUMULATED
                                       SHARES    AMOUNT       SHARES   AMOUNT       DEFICIT       TOTAL
                                     --------- -----------  --------- --------- -------------- ------------

BALANCE, January 1, 1994 ..........     600     $361,466      1,000     $1,000     $ 16,340       $378,806

 Net loss for the year ended
   December 31, 1995 ..............      --           --         --         --      (35,587)       (35,587)
                                     --------- -----------  --------- --------- -------------- ------------

BALANCE, December 31, 1995 ........     600      361,466      1,000      1,000      (19,247)       343,219
                                     --------- -----------  --------- --------- -------------- ------------

 Net loss for the six months ended
   June 30, 1996 ..................      --           --         --         --      (52,696)       (52,696)
                                     --------- -----------  --------- --------- -------------- ------------

BALANCE, June 30, 1996 ............     600     $361,466      1,000     $1,000     $(71,943)      $290,523
                                     ========= ===========  ========= ========= ============== ============

           The accompanying notes to combined financial statements are an integral part of these combined statements.

             SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.

                      COMBINED STATEMENTS OF CASH FLOWS

                                                                               FOR THE
                                                                FOR THE       SIX MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1995           1996
                                                            --------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ................................................     $ (35,587)       $(52,696)
 Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities--
      Depreciation and amortization ......................       132,372          70,941
   Changes in assets and liabilities:
    Accounts receivable ..................................        (1,727)         (2,689)
    Inventories ..........................................       (27,035)        (61,876)
    Prepaid expenses and other current assets  ...........           272          (2,683)
    Accounts payable .....................................       (54,540)         18,296
    Accrued liabilities ..................................        22,463          (4,863)
    Increase in intangible assets ........................       (16,493)             --
                                                            --------------- -------------
     Net cash provided by (used in) operating activities          19,725         (35,570)
                                                            --------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ....................................      (484,589)        (37,391)
                                                            --------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowing under short-term debt .........................       250,000              --
 Borrowings under (repayments of) long-term debt  ........        33,886         (60,993)
 Increase in due to stockholders .........................       194,229         121,035
                                                            --------------- -------------
     Net cash provided by financing activities  ..........       478,115          60,042
                                                            --------------- -------------
     Net increase (decrease) in cash and cash equivalents         13,251         (12,919)
                                                            --------------- -------------
CASH AND CASH EQUIVALENTS, beginning of period  ..........         9,353          22,604
                                                            --------------- -------------
CASH AND CASH EQUIVALENTS, end of period .................     $  22,604        $  9,685
                                                            =============== =============
SUPPLEMENTAL INFORMATION:
 Cash paid for interest ..................................     $ 233,485        $129,596
                                                            =============== =============

           The accompanying notes to combined financial statements are an integral part of these combined statements.

             SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                     DECEMBER 31, 1995 AND JUNE 30, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

   Sugar Creek Golf Course, Inc. ("Sugar Creek") and Magic Castle, Inc. ("Magic Castle") (collectively, the "Companies") are engaged in the operation of a golf driving range, a miniature golf course, a golf pro shop, a golf school and a family entertainment center. The Companies operate their facilities in Dayton, Ohio.

CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

INVENTORIES

   Inventories consist primarily of golf accessories and food items. Inventories are stated at the lower of cost, using first-in, first-out ("FIFO") method, or net realizable value.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using accelerated methods over the estimated useful lives of the assets ranging from five to forty years.

REVENUE RECOGNITION

   Revenues include fees received from the public for use of the Companies' facilities. Golf instruction revenues are recognized concurrent with the time services are provided. Merchandise sales are recognized at the time of sale.

INCOME TAXES

   Sugar Creek has elected to report its earnings and losses under the provisions of Chapter S of the U.S. Internal Revenue Code. Taxable income and loss is reported by the individual stockholders on their personal income tax returns. Accordingly, no provision for income taxes has been made in the accompanying combined financial statements.

   Magic Castle has reported net operating losses since its inception in July 1994. These net operating loss carryforwards are not expected to be offset against future taxable income. Accordingly, a valuation allowance has been recorded equal to the net deferred tax asset and no provision or benefit for income taxes has been made in the accompanying combined financial statements.

INTANGIBLE ASSETS

   During 1993, the Companies purchased a golf course from an unaffiliated entity. The excess of the cost over the fair value of net assets of the purchased business is recorded as goodwill and is being

             SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.

                     DECEMBER 31, 1995 AND JUNE 30, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

amortized on a straight-line basis, over 40 years. Subsequent to purchase, the Companies continually evaluate whether events and circumstances have occurred that indicate the remaining net book value of intangibles may warrant revision or may not be recoverable. When factors indicate that impairment has occurred, the Companies use an estimate of the related operations' undiscounted operating income over the remaining book value of intangibles in measuring whether such cost is recoverable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, inventories, prepaid expenses and other current assets, accounts payable, accrued liabilities and deposits and other current liabilities are reflected in the accompanying combined financial statements at cost which approximates fair value.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                       DECEMBER 31,    JUNE 30,
                                           1995          1996
                                     --------------- ------------
Land ..............................     $  600,000     $  600,000
Land improvements .................        313,787        317,367
Mini course .......................        539,936        541,995
Buildings .........................        866,955        874,866
Games .............................        530,061        542,822
Furniture, fixtures and equipment          244,899        255,976
Auto ..............................         31,748         31,748
                                     --------------- ------------
                                         3,127,386      3,164,774
 Less: Accumulated depreciation  ..       (233,665)      (299,603)
                                     --------------- ------------
                                        $2,893,721     $2,865,171
                                     =============== ============

             SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.

                     DECEMBER 31, 1995 AND JUNE 30, 1996

(3) DUE TO STOCKHOLDERS

   Due to stockholders represents amounts owed to stockholders primarily for reimbursement of operating expenses paid by stockholders on behalf of the Companies. Due to stockholders consists of the following as of December 31, 1995 and June 30, 1996:

                                                           DECEMBER 31,   JUNE 30,
                                                               1995         1996
                                                         --------------- -----------
Notes payable, 12% interest, no stated maturity  ......      $219,813       $307,300
Other advances from stockholders, noninterest bearing          24,861         58,409
                                                         --------------- -----------
                                                             $244,674       $365,709
                                                         =============== ===========

   During 1995 and 1996, the Companies recorded approximately $22,000 and $17,000 of interest expense related to these notes. As of December 31, 1995 and June 30, 1996, approximately $12,000 and $27,000 of accrued interest due to stockholders was included in accrued liabilities in the accompanying combined balance sheets.

(4) SHORT-TERM DEBT

   The Companies borrowed $600,000 from a bank in 1994 to finance the construction of a building. The terms of the loan were interest only at the rate of 1.5 percent over prime and the loan was payable on April 1, 1996. During 1994, the Companies paid interest in the amount of $29,653. The loan was personally guaranteed by the stockholders. During 1995, the loan was refinanced with another bank.

   During 1995, the Companies borrowed under two short-term notes totaling $250,000 from a bank. The terms of the notes are interest only at the rate of 1 percent over prime and the loans were due in June 1996 and are in the process of being renegotiated. These notes are personally guaranteed by the stockholders.

             SUGAR CREEK GOLF COURSE, INC. AND MAGIC CASTLE, INC.

                     DECEMBER 31, 1995 AND JUNE 30, 1996

(5) LONG-TERM DEBT

   Long-term debt at December 31, 1995 and June 30, 1996, consist of the following:

                                                                   1995        1996
                                                              ------------- ------------
Note payable to Bank, 7.95% fixed rate, guaranteed by SBA,
  interest only for first year with monthly installments of
  $7,146 commencing on April 1994 through March 2009,
  secured by substantially all assets ......................    $  703,767    $  688,686
Note payable to Bank, variable rate (7.25% as of June 30,
  1996) payable in monthly installments of $6,846 commencing on April 1994 through March 2009,
  secured by substantially all assets ......................       701,267       685,413
Note payable to Bank, 1% over prime rate adjustable,
  payable in monthly installments of $9,751 commencing on
  June 1995 through July 2001, secured by substantially all
  assets ...................................................       887,766       870,957
Note payable to vendor .....................................        67,338        54,642
Note payable to Bank, 5.99% fixed rate, secured by
  automobile, payable in monthly installments of $622
  through August 1997 ......................................        11,804        11,251
                                                              ------------- ------------
                                                                 2,371,942     2,310,949
Less-Current portion .......................................       168,492       159,994
                                                              ------------- ------------
                                                                $2,203,450    $2,150,955
                                                              ============= ============

   Maturities on long-term debt for the next five years are as follows:

   YEAR ENDED       AMOUNT
   ----------    ------------
 1997 .........   $  159,994
 1998 .........       75,004
 1999 .........       76,473
 2000 .........       82,488
 2001 .........       88,975
 Thereafter  ..    1,828,015
                 ------------
                  $2,310,949
                 ============

(6) SUBSEQUENT EVENTS

   The Companies entered into a letter agreement with Golden Bear Golf Centers, Inc. ("Golf Centers"), an unaffiliated entity, for the lease of various assets of the Company. The proposed terms of the lease provide for a term of twenty years, an initial payment of $1.1 million and annual rental payments of $325,000 at year one, $350,000 at year two, $375,000 at years three through thirteen, $300,000 at year fourteen and $200,000 at years fifteen through twenty. Golf Centers will, under the proposed terms, grant the right of first refusal with respect to proposed sales of the leased premises throughout the term of the lease.

                        EAST COAST GOLF CENTERS, INC.,

                  EAST COAST GOLF CENTERS OF COLUMBUS, LTD.

                                     AND
               EAST COAST GOLF CENTERS OF FORT LAUDERDALE, INC.

                        COMBINED FINANCIAL STATEMENTS

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
 East Coast Golf Centers, Inc.,
 East Coast Golf Centers of Columbus, Ltd. and
 East Coast Golf Centers of Fort Lauderdale, Inc.:

   We have audited the accompanying combined balance sheets of East Coast Golf Centers, Inc., (a Delaware corporation), East Coast Golf Centers of Columbus, Ltd. (an Ohio corporation) and East Coast Golf Centers of Fort Lauderdale, Inc. (a Florida corporation) as of December 31, 1994, December 31, 1995 and March 31, 1996, and the related combined statements of operations, stockholders' equity and cash flows for the period from inception (June 7, 1994) to December 31, 1994, for the year ended December 31, 1995 and the three months ended March 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of East Coast Golf Centers, Inc., East Coast Golf Centers of Columbus, Ltd. and East Coast Golf Centers of Fort Lauderdale, Inc., as of December 31, 1994, December 31, 1995 and March 31, 1996, and the combined results of their operations and their cash flows for the period from inception (June 7, 1994) to December 31, 1994, for the year ended December 31, 1995 and three months ended March 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
 July 15, 1996.

                        EAST COAST GOLF CENTERS, INC.,
                  EAST COAST GOLF CENTERS OF COLUMBUS, LTD.
                                     AND
               EAST COAST GOLF CENTERS OF FORT LAUDERDALE, INC.

                           COMBINED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                             --------------------------     MARCH 31,
                                                                  1994        1995            1996
                                                             ------------ -------------   -----------
                           ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ................................    $ 334,377    $1,093,645     $  534,181
 Inventories ..............................................           --       102,963        147,606
 Prepaid expenses and other current assets ................           --        16,149          9,158
                                                             ------------ -------------  -------------
    Total current assets ..................................      334,377     1,212,757        690,945
PROPERTY AND EQUIPMENT, net ...............................      166,991     1,794,298      2,560,324
INTANGIBLE ASSETS, net ....................................           --       416,778        409,945
                                                             ------------ -------------  -------------
    Total assets ..........................................    $ 501,368    $3,423,833    $3,661,214
                                                             ============ =============  =============
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .........................................    $   6,957    $  178,511     $  484,868
 Accrued expenses .........................................           --        53,004         91,462
 Note payable to bank .....................................           --     1,000,000      1,000,000
                                                             ------------ -------------  -------------
    Total current liabilities .............................        6,957     1,231,515      1,576,330
                                                             ------------ -------------  -------------
NOTES PAYABLE TO STOCKHOLDERS .............................           --       870,000        999,980
                                                             ------------ -------------  -------------
COMMITMENTS (Notes 6 and 7)
STOCKHOLDERS' EQUITY:
 Common stock/capital--
  ECGC, $1 par value, 3,000 shares authorized,
    350,445 and 445 shares issued and outstanding,
    respectively ..........................................          350            445           445
  Ft. Lauderdale, $.01 par value, 10,000 shares
    authorized, 2,000 shares issued and outstanding in 1996           --             --            20
  Columbus ................................................           --      1,002,000       922,000
 Additional paid-in capital ...............................      599,555        999,605       999,605
 Accumulated deficit ......................................     (105,494)      (679,732)     (837,166)
                                                             ------------ -------------  -------------
    Total stockholders' equity ............................      494,411      1,322,318     1,084,904
                                                             ------------ -------------  -------------
    Total liabilities and stockholders' equity  ...........    $ 501,368     $3,423,833    $3,661,214
                                                             ============ =============  =============

         The accompanying notes to combined financial statements are an integral part of these combined statements.

                        EAST COAST GOLF CENTERS, INC.,
                  EAST COAST GOLF CENTERS OF COLUMBUS, LTD.
                                     AND
               EAST COAST GOLF CENTERS OF FORT LAUDERDALE, INC.

                      COMBINED STATEMENTS OF OPERATIONS

                                             INCEPTION
                                           (JUNE 7, 1994)
                                                 TO          YEAR ENDED     THREE MONTHS ENDED
                                            DECEMBER 31,    DECEMBER 31,         MARCH 31,
                                                1994            1995               1996
                                          --------------- ---------------  -------------------
REVENUES:
 Admission fees ........................     $      --       $  356,651          $  95,743
 Pro Shop sales ........................            --          192,203             40,015
                                          --------------- ---------------  -------------------
    Total revenues .....................            --          548,854            135,758
                                          --------------- ---------------  -------------------
OPERATING COSTS AND EXPENSES:
 Operating costs .......................       105,494          833,119            205,539
 Cost of pro shop sales ................            --          186,679             40,187
 Depreciation and amortization .........            --          103,294             47,466
                                          --------------- ---------------  -------------------
    Total operating costs and expenses         105,494        1,123,092            293,192
                                          --------------- ---------------  -------------------
    Net loss ...........................     $(105,494)      $ (574,238)         $(157,434)
                                          =============== ===============  ===================

         The accompanying notes to combined financial statements are an integral part of these combined statements.

                        EAST COAST GOLF CENTERS, INC.,
                  EAST COAST GOLF CENTERS OF COLUMBUS, LTD.
                                     AND
               EAST COAST GOLF CENTERS OF FORT LAUDERDALE, INC.

                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     ECGC            FT. LAUDERDALE
                                 COMMON STOCK         COMMON STOCK      ADDITIONAL
                             -------------------  -------------------     PAID-IN
                               SHARES    AMOUNT     SHARES   AMOUNT       CAPITAL
                             --------- ---------  --------- ---------  ------------
Sale of common stock  .....     350        $350        --      $--       $599,555
Net loss ..................
                             --------- ---------  --------- --------- -------------
Balance, December 31, 1994      350         350        --       --        599,555
Sale of common stock  .....      95          95        --       --        400,050
Net loss ..................      --          --        --       --             --
                             --------- ---------  --------- --------- -------------
Balance, December 31, 1995      445         445        --       --        999,605
Sale of common stock  .....      --          --     2,000       20             --
Capital contributions  ....      --          --        --       --             --
Return of capital .........      --          --        --       --             --
Net loss ..................      --          --        --       --             --
                             --------- ---------  --------- --------- -------------
Balance, March 31, 1996  ..     445        $445     2,000      $20       $999,605
                             ========= =========  ========= ========= =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                               COLUMBUS     ACCUMULATED
                                CAPITAL       DEFICIT        TOTAL
                             -----------  --------------  -----------
Sale of common stock  .....   $       --     $       --     $  599,905
Net loss ..................                    (105,494)      (105,494)
                             ------------ --------------  ------------
Balance, December 31, 1994            --       (105,494)       494,411
Sale of common stock  .....    1,002,000             --      1,402,145
Net loss ..................           --       (574,238)      (574,238)
                             ------------ --------------  ------------
Balance, December 31, 1995     1,002,000       (679,732)     1,322,318
Sale of common stock  .....           --             --             20
Capital contributions  ....       50,000             --         50,000
Return of capital .........     (130,000)            --       (130,000)
Net loss ..................           --       (157,434)      (157,434)
                             ------------ --------------  ------------
Balance, March 31, 1996  ..   $  922,000      $(837,166)    $1,084,904
                             ============ ==============  ============

         The accompanying notes to combined financial statements are an integral part of these combined statements.

                        EAST COAST GOLF CENTERS, INC.,
                  EAST COAST GOLF CENTERS OF COLUMBUS, LTD.
                                     AND
               EAST COAST GOLF CENTERS OF FORT LAUDERDALE, INC.

                           STATEMENTS OF CASH FLOWS

                                                    INCEPTION
                                                  (JUNE 7, 1994)
                                                        TO          YEAR ENDED     THREE MONTHS ENDED
                                                   DECEMBER 31,    DECEMBER 31,         MARCH 31,
                                                       1994            1995               1996
                                                 --------------- ---------------  -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss .....................................     $(105,494)      $  (574,238)        $ (157,434)
 Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities--
     Depreciation and amortization ............            --           103,294             47,466
  Changes in assets and liabilities:
   Inventories ................................            --          (102,963)           (44,643)
   Prepaid expenses and other current assets  .                         (16,149)             6,991
   Accounts payable ...........................         6,957           171,554            306,357
   Accrued expenses ...........................            --            53,004             38,458
                                                 --------------- ---------------  -------------------
    Net cash provided by (used in)
      operating activities ....................       (98,537)         (365,498)           197,195
                                                 --------------- ---------------  -------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures .........................      (166,991)         (977,379)          (806,659)
 Cash paid for acquisition of Able Golf Center             --        (1,170,000)                --
                                                 --------------- ---------------  -------------------
    Net cash used in investing activities  ....      (166,991)       (2,147,379)          (806,659)
                                                 --------------- ---------------  -------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from note payable ...................            --         1,000,000                 --
 Sale of stock/capital contributions  .........       599,905         1,402,145             50,020
 Return of capital ............................            --                --           (130,000)
 Increase in notes payable to stockholders  ...            --           870,000            129,980
                                                 --------------- ---------------  -------------------
    Net cash provided by financing activities         599,905         3,272,145             50,000
                                                 --------------- ---------------  -------------------
    Net increase (decrease) in cash ...........       334,377           759,268           (559,464)
                                                 --------------- ---------------  -------------------
CASH AND CASH EQUIVALENTS,
  beginning of period .........................            --           334,377          1,093,645
                                                 --------------- ---------------  -------------------
CASH AND CASH EQUIVALENTS, end of period  .....     $ 334,377       $ 1,093,645         $  534,181
                                                 =============== ===============  ===================
SUPPLEMENTAL INFORMATION:
Cash paid for interest ........................     $      --      $        --          $   16,687
                                                 =============== ===============  ===================

         The accompanying notes to combined financial statements are an integral part of these combined statements.

                        EAST COAST GOLF CENTERS, INC.,
                  EAST COAST GOLF CENTERS OF COLUMBUS, LTD.
                                     AND
               EAST COAST GOLF CENTERS OF FORT LAUDERDALE, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

   East Coast Golf Centers, Inc. ("ECGC"), East Coast Golf Centers of Columbus, Ltd. ("Columbus") and East Coast Centers of Fort Lauderdale, Inc. ("Fort Lauderdale"), (collectively, the "Companies") are engaged in the operation of a golf driving range, a miniature golf course, a golf pro shop and a golf school. The Companies operate in Columbus, Ohio and Fort Lauderdale, Florida, and have corporate offices in Uniondale, New York. Columbus commenced operations in May 1995. Fort Lauderdale is in the construction phase and has not officially commenced operations as of July 15, 1996.

CASH AND CASH EQUIVALENTS

   The Companies consider all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Included in the cash and cash equivalents balance as of December 31, 1994, December 31, 1995 and March 31, 1996 are interest bearing deposits of $0, $125,000 and $415,000, respectively.

INVENTORIES

   Inventories consist primarily of golf clubs, clothing and various other golfer's supplies. Inventories are stated at the lower of cost, using first-in, first-out method ("FIFO"), or net realizable value.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost less accumulated depreciation and amortization. Property and equipment are depreciated and amortized using accelerated methods over the estimated useful lives of the assets ranging from five to forty years.

REVENUE RECOGNITION

   Revenues include fees received from use of the Companies' facilities. Golf instruction revenues are recognized concurrent with the time services are provided. Merchandise sales are recognized at the time of sale.

INCOME TAXES

   ECGC and Fort Lauderdale have elected to report their earnings under the provisions of Chapter S of the U.S. Internal Reserve Code. Columbus is a limited liability corporation which is taxed as a partnership. Taxable income and loss is reported by the individual stockholders' on their personal income tax returns. Accordingly, no provision or benefit for income taxes has been made in the accompanying combined financial statements.

   Had the Companies been C corporations for all periods presented there would be no pro forma tax provision due to the existence of net operating loss carryforwards.

                        EAST COAST GOLF CENTERS, INC.,
                  EAST COAST GOLF CENTERS OF COLUMBUS, LTD.
                                     AND
               EAST COAST GOLF CENTERS OF FORT LAUDERDALE, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

INTANGIBLE ASSETS

   During 1995, Columbus purchased a facility from an unaffiliated entity, Able Golf Center, for cash of $1,170,000. The excess of the cost over the fair value of net assets acquired of $420,000 was recorded as intangible assets and is being amortized on a straight-line basis over 15 to 40 years. Subsequent to purchase, the Companies continually evaluate whether events and circumstances have occurred that indicate the remaining net book value of intangibles may warrant revision or may not be recoverable. When factors indicate that impairment has occurred, the Companies use an estimate of the related operations' undiscounted operating income over the remaining book value of intangibles in measuring whether such cost is recoverable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, inventories, prepaid expenses and other current assets, accounts payable, accrued expenses and debt are reflected in the accompanying combined financial statements at cost which approximates fair value.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        EAST COAST GOLF CENTERS, INC.,
                  EAST COAST GOLF CENTERS OF COLUMBUS, LTD.
                                     AND
               EAST COAST GOLF CENTERS OF FORT LAUDERDALE, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                         DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                             1994           1995            1996
                                       --------------- ---------------  -------------
Construction in progress ............      $164,350       $  730,943      $1,530,319
Batting cages .......................            --          113,059         113,059
Miniature golf course ...............            --          121,408         121,408
Golf center .........................            --          748,708         748,708
Machinery and equipment .............           402          108,287         107,071
Furniture and fixtures ..............         2,239           24,063          25,173
Computer equipment ..................            --           33,000          39,145
                                       --------------- ---------------  -------------
                                            166,991        1,879,468       2,684,883
  Less: Accumulated depreciation and
    amortization ....................            --          (85,170)       (124,559)
                                       --------------- ---------------  -------------
                                           $166,991       $1,794,298      $2,560,324
                                       =============== ===============  =============

3. TRANSACTIONS WITH STOCKHOLDERS

   Notes payable to stockholders represents notes bearing interest at prime plus two percent payable quarterly. The notes mature April 28, 2000. Under certain provisions, as defined in the Columbus Operating Agreement, these loans may be converted into capital.

   ECGC rents office space from a shareholder. Total rent payments to this shareholder equalled $0 during the period from inception to December 31, 1994, $3,250 during the year ended December 31, 1995, and $1,950 during the three months ended March 31, 1996.

4. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                            DECEMBER 31,    DECEMBER 31,     MARCH 31,
                               1994             1995           1996
                          --------------- ---------------  ------------
Accrued interest .......       $ --          $53,004         $82,437
Accrued payroll.........         --               --           8,025
Other ..................         --               --           1,000
                          --------------- ---------------  ------------
                                $--          $53,004         $91,462
                          =============== ===============  ============

5. NOTE PAYABLE TO BANK

   The Companies' note payable to bank bears interest at prime plus one percent, payable monthly. The note matures April, 2001, at which time the entire principal balance is due. Substantially all of the Companies' assets serve as collateral under the terms of the note. The note is also guaranteed by the Companies' shareholders. The note includes an event of default which causes its maturity to accelerate upon sale of the underlying collateral. Because of the potential sale discussed in Note 7, the note payable has been classified as a current liability.

                        EAST COAST GOLF CENTERS, INC.,
                  EAST COAST GOLF CENTERS OF COLUMBUS, LTD.
                                     AND
               EAST COAST GOLF CENTERS OF FORT LAUDERDALE, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

6. COMMITMENTS

   The Companies have lease agreements for each of the facilities. Approximate future annual minimum lease payments under these leases are as follows:


  YEAR ENDED      AMOUNT
  ----------   ------------
 1997 ........   $  392,500
 1998 ........      431,200
 1999 ........      441,000
 2000 ........      451,200
 2001 ........      451,200
Thereafter  ..    6,233,900
                ------------
                 $8,401,000
                ============

   In addition to the obligations listed above, the lease payment for the Columbus facility is calculated as a percentage of the previous month's revenues (as defined) with a maximum lease payment of $200,000 annually.

   Lease expense was approximately $0, $82,000, and $21,000 for the period from inception to December 31, 1994, the year ended December 31, 1995, and the three months ended March 31, 1996, respectively.

   The Companies entered into a license agreement with Golden Bear Golf Centers, Inc. ("Golf Centers"), an unaffiliated entity, on August 15, 1994 to utilize the Golf Center's licensed marks in developing and operating its facilities. The Companies agreed to pay a $100,000 facility development fee upon execution of the agreement and a monthly royalty payment calculated as a percentage of the previous month's revenues (as defined). Royalty expense was approximately $0, $18,000, and $5,800 for the period from inception to December 31, 1994, the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

7. SUBSEQUENT EVENTS

   Subsequent to March 31, 1996, the Companies entered into letters of intent with Golf Centers to sell substantially all of the Companies' assets for approximately $5.8 million in cash and/or stock. Consummation of the transaction is subject to a number of conditions.

   The Companies have also entered into a letter agreement outlining the terms of a proposed joint venture agreement among the Companies and Golf Centers pursuant to which the joint venture shall enter into an exclusive five year agreement to develop and operate Golden Bear Golf Centers in certain territories in North Carolina and South Carolina and a nonexclusive development agreement for territories in Florida (excluding Palm Beach County), Ohio and Long Island, New York. The rights and obligations of the parties in the joint venture will be defined in and subject to the execution of a binding definitive agreement. There is no assurance that a definitive joint venture agreement will be executed or, if executed, that any Golden Bear Golf Center will ever be developed or operated by the joint venture.

   Subsequent to March 31, 1996, the Companies entered into a bank loan agreement for $1,250,000, with an interest rate based on the prime rate plus one percent. The loan matures in approximately six years and is secured by the personal property of the Companies.

                             GOLDEN BEAR GOLF, INC.
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                            GOLDEN BEAR GOLF, INC.
                               INTRODUCTION TO
                  UNAUDITED PRO FORMA FINANCIAL INFORMATION

GENERAL

   The following Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 and the Unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 1996 and for the year ended December 31, 1995 reflect adjustments to Golden Bear Golf, Inc.'s ("Golden Bear" or the "Company") historical financial position and results of operations to give effect to the transactions discussed below as if such transactions had been consummated at March 31, 1996 for balance sheet purposes, or at the beginning of the period presented for income statement purposes.

   Golden Bear was formed on June 7, 1996 to enter into an exchange agreement which will be consummated only upon the closing of a proposed initial public offering of Golden Bear's Class A Common Stock. Parties to the plan of reorganization include Golden Bear's affiliates, Golden Bear Golf Centers, Inc. ("Golf Centers"), Paragon Golf Construction, Inc. (collectively, the "Companies") and Golden Bear International, Inc. ("GBI"). Pursuant to the exchange agreement, Golden Bear will acquire all of the outstanding common stock of the Companies in exchange for an aggregate of 1,668,000 (after the proposed 3,000-for-1 stock split) shares of its Class A and Class B Common Stock. In addition Golden Bear will acquire certain assets and assume certain liabilities of GBI in exchange for 1,332,000 (after the proposed 3,000-for-1 stock split) shares of Class B Common Stock.

   If the exchange agreement is consummated and Golden Bear closes its initial public offering, the transaction will be accounted for on a historical cost basis in a manner similar to a pooling of interests as Golden Bear and the Companies have common stockholders and management.

   The pro forma financial statements do not reflect the effect of expected increases in levels of expenses as a result of an upgrade to Golden Bear's management information systems, the addition of accounting and personnel to support its growth strategy and increased costs associated with operating the Company as a separate public company. Such increases are not reflected because they are not currently factually determinable or estimable.

   The pro forma financial statements have been prepared by Golden Bear based, in part, on the audited financial statements of certain of the businesses acquired and to be acquired as required under the Securities Act, which financial statements are included elsewhere in this Prospectus, and the unaudited financial statements of other businesses acquired, which financial statements are, in certain circumstances, not included herein, adjusted where necessary, with respect to pre-acquisition periods, to the basis of accounting used in Golden Bear's historical financial statements. These pro forma financial statements are not intended to be indicative of the results that would have occurred on the dates indicated or which may be realized in the future.

BUSINESSES TO BE ACQUIRED

   Subsequent to year-end, the Companies entered into the following agreements and letters of intent pursuant to which it acquired two golf practice and instruction facilities, one by purchase and the other pursuant to a long-term lease and proposes to acquire subject to the satisfaction of certain conditions, five other existing golf practice and instruction facilities (one of which it currently manages) and two facilities currently under development.

   MCDAIN GOLF CENTER

   On April 15, 1996, the Company entered into a long-term lease agreement with McDain Golf Center of Monroeville, a Pennsylvania limited partnership, for the lease of an existing golf practice and instruction facility in the greater Pittsburgh area and has begun operating the facility as a GOLDEN BEAR GOLF CENTER. The lease is for a term of twenty-nine years and calls for annual payments of $325,000 with annual cost of living increases commencing after the fifth year. The Company has been granted an option to purchase the leased premises for $2,000,000 in 2001. The Company has not yet determined whether it will acquire the leased premises pursuant to the option.

   For financial statement purposes, the portion of the long-term lease attributable to building and improvements is considered a capital lease as the net present value of the future payments exceeds 90% of the fair value of the properties.

   TOMS RIVER GOLF CENTER

   On April 26, 1996, the Company entered into an agreement, subject to certain conditions, with First Sports Capital Development Associates, Ltd. ("FSCDA") to lease certain real property and to purchase certain assets utilized in connection with an existing golf practice and instruction facility located in Toms River, New Jersey. The lease is for a term of 20 years and may be extended for two five-year terms. The purchase price for the assets is $1.9 million, of which $500,000 will be paid at closing with the remainder of the purchase price to be evidenced by a promissory note for a term of three years at an interest rate equal to the prime rate of interest, plus one and one half percent (1 1/2 %).

   The Company also entered into an interim management agreement with FSCDA to manage the facility pending closing of the above-described transaction. In the event this transaction is not consummated, the Company has agreed to enter into a GOLDEN BEAR GOLF CENTER franchise agreement with FSCDA with respect to the facility. The consummation of this transaction is subject to a number of conditions, including the satisfactory completion of due diligence by the Company. There is no assurance that this transaction will be consummated.

   COOL SPRINGS GOLF CENTER

   On June 17, 1996, the Company purchased an existing golf practice and instruction facility on 40.833 acres of land in Pittsburgh, Pennsylvania pursuant to purchase and sale agreements with Cool Springs, Inc. and William
T. Duckworth. The purchase price for the land and assets was $2.9 million.

   EAST COAST FACILITIES

   On June 11, 1996, the Company entered into letters of intent with each of East Coast Golf Centers of Columbus, Ltd., East Coast Golf Centers of Fort Lauderdale, Inc. and East Coast Golf Centers, Inc. ("East Coast"), providing for the proposed purchase and/or assumption of lease of an existing GOLDEN BEAR GOLF CENTER located in Columbus, Ohio and two GOLDEN BEAR GOLF CENTERS currently under development in Fort Lauderdale, Florida and Charlotte, North Carolina (collectively, the "East Coast Facilities"). The facility in Fort Lauderdale, Florida is expected to open in August, 1996. Construction of the facility in Charlotte, North Carolina has not yet commenced and opening of the facility is not expected until late in the second quarter of 1997. The purchase price for the East Coast Facilities is anticipated to be approximately $5.8 million, of which $5.2 million will be paid in cash at the closing and the remainder will be payable in either cash or restricted shares of the Company's Class A Common Stock valued at the initial public offering price set forth on the cover page hereof. It is anticipated that the Company will acquire each of these facilities by assumption of the existing leases for the real property and purchase of the assets relating to or utilized in the operation or development of the facilities. The Company has also agreed to grant to East Coast certain registration rights if shares of the Class A Common Stock are issued in connection with the transaction. Pursuant to such rights, during the two-year period following consummation of the acquisition of the East Coast Facilities, the Company will, subject to various restrictions and limitations, (i) at any time after the date which is one year following consummation of the Offering, if and when requested by East Coast, file with the Securities and Exchange Commission (the "SEC") a registration statement for the proposed sale from time to time by East Coast of all or any portion of such shares of Class A Common Stock and

(ii) provide East Coast with the opportunity to participate in certain registration statements filed with the SEC by the Company for the offering of Class A Common Stock. The rights and obligations of each of the above parties in the above-described transactions will be defined in and subject to the execution of definitive purchase and sale agreements. Consummation of each of these transactions is subject to a number of conditions, including the satisfactory completion of due diligence by the Company. There is no assurance that the above-described transactions will be consummated.

   The Company has also entered into a letter agreement with East Coast outlining the terms of a proposed joint venture agreement among the Company and East Coast pursuant to which the joint venture shall enter into an exclusive five year agreement to develop and operate GOLDEN BEAR GOLF CENTERS in certain territories in North Carolina and South Carolina and a non-exclusive development agreement for territories in Florida (excluding Palm Beach County), Ohio and Long Island, New York. The rights and obligations of the parties in the joint venture will be defined in and subject to the execution of a binding definitive agreement. There is no assurance that a definitive joint venture agreement will be executed or, if executed, that any GOLDEN BEAR GOLF CENTER will ever be developed or operated by the joint venture.

   HIGHLANDER FACILITIES

   On July 16, 1996 the Company entered into letters of intent with Highlander Golf Corp. Ltd. ("Highlander") to acquire the GOLDEN BEAR GOLF CENTER located in Carrollton, Texas and to lease the GOLDEN BEAR GOLF CENTER located in Moreno Valley, California. It is anticipated that the purchase price for the Texas facility will be $2.25 million, of which $1.5 million will be paid at closing, with the remainder of the purchase price to be evidenced by a promissory note. The note will require payments of interest only for five years at a rate of 8% per annum, with the entire principal amount due in five years. The Company will enter into a ground lease for the underlying real property of the Texas facility with an entity affiliated with Highlander. The ground lease will be for a term of 15 years, and will be renewable for two additional 5-year terms. The annual rent under the ground lease will equal to 8% of the gross sales attributable to the facility for years one through five and 10% of gross sales for years six through fifteen. The minimum rent under the ground lease will be $122,500 per year, increasing 3% per year. The Company will have a right of first refusal with respect to proposed sales of the leased premises throughout the term of the lease.

   The lease of the facility located in California provides for a ground lease of the real property and an operating lease of the facility. Both the ground lease and the operating lease will be for a period of ten years, renewable for two additional five year terms. The annual rent due under the ground lease will be equal to 10% of the gross revenues attributable to the facility with a minimum rent of $65,000 per year. The annual rent due under the operating lease will be $50,000. The annual rent under the operating lease and the minimum rent under the ground lease will increase 3% annually, effective every fifth lease year. The rights and obligations of the parties in this transaction will be defined in and subject to the execution of definitive agreements. Consummation of the acquisitions of these facilities will be subject to the satisfaction of a number of conditions, including the satisfactory completion of due diligence by the Company. There is no assurance that either of these transactions will be consummated.

   The Company has also entered into a letter agreement with Highlander outlining the terms of a proposed joint venture agreement between the Company and Highlander pursuant to which the joint venture will enter into an exclusive five year agreement to develop and operate GOLDEN BEAR GOLF CENTERS in certain territories in Dallas/Ft. Worth, Texas, Orange and San Diego Counties, California and Chicago, Illinois and a non-exclusive development agreement for certain territories in Nevada and northern California. The rights and obligations of the parties in the joint venture will be defined in and subject to the execution of a binding definitive agreement. There is no assurance that the definitive joint venture agreement will ever be executed or, if executed, that any GOLDEN BEAR GOLF CENTER will ever be developed or operated by the joint venture.

   ROLLANDIA GOLF PARK PLUS

   On July 17, 1996, the Company entered into a letter agreement with Sugar Creek Golf Course, Inc. ("Sugar Creek") outlining the terms of a proposed long-term lease of an existing golf practice and instruction facility in the Dayton, Ohio area. The proposed terms of the lease provide for a term of twenty years, with an initial up-front payment of $1.1 million and annual rental payments of $325,000 in year one, $350,000 in year two, $375,000 in years three through thirteen, $300,000 in year fourteen and $200,000 in years fifteen through twenty. The Company will also commit to invest at least $750,000 in improvements to the property within the first two years of the term of the lease. The Company will also retain Sugar Creek as a consultant for a period of one year for a fee of $60,000. The Company will be granted the right of first refusal with respect to proposed sales of the leased premises throughout the term of the lease. The rights and obligations of the parties in this transaction will be defined in and subject to the execution of a definitive lease agreement. Consummation of the lease transaction will be subject to the satisfaction of a number of conditions, including the satisfactory completion of due diligence by the Company and there can be no assurance that this transaction will be consummated.

   For financial statement purposes, the portion of the long-term lease attributable to building and improvements is considered a capital lease as the net present value of the future payments exceeds 90% of the fair value of the properties.

                           GOLDEN BEAR GOLF, INC.
                      UNAUDITED PRO FORMA BALANCE SHEET
                             AS OF MARCH 31, 1996
                                (IN THOUSANDS)



                                       PRO FORMA
                                          FOR                        BUSINESSES ACQUIRED
                                     REORGANIZATION  --------------------------------------------
                                      AND SALE OF                COOL      TOM'S
                                       STOCK (A)      MCDAIN   SPRINGS(C)   RIVER   HIGHLANDER
                                     --------------- --------- ----------- -------- -------------
               ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ........      $ 1,800       $    1     $ 76     $     --     $   61

 Restricted cash ..................           52           --       --           --         --
 Accounts receivable, net .........        5,287           48       --           --         --
 Due from affiliate ...............          254           --       --           --         20
 Costs and estimated earnings
   in excess of billings on
   uncompleted contracts ..........          870           --       --           --         --
 Inventories ......................           --           17        5            7        240
 Prepaid expenses and
   other current assets ...........          363           31       31            5          1
                                     --------------- --------- ----------- --------- ------------
   Total current assets ...........        8,626           97      112           12        322
PROPERTY AND EQUIPMENT, net  ......          567        1,791      700        2,290      1,434
OTHER ASSETS ......................          195           51       --           33         --

                                     --------------- --------- ----------- --------- ------------
   Total assets ...................      $ 9,388       $1,939     $812       $2,335     $1,756
                                     =============== ========= =========== ========= ============
          LIABILITIES AND
        STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

 Accounts payable .................      $ 3,464       $  161    $   7      $   48      $   98
 Accrued expenses .................        1,594           --       47          153         29
 Billings in excess of costs and
   estimated earnings on
   uncompleted contracts ..........          846           --       --          --          --
 Deferred revenue .................        1,145           --       --          --          --
 Current portion of long term  ....
  debt ............................          674           81       --          28          --
 Provision for estimated losses on
   construction contracts in
   process ........................           67           --       --          --          --
 Due to stockholder and affiliates            --           --      251         375         304
 Other current liabilities ........           --          152       41          --          17
                                     --------------- --------- ----------- --------- ------------
   Total current liabilities  .....        7,790          394      346         604         448
                                     --------------- --------- ----------- --------- ------------
LONG TERM DEBT, net of current
  portion .........................           25        1,401       --         512          --
                                     --------------- --------- ----------- --------- ------------

MINORITY INTEREST .................         (207)          --       --          --          --
                                     --------------- --------- ----------- --------- ------------
SHAREHOLDERS' EQUITY:
 Common stock .....................           30           --       15          --          --
 Additional paid-in capital  ......        3,790          144       12       1,354       1,308
 Retained earnings ................       (2,040)          --      503        (135)         --
 Less-Treasury stock ..............           --           --      (64)        --           --
                                     --------------- --------- ----------- --------- ------------
   Total stockholders' equity  ....        1,780          144      466       1,219       1,308
                                     --------------- --------- ----------- --------- ------------
   Total liabilities and
     stockholders' equity .........      $ 9,388       $1,939     $812      $2,235      $1,756
                                     =============== ========= =========== ========= ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                   PRO FORMA
                                                       EAST      ACQUISITION          FOR
                                      ROLLANDIA(C)    COAST      ADJUSTMENTS     ACQUISITIONS
                                     -------------- ---------- ---------------- --------------

     ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ........    $    10     $    534     $   (682)(d)      $    50
                                                                  (1,750)(f)
 Restricted cash ..................         --           --                            52
 Accounts receivable, net .........          5           --          (53)(d)        5,287
 Due from affiliate ...............         --           --          (20)(d)          254
 Costs and estimated earnings
   in excess of billings on
   uncompleted contracts ..........         --           --                           870
 Inventories ......................        196          148         (613)(d)           --
 Prepaid expenses and
   other current assets ...........         11            9          (88)(d)          363
                                      -------------- ---------- ---------------- -------------
    Total current assets ..........        222          691       (3,206)           6,876
PROPERTY AND EQUIPMENT, net .......      2,865        2,560        2,029 (e)       14,236
OTHER ASSETS ......................        383          410        2,716 (e)        2,911
                                                                    (877)(d)
                                      -------------- ---------- ---------------- -------------
    Total Assets ..................    $   3,470     $3,661      $   662         $ 24,023
                                      ============== ========== ================ =============


        LIABILITIES AND
        STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .................    $     199     $  485      $  (998)(d)      $ 3,464
 Accrued expenses .................           54         91         (374)(d)        1,594
 Billings in excess of costs and
   estimated earnings on
   uncompleted contracts ..........           --         --                           846
 Deferred revenue .................           --         --                         1,145
 Current portion of long term  ....                                1,650 (g)
  debt ............................          410         --         (519)(d)        2,324
 Provision for estimated losses on
   construction contracts in
   process ........................           --         --           --              67
 Due to stockholder and affiliates           366      1,000       (2,296)(d)           --
 Other current liabilities ........           --         --         (210)(d)           --
                                     -------------- ---------- ---------------- -------------
  Total current liabilities  .....         1,029      1,576       (2,747)           9,440
                                     -------------- ---------- ---------------- -------------
LONG TERM DEBT, net of current
  portion .........................        2,151      1,000       (5,064)(d)       13,010
                                     -------------- ---------- ---------------- -------------
                                                                  12,985 (h)
MINORITY INTEREST .................           --         --                          (207)
                                     -------------- ---------- ---------------- -------------
SHAREHOLDERS' EQUITY:
 Common stock .....................           --         --          (15)(d)           30
 Additional paid-in capital  ......          362      1,922       (5,102)(d)        3,790
 Retained earnings ................          (72)      (837)         541 (d)       (2,040)
 Less-Treasury stock ..............           --         --           64 (d)           --
                                     -------------- ---------- ---------------- -------------
   Total stockholders' equity  ....          290      1,085       (4,512)           1,780
                                     -------------- ---------- ---------------- -------------
   Total liabilities and
     stockholders' equity .........     $  3,470     $3,661      $   662          $24,023
                                     ============== ========== ================ =============

                            GOLDEN BEAR GOLF, INC.
                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           BUSINESSES ACQUIRED
                                             ------------------------------------------
                                                         COOL      TOM'S
                                    ACTUAL    MCDAIN    SPRINGS    RIVER   HIGHLANDER
                                  --------- --------- ---------- -------- -------------
REVENUES:
 Golf division .................    $  534    $ 59       $124      $121       $ 206

 Construction division .........     2,056      --         --        --          --
 Marketing division ............     2,382      --         --        --          --
                                  --------- --------- ---------- -------- -------------
                                     4,972      59        124       121          206
                                  --------- --------- ---------- -------- -------------
OPERATING COSTS AND EXPENSES:
   Operating expenses ..........     1,699      59        140       101         270

 Construction and shaping costs      2,000      --         --        --          --
 Corporate overhead ............       751      --         --        --          --
 Depreciation and amortization          72      17         10        25          47
                                  --------- --------- ---------- -------- -------------
                                     4,522      76        150       126         317
                                  --------- --------- ---------- -------- -------------
    Operating income ...........       450     (17)       (26)       (5)       (111)
OTHER INCOME (EXPENSE) .........      (321)     --         --       (14)          2

                                  --------- --------- ---------- -------- -------------
   Income (loss) before foreign
     and pro forma provision
     for income taxes ..........       129     (17)       (26)      (19)       (109)
ACTUAL AND PRO FORMA
  TAX PROVISIONS ...............        50      --         --        --         (43)
                                  --------- --------- ---------- -------- -------------
   Net income (loss) ...........    $   79    $(17)      $(26)     $(19)      $ (66)
                                  ========= ========= ========== ======== =============
Net income per share ...........    $ 0.03
                                  =========
Weighted average number of
  common stock and common
  stock equivalents outstanding      3,000
                                  =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                          PRO FORMA
                                                 EAST     ACQUISITION        FOR
                                    ROLLANDIA    COAST    ADJUSTMENTS    ACQUISITIONS
                                  ------------ --------- -------------- ---------------
REVENUES:
 Golf division .................      $435       $ 136       $ (27)(n)       $1,569
                                                               (19)(o)
 Construction division .........        --          --          --            2,056
 Marketing division ............        --          --                        2,382
                                  ------------ --------- -------------- ---------------
                                       435         136         (46)           6,007
                                  ------------ --------- -------------- ---------------
OPERATING COSTS AND EXPENSES:
   Operating expenses ..........       356         246          76 (j)        2,896
                                                               (19)(o)
                                                                 9 (b)
                                                               (41)(n)
 Construction and shaping costs         --          --          --            2,000
 Corporate overhead ............        --          --                          751
 Depreciation and amortization          36          47          31 (k)          285
                                  ------------ --------- -------------- ---------------
                                       392         293          56            5,932
                                  ------------ --------- -------------- ---------------
    Operating income ...........        43        (157)       (102)              75
OTHER INCOME (EXPENSE) .........       (68)         --        (325)(i)         (644)
                                                                82 (l)
                                  ------------ --------- -------------- ---------------
   Income (loss) before foreign
     and pro forma provision
     for income taxes ..........       (25)       (157)       (345)            (569)
ACTUAL AND PRO FORMA
  TAX PROVISIONS ...............       (10)         --        (219)(m)         (222)
                                  ------------ --------- -------------- ---------------
   Net income (loss) ...........      $(15)      $(157)        $(126)        $ (347)
                                  ============ ========= ============== ===============
Net income per share ...........                                             $ (.12)
                                                                        ===============
Weighted average number of
  common stock and common
  stock equivalents outstanding                                               3,000
                                                                        ===============

                            GOLDEN BEAR GOLF, INC.
                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           BUSINESSES ACQUIRED
                                              --------------------------------------------------------------------       PRO FORMA
                                                      COOL    TOM'S    DALLAS                              ACQUISITION      FOR
                                   ACTUAL  MCDAIN   SPRINGS   RIVER   HIGHLANDER  ROLLANDIA   EAST COAST  ADJUSTMENTS  ACQUISITIONS
                                  -------- ------- --------- ------- ----------- ----------- ------------ ------------- -----------
REVENUES:
 Golf division .................  $ 2,298   $ 469    $1,523    $424    $  611        $1,807      $  549       $ (244)(N)   $ 7,397
 Construction division .........   19,177      --        --      --        --            --          --           --        19,177
                                                                                                                 (40)(O)

 Marketing division ............   10,070      --        --      --        --            --          --           --        10,070
                                  -------- ------- --------- ------- ----------- ------------ ----------- ------------- -----------
                                   31,545     469     1,523     424       611         1,807         549         (284)       36,644
                                  -------- ------- --------- ------- ----------- ------------ ----------- ------------- -----------
OPERATING COSTS
 AND EXPENSES:
 Construction and shaping costs    16,500       --       --      --        --            --          --           --        16,500
 Operating expenses ............    8,422      450    1,397     402       901         1,470         992          304 (j)    14,014
                                                                                                                  52 (b)
                                                                                                                (336)(n)
                                                                                                                 (40)(o)
 Corporate overhead ............     3,121      --       --      --        --            --          --                      3,121
 Depreciation and amortization         233      67       60      72       115           132         103          123 (k)       905
                                  --------- ------- -------- ------- ----------- ------------ ----------- -------------- ----------
                                    28,276     517    1,457     474     1,016         1,602       1,095          103        34,540
                                  --------- ------- -------- ------- ----------- ------------ ----------- -------------- ----------
   Operating income (loss)  ....     3,269     (48)      66     (50)     (405)          205        (546)        (387)        2,104
OTHER INCOME (EXPENSE) .........    (1,025)   (110)      12     (46)       (4)         (241)         --       (1,295)(i)    (2,312)
                                                                                                                 397 (l)
                                  --------- ------- -------- ------- ----------- ------------ ----------- -------------- ----------
   Income (loss) before foreign
     and pro forma provision
     for income taxes ..........     2,244    (158)      78     (96)     (409)          (36)       (546)      (1,285)         (208)
ACTUAL AND PRO FORMA
  TAX PROVISIONS ...............       875     (62)      36     (37)     (156)          (14)         --         (723)(m)       (81)
                                  --------- ------- -------- ------- ----------- ------------ ----------- -------------- ----------
   Net income (loss) ...........   $ 1,369   $ (96)  $   42    $(59)   $ (253)       $  (22)     $ (546)      $ (562)       $ (127)
                                  ========= ======= ======== ======= =========== ============ ============= ============ ==========
Net income per share ...........   $  0.46                                                                                  $(0.04)
                                  =========                                                                              ==========
Weighted average number of
  common stock and common
  stock equivalents outstanding      3,000                                                                                   3,000
                                  =========                                                                              ==========

                           GOLDEN BEAR GOLF, INC.
              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(a) Reflects the sale of capital stock of Golf Centers to members of management and certain Nicklaus Family Members which occurred in June 1996 for aggregate proceeds of $1,500,000. The shares were sold to members of management for $600,000. The fair value of the shares sold to management at the date of issuance was $2,050,000, resulting in the recognition of compensation expense in the amount of $1,450,000.

    Because the Reorganization is between entities under common control and will be accounted for on a historical cost basis the consummation of the Reorganization will not have an impact on the historical accounts.

(b) Represents lease expense which will be paid related to Highlander ($122,500 annually) in excess of amounts previously recorded by Highlander ($71,000 in 1995 and $22,000 during the three months ended March 31, 1996).

(c) Represents the balance sheet of Cool Springs as of April 30, 1996 and Rollandia as of June 30, 1996. Such balance sheets would not vary significantly from the balance sheets as of March 31, 1996 for the net assets to be acquired (properties).

(d) As the acquisitions include only the purchase of certain property and equipment, adjustment has been made to eliminate assets, liabilities and equity which are excluded from the various acquisitions but which are included in the historical financial statements of the acquired entities.

(e) Represents the purchase price of golf centers, the write-up to fair value of the net assets acquired (primarily land and improvements) and the recording of goodwill as follows (in thousands):


                                 FAIR VALUE OF
                    PURCHASE      NET ASSETS
                     PRICE         ACQUIRED     GOODWILL
                  ----------- ---------------- -----------
McDain(1) ......    $ 1,226         $ 1,226         $   --
Cool Springs  ..      2,900           2,600            300
Tom's River  ...      1,900           1,900             --
Highlander .....      2,250           1,434            816
Rollandia(1)  ..      2,309           2,309             --
East Coast .....      5,800           4,200          1,600
                  ----------- ---------------- -----------
                    $16,385         $13,669         $2,716
                  =========== ================ ===========

    (1) Capital lease.

(f) Represents cash used to fund the acquisitions of Cool Springs and McDain.

(g) Represents a note from Jack Nicklaus, the proceeds of which were used to fund the Cool Springs acquisition.

(h) Represents debt to be incurred in connection with the acquisitions. See Note (i).

(i) Represents interest expense on debt resulting from the acquisitions as follows (in thousands):


                                                     THREE MONTHS
                                        YEAR ENDED      ENDED
                                        DECEMBER 31,   MARCH 31,
                      DEBT     RATE        1995           1996
                  ---------- ------- --------------- ---------------
McDain .........    $ 1,226      9%         $  110            $ 28
Tom's River  ...      1,400      9%            126              32
East Coast .....      5,800      9%            522             131
Highlander .....      2,250      8%            180              45
Rolandia .......      2,309      9%            208              52
Nicklaus Note(g)      1,650      9%            149              37
                  ---------- ------- --------------- ---------------
                    $14,635                 $1,295            $325
                  ==========         =============== ===============


(j) Represents the impact of employment agreements to be entered into upon consummation of the offering. Historically, Richard Bellinger, Jack Bates and Mark Hesemann spent approximately 50% of their efforts, and Jack Nicklaus spent approximately 15% of his efforts in connection with the businesses included in the Reorganization. Accordingly, approximately 50% of the employment costs with respect to Messrs. Bellinger, Bates and Hesemann, and 15% of the employment costs with respect to Mr. Nicklaus were included in the Company's historical financial statements. Upon consummation of the Offering, these individuals will have fixed employment contracts as more fully described in "Management--Employment Agreements."

(k) Represents amortization expense related to goodwill resulting from the acquisitions as follows (in thousands):


                                                               THREE MONTHS
                                                YEAR ENDED        ENDED
                              AMORTIZATION     DECEMBER 31,     MARCH 31,
                    AMOUNT      PERIOD            1995            1996
                  --------- ---------------  --------------- ---------------
Cool Springs  ..    $  300       30 years           $ 10              $ 3
Highlander .....       816       25 years             33                8
East Coast .....     1,600       20 years             80               20
                  ---------                   --------------- ---------------
                    $2,716                          $123              $31
                  =========                   =============== ===============


(l) Represents the elimination of interest expense on debt of the Acquired Businesses which will not be assumed in the acquisition.

(m) Represents the tax effect of the pro forma adjustments at an effective rate of 39%.

(n) Represents the elimination of revenue and expenses from the operation of Cool Spring's roller skating center which is excluded from the acquisition.

(o) Represents the elimination of licensing fees paid by Highlander and East Coast to the Company as follows:


                                  THREE MONTHS
                  YEAR ENDED         ENDED
                 DECEMBER 31,      MARCH 31,
                     1995             1996
               --------------- ---------------
Highlander  .      $22,000          $13,000
East Coast  .       18,000            5,800
               --------------- ---------------
                   $40,000          $18,800
               =============== ===============

   NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                     -------------------------------------

                              TABLE OF CONTENTS

                     -------------------------------------


                                                 PAGE
                                              ---------
Prospectus Summary .........................       3
Risk Factors ...............................       8
The Company ................................      15
Use of Proceeds ............................      19
Dividend Policy ............................      19
Dilution ...................................      20
Capitalization .............................      21
Selected Historical Combined
  Financial Data ...........................      22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations ............................      23
Business ...................................      30
Management .................................      45
Principal Shareholders .....................      51
Certain Relationships and Related
Transactions ...............................      53
Description of Capital Stock ...............      61
Shares Eligible for Future Sale ............      64
Certain U.S. Federal Tax Considerations for
  Non-U.S. Holders of Class A Common Stock .      65
Underwriting ...............................      68
Legal Matters ..............................      70
Experts ....................................      70
Additional Information .....................      70
Index to Combined Financial Statements  ....     F-1
Pro Forma Financial Information ............     P-1


                           --------------------------

 UNTIL ________ , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               1,800,000 SHARES

                             GOLDEN BEAR GOLF, INC.

                             CLASS A COMMON STOCK
                 ----------------------------------------------
                                  PROSPECTUS
                 ----------------------------------------------


                              MERRILL LYNCH & CO.

                            WILLIAM BLAIR & COMPANY

                           DEAN WITTER REYNOLDS INC.



                              ______________ , 1996

                                   PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following is a list of the estimated expenses (other than underwriting discounts and commissions) to be paid by the Registrant in connection with the issuance and distribution of the securities being registered herein.

SEC REGISTRATION FEE ............................   $ 11,421
NASD Filing Fee .................................      3,812
NASDAQ National Market Quotation Fee ............     15,200
Legal Fees and Expenses* ........................    500,000
Registrar and Transfer Agent Fees and Expenses*       10,000
Accounting Fees and Expenses* ...................    200,000
Printing and Engraving Expenses* ................    100,000
Blue Sky Qualification Fees and Expenses  .......     25,000
Miscellaneous* ..................................     85,000
                                                   ----------
  Total* ........................................   $950,433
                                                   ==========

- ------------
* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 607.0831 of the Florida Business Corporation Act (the "Florida Act") provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

   Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Under Section 607.0850, indemnification is authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein Section
607.0850 provides that, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination by the corporation in a specific case,
Section 607.0850 permits a director, officer, employee or agent of the corporation who is or was a party to a proceeding to apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

   Section 607.0850 also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

   The Registrant's bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.

   The Registrant has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements generally provide that the Registrant will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual's involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. The agreements provide a number of procedures and presumptions used to determine the officer's or director's right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.

   The Registrant's directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.


   The Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement, provides for indemnification by the Underwriters of the Registrant's directors, officers and controlling persons against certain liabilities that may be incurred in connection with the offering, including liabilities under the Securities Act of 1933, as amended.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

   Pursuant to the Agreement and Plan of Reorganization, dated as of June 7, 1996, between the Registrant, Golden Bear International, Inc., a Florida corporation ("GBI"), Jack W. Nicklaus, the Jack W. Nicklaus, II Trust, the Steven Nicklaus Trust, the Nancy J. Nicklaus O'Leary Trust, the Gary T. Nicklaus Trust, the Michael S. Nicklaus Trust, Richard P. Bellinger, Mark F. Hesemann, Thomas P. Hislop and Jack P. Bates (collectively, the "Shareholders"), and John G. Hines ("Hines"), upon the closing of the Offering contemplated by this Registration Statement, the Registrant will issue to

(i) GBI, 1,332,000 shares of its Class B Common Stock in exchange for certain assets and the assumption of certain related liabilities of GBI and (ii) the Shareholders, an aggregate of 1,668,000 shares of its Class A Common Stock and Class B Common Stock in exchange for the contribution by the Shareholders of their shares in each of Paragon Golf Construction, Inc. ("Paragon") and Golden Bear Golf Centers, Inc. ("GBGC"). The Shareholders currently own all of the issued and outstanding capital stock of Paragon and GBGC and Mr. Nicklaus and the above-named Family Controlled Trusts currently own all of the issued and outstanding capital stock of GBI. GBI and the Shareholders currently own all of the issued and outstanding capital stock of the Registrant. The transactions contemplated by the Reorganization Agreement are exempt from registration under the Securities Act by virtue of the provisions of Section 3(a)(9) and/or Section 4(2) of the Securities Act. None of the transactions contemplated by the Reorganization Agreement involved any general solicitation and no commissions were paid.


ITEM 16. EXHIBITS

   The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

EXHIBIT
NUMBER                                DESCRIPTION
- ---------------------------------------------------------------------------------------------------------
 1.1         Form of Underwriting Agreement*
 2.1         Agreement and Plan of Reorganization*
 3.1         Amended and Restated Articles of Incorporation of the Registrant
 3.2         Bylaws of the Registrant*
 4.1         Form of Class A Common Stock Certificate
 5.1         Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.*
10.1         Form of Nicklaus Family Registration Rights Agreement*
10.2         The Golden Bear Golf, Inc. 1996 Stock Option Plan*
10.3         Form of Employment Agreement, between Golden Bear Golf, Inc. and Jack W. Nicklaus*
10.4         Form of Employment Agreement, between Golden Bear Golf, Inc. and Richard P. Bellinger*
10.5         Form of Employment Agreement, between Golden Bear Golf, Inc. and Mark F. Hesemann*
10.6         Form of Employment Agreement, between Golden Bear Golf, Inc. and Thomas P. Hislop*
10.7         Form of Employment Agreement, between Golden Bear Golf, Inc. and Jack P. Bates*
10.8         Form of Indemnification Agreement between Golden Bear Golf, Inc. and each of its Directors*
10.9         Form of Indemnification Agreement between Golden Bear Golf, Inc. and each of its Executive Officers*
10.10        Amended and Restated Joint Venture Agreement, dated June 1, 1994 of Jack Nicklaus Apparel International
             ("JNAI"), a joint venture between Seaford Clothing Co. and Golden Bear International, Inc.*
10.11        Master Apparel Agreement, dated June 1, 1993, by and between Gold Bear International, Inc., Hart
             Schaffner & Marx and Hartmarx Corporation*
10.12        Form of Trademark License Agreement, between Golden Bear Golf, Inc. and Golden Bear International,
             Inc.*

                                      II-3

   EXHIBIT
   NUMBER                                             DESCRIPTION
- ---------------------------------------------------------------------------------------------------------

10.13        Form of Design Services Marketing Agreement, between Golden Bear Golf, Inc. and Golden Bear
             International, Inc.*
10.14        Form of Personal Services Management Agreement, between Golden Bear Golf, Inc. and Golden Bear
             International, Inc.*
10.15        Form of Marketing Consulting and Cooperation Agreement, between Golden Bear Golf, Inc. and Golden
             Bear International, Inc.*
10.16        Form of Office Staff and Equipment Service Agreement, between Golden Bear Golf, Inc. and Golden
             Bear International, Inc.*
10.17        Form of Sublease and Sharing Agreement, between Golden Bear Golf, Inc. and Golden Bear International, Inc.*
10.18        Lease Agreement, dated April 15, 1996, between Golden Bear Golf Centers, Inc. and McDain Golf
             Center of Monroeville*
10.19        Purchase and Sale Agreement, dated June 17, 1996, among Cool Springs, Inc., William T. Duckworth and Golden Bear Golf Centers, Inc.*
10.20        Purchase and Sale Agreement, dated April 26, 1996, between First Sports Capital Development Associates,
             Ltd. and Golden Bear Golf Centers, Inc.*
10.21        Form of Shareholders' Agreement among Nicklaus Family Members and Golden Bear Golf, Inc.*
10.22        Form of Shareholders' Agreement among certain executives of Golden Bear Golf, Inc., Mr. Nicklaus and Golden Bear Golf, Inc.*
10.23        Promissory Note of Golden Bear Golf, Inc. payable to Jack W. Nicklaus.*
10.24        Form of Registration Rights Agreement among certain executives of Golden Bear Golf, Inc. and Golden Bear Golf, Inc.
21.1         Subsidiaries of the Registrant*
23.1         Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
23.2         Consent of Arthur Andersen LLP
23.3         Consent of National Golf Foundation*
24.1         Power of Attorney (included with signature pages to this Registration Statement)*
27.1         Financial Data Schedule*

- ------------
 * Previously filed.

ITEM 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such name as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Palm Beach, State of Florida, on the 29th day of July, 1996.


                                  GOLDEN BEAR GOLF, INC.
                                  By: /s/ RICHARD P. BELLINGER
                                      ----------------------------------------
                                          Richard P. Bellinger
                                          President and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacity and on the dates indicated:


          SIGNATURE                        TITLE                    DATE
- -----------------------------------------------------------------------------
    *                         Director and Chairman          July 29, 1996
- -----------------------------   of the Board
Jack W. Nicklaus

/s/ RICHARD P. BELLINGER      Director, President and        July 29, 1996
- -----------------------------   Chief Executive Officer
 Richard P. Bellinger

/s/ JACK P. BATES             Senior Vice President and      July 29, 1996
- -----------------------------   Chief Financial Officer
 Jack P. Bates                  (Principal Financial and
                                Accounting Officer)

    *                         Director and Senior            July 29, 1996
 Mark F. Hesemann               Vice President

    *                         Director and Senior            July 29, 1996
 Thomas P. Hislop               Vice President

* By /s/ RICHARD P. BELLINGER
- -----------------------------
  (Attorney-in-fact pursuant
  to power of attorney)


        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

To the Boards of Directors of
 Golden Bear Golf Centers, Inc.,
 Paragon Golf Construction, Inc. and
 Golden Bear International, Inc.:

   We have audited, in accordance with generally accepted auditing standards, the financial statements of Golden Bear Golf Centers, Inc., Paragon Golf Construction, Inc. and Certain Operations of Golden Bear International, Inc. (Florida corporations) as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this registration statement, and have issued our report thereon dated April 17, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II is the responsibility of the companies' management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
 April 17, 1996.

                                                                   SCHEDULE II

                       GOLDEN BEAR GOLF CENTERS, INC.,
                     PARAGON GOLF CONSTRUCTION, INC., AND
            CERTAIN OPERATIONS OF GOLDEN BEAR INTERNATIONAL, INC.
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                         ADDITIONS    DEDUCTIONS
                                                        ----------- --------------
                                           BALANCE AT   CHARGED TO                    BALANCE
                                           BEGINNING     COSTS AND     AMOUNT        AT END
DESCRIPTION                                OF PERIOD     EXPENSES    WRITTEN-OFF    OF PERIOD
- --------------------------------------- ------------- ------------- -------------- ------------
1993
 Allowance for uncollectible accounts       $     --      $ 96,037      $     --      $ 96,037
                                        ============= ============= ============== ============
1994
 Allowance for uncollectible accounts       $ 96,037      $476,962      $     --      $572,999
                                        ============= ============= ============== ============
1995
 Allowance for uncollectible accounts       $572,999      $ 98,046      $159,212      $511,833
                                        ============= ============= ============== ============

                                       S-2